       As Filed With The Securities and Exchange Commission On __________

                                                    Registration No.____________
================================================================================

                       Securities and Exchange Commission
                             Washington, D.C. 20549
                               ------------------

                                    FORM SB-2
                             Registration Statement
                                      Under
                           The Securities Act Of 1933
                               ------------------

                           MICHIGAN COMMUNITY BANCORP
              (Exact name of small business issuer in its charter)


                Michigan                                6712                           38-3390193
   State or other jurisdiction of           Primary Standard Industrial       (I.R.S. Employee Identification
   incorporation or organization            Classification Code Number                    No.)


                                43850 Schoenherr
                        Sterling Heights, Michigan 48313
                                 (810) 532-8000
          (Address and telephone number of principal executive offices)
                               ------------------

                               David A. McKinnon
                                   President
                                43850 Schoenherr
                        Sterling Heights, Michigan 48313
                                 (810) 532-8000
            (Name, address and telephone number of agent for service)
                               ------------------

                        Copies Of All Communications To:

                                 David B. Braun
                                  Butzel, Long
                               150 West Jefferson
                          Detroit, Michigan 48226-4430
                           Telephone: (313) 225-7000
                           Facsimile: (313) 225-7080
                               ------------------


          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after this Registration Statement becomes effective

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /


         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. / /

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                               ------------------

                         Calculation Of Registration Fee


=====================================================================================================================


 Title Of Each Class Of Securities To        Amount To Be         Proposed Maximum Aggregate            Amount Of
            Be Registered                    Registered               Offering Price(1)              Registration Fee


Rights to purchase units comprised of
2 shares of common stock, no par
value, and 1 class A common stock
purchase warrant(2)(3)                      1,007,361                          ---                        ---

Units, comprised of 2 shares of
common stock, no par value and 1
class A common stock purchase
warrant(4)                                    335,787                    4,365,231                     $1,288

Common stock, no par value(5)               1,007,361                          ---                        ---

Class A common stock purchase warrants        335,787                          ---                        ---

=====================================================================================================================


(1) Estimated pursuant to Rule 457 under the Securities Act of 1933 solely for the purpose of calculating the registration fee.

(2) Michigan Community Bancorp Limited is granting, at no cost, non transferable subscription rights to subscribe for and purchase units comprised of 2 shares of Michigan Community Bancorp Limited, no par value common stock and 1 Class A common stock purchase warrant.

(3) Pursuant to Rule 457(g), no separate registration fee is required for the rights since they are being registered in the same registration statement as the units of Michigan Community Bancorp Limited underlying the rights.

(4) Represents units of Michigan Community Bancorp Limited issuable pursuant to the exercise of rights.

(5) Includes 671,574 shares of common stock issuable as part of the units and 335,787 shares of common stock issuable upon the exercise of the Class A Common Stock Purchase Warrants.

         The Registrant hereby amends this registration statement on such date of or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.

                     RIGHTS TO PURCHASE UP TO 335,787 UNITS
                       MICHIGAN COMMUNITY BANCORP LIMITED
               EACH UNIT CONSISTING OF TWO SHARES OF COMMON STOCK
                  AND ONE CLASS A COMMON STOCK PURCHASE WARRANT

         We are offering, to our shareholders, rights to purchase up to 335,787 units. The units are comprised of 671,573 shares of our common stock and 335,787 class A common stock purchase warrants. The rights are being distributed to persons who own shares of our common stock on June _____ , 2001. This is a rights offering with the units first being offered to our existing shareholders. This offering is being conducted as a "best efforts" offering which means that there is no assurance that we will sell all of the units and there is no minimum number of units that must be sold to complete the rights offering. In fact, there is no assurance that we will sell any of the units.

         Each shareholder will receive, at no cost, 1.2 rights for each share owned. Three rights entitle a shareholder to purchase one unit. For example, if you owned 100 shares of our common stock on June ___, 2001, you would receive 120 rights which would entitle you to purchase 40 Units (120 divided by 3). We will not issue fractional rights or sell fractional units nor will we pay cash in place of fractional rights or units. The rights are exercisable beginning on the date of this prospectus and continuing until 5:00 p.m. Eastern Time on July ___, 2001. To participate in the rights offering you must submit your subscription agreement to us prior to July _______, 2001.

         The warrants entitle the holder thereof to purchase one share of our common stock for $____ per share, subject to adjustment in certain circumstances until 60 months from the date of this prospectus. The warrants may be immediately separated from the common stock. The warrants will be redeemable at $.05 per warrant upon 30 days notice mailed within 20 days after the closing bid price of the common stock has equaled or exceed $_____ for a period of 20 consecutive trading days.

INVESTING IN OUR SECURITIES INVOLVES SIGNIFICANT RISKS.
SEE "RISK FACTORS" BEGINNING ON PAGE __ FOR A DISCUSSION OF SUCH RISKS.

         If you exercise all of the rights you receive from us pursuant to the basic subscription rights and if there are units available you may also subscribe to purchase additional units from us during the rights offering. This is called the over-subscription privilege of the rights offering. We will allocate the over-subscription privilege of the rights offering on a pro-rata basis. There can be no assurance that any units will be available for sale pursuant to the over subscription period of the rights offering. If any units are unsold after we have completed the rights offering, we will offer the units to the general public. This is called the community offering. To participate in the community offering, you must submit your subscription documents to us before __________, 2001. At our sole discretion we may extend the community offering.

         Price quotations for our common stock can be found on the NASD OTC Bulletin Board under the trading symbol "MCBP". As of ____ __, 2001, the last trading day before the commencement of this offering, our common stock was quoted as $___ bid, $___ asked. The last sale price reported prior to the commencement of this offering was $____. We do not intend to list the rights, units or the warrants offered hereby on any exchange. However, the common stock that comprises the units will be seperable and trade on the OTC Bulletin Board.


                                                           Per Unit     Total
Subscription  Price                                          ___         ____
Dealer Manager and Soliciting Dealer Commissions(1)          ___         ____
Proceeds before offering expenses (2)                        ___         ____


(1) The dealer manager will receive 3% of all of the gross proceeds received by us from the sale of units. In addition, the soliciting dealers which may, in certain circumstances, include the dealer manager as designated on the subscription form will receive a solicitation fee of 3.5%. We are not obligated to pay the solicitation fee on units purchased by our officers and directors up to a maximum of $750,000.

(2)  Offering expenses estimated at $__________.

THE SECURITIES OFFERED BY THIS PROSPECTUS ARE NOT DEPOSITS OR ACCOUNTS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY

THE SECURITIES OFFERED BY THIS PROSPECTUS HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR BY ANY STATE SECURITIES COMMISSION AND NEITHER HAS DETERMINED WHETHER THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 The Dealer Manager for the Rights Offering is:

                    DONNELLY, PENMAN, FRENCH, HAGGARTY & CO.
                 The date of this prospectus is _______ __, 2001

                                     SUMMARY

         This section summarizes selected information contained in this prospectus. This summary does not contain all the information you may wish to consider before purchasing units in this offering. We urge you to read the entire prospectus carefully.

         Unless the context requires otherwise, references in this prospectus to "we", "us", "our" and "Michigan Community Bancorp" refer to Michigan Community Bancorp Limited and Lakeside Community Bank and North Oakland Community Bank, our wholly-owned banking subsidiaries.

Reasons and Background of the Rights Offering

         In December, 1998 we completed our initial public offering. We raised approximately $9,975,000 which was approximately $5,000,000 less than we planned to raise.

         Since our initial public offering, we have enjoyed considerable success in the marketplace. We have experienced significant growth in our assets, deposit base and loan portfolio. For example, during the fiscal year ended December 31, 2000, assets, deposits and loans grew by 39%, 45% and 34% respectively.

         As we expected, and as is customary with start-up banks, we have experienced losses. We have lost $3,424,000 from inception through March 31, 2001. Our investments in people, technology and the establishment of our loan loss provision are critical long-term strategic expenditures. These expenditures constitute a large portion of our start-up losses. We believe that there are advantages to us remaining a "well-capitalized" institution, including lower deposit premiums and greater flexibility to grow our banks.

         Our rapid growth combined with the less than desired IPO proceeds and our start-up losses have created a situation where we need to raise additional capital to continue as a "well capitalized" institution and to grow further. As we grow, we will be able to spread our non-interest expenses over a larger asset base and realize additional net interest income and operating income as a result.

         By offering the units to our existing shareholders first, as this rights offering provides, we will offer our shareholders the opportunity to maintain their ownership percentage in our company and to participate in any future benefits that may arise as a result.

Michigan Community Bancorp

         We were incorporated in January, 1998 and organized to own and operate Lakeside Community Bank and North Oakland Community Bank. We are the sole stockholder of our banks, which are organized as Michigan banking corporations chartered by the Department of Consumer and Industry Services, Office of Financial and Insurance Services of the State of Michigan with depository accounts insured by the Bank Insurance Fund of the Federal Deposit Insurance Corporation. Our banks opened for business on January 5, 1999. Lakeside received an initial capitalization of $4,550,000 and North Oakland received an initial capitalization of $4,600,000 from the proceeds of our initial public offering.

         The activities of our banks are primarily focused on providing customers with superior service and convenience by offering a core of commercial and consumer banking services, primarily to small to medium-sized businesses, as well as individuals. Lending activities focus primarily on commercial real estate loans and commercial term loans to businesses secured by the assets of the borrower and, to a lesser extent, on commercial equipment financing. We expect that as we continue to organize our loan portfolio, a significant majority of our loan portfolio will be comprised of commercial loans and commercial real estate loans.

         Our consumer service strategy focuses on providing single-family mortgage loans, home equity loans, and other forms of consumer lending. Lakeside offers its banking services throughout Macomb County, Michigan, but primarily in Clinton Township, Macomb Township, Ray Township, Shelby Township, Washington Township, Mt. Clemens, Sterling Heights and Utica. North Oakland offer its banking services throughout Oakland County,

Michigan, but primarily in Rochester, Rochester Hills, Pontiac, Troy, Auburn Hills, Oakland Township, Orion Township and Lake Orion Village.

         We believe that our banks can be successful in attracting individuals and small and medium sized businesses that want to conduct their business with a locally-owned and managed bank. Our banks take advantage of this opportunity by emphasizing local management along with strong and active commitment to the community.

         Our office and the office of Lakeside is located at 43850 Schoenherr Road, Sterling Heights, Michigan 48313. The office of North Oakland is located at 1467 North Rochester Road, Rochester Hills, Michigan 48307.

                                        SUMMARY OF THE OFFERING


Securities offered...................   Up to 335,787 units comprised of two
                                        shares of common stock and one warrant
                                        exercisable into one share of common
                                        stock with an exercise price of $__ per
                                        share.

Subscription Price...................   $ __ per unit

Common Stock outstanding
before Offering......................   839,467 shares (1)

Common Stock outstanding
after Offering.......................   Up to 1,511,041 shares (1)(2)

Use of Proceeds......................   To provide additional capital to fund
                                        our operations and to provide additional capital to our banks.

Rights Offering......................   We are offering units to shareholders of
                                        record as of the close of business on
                                        ____________, 2001, which is referred to
                                        as the record date. Each shareholder
                                        will receive 1.2 rights for each share
                                        of common stock they own. It takes three rights to purchase one unit. This is referred to as the basic subscription privilege. Shareholders that subscribe for all of the units available to them under the basic subscription privilege may also subscribe for an unlimited number of additional units to the extent available after satisfaction of all subscriptions pursuant to the basic subscription privilege. This is referred to as the over-subscription privilege.
                                        If an insufficient number of units is
                                        available to satisfy in full any and all exercises of an over-subscription privilege, then any over-subscription units will be pro-rated based on the relative purchase in the basic subscription privilege.

Rights Offering Period...............   The rights offering period expires
                                        ______, 2001, and any units that remain
                                        at the expiration of the rights offering may be purchased in the community offering prior to ____________, 2001 unless we decide to extend.

Community Offering...................   To the extent that any units remain
                                        unsold at the expiration date of the
                                        rights offering, we intend to offer the
                                        units to the general public in a
                                        community offering at the same price and on the same terms and conditions as in the rights offering.

Community Offering Period............   The community offering period begins
                                        upon the expiration of the rights
                                        offering period and expires _________
                                        2001, unless we extend such date.

Transferability of Rights............   The rights are not transferable and will
                                        not be evidenced by any certificates.
                                        The rights will not be listed on any
                                        exchange.

Procedures for
Exercising Rights....................   The right to purchase the units and the
                                        over-subscription privilege may be
                                        exercised by properly completing the
                                        subscription agreement and forwarding it with payment of the subscription price for each unit subscribed for to the subscription agent which must receive these items prior to the expiration date. If we decide to proceed with the community offering, the same procedures for subscribing will apply. If the subscription agreement are sent by mail, rights holders are urged to use insured, registered mail or express mail services.

Subscription Agent...................   Fifth Third Bank

Information Agent....................   Michigan Community Bancorp Limited
                                        (Attention: Kim Schauer, (810) 532-8000)

Dealer Manager and
Soliciting Dealers...................   The dealer manager will coordinate all
                                        aspects of marketing the rights through
                                        the conduct of informational meetings,
                                        the direct solicitation of stockholders
                                        and the management of the soliciting
                                        dealers, that will solicit the exercise
                                        of the rights. We will pay each
                                        soliciting dealer designated on the
                                        subscription agreement a solicitation
                                        fee of 3.5% of the purchase price of
                                        each unit. In the event that the
                                        subscription agreement does not name the soliciting dealer, the dealer manager will be entitled to the solicitation fee of 3.5%. The dealer manager or soliciting dealers are not required to purchase any rights or units and they are not required to make a market in the rights, units or warrants.

Record Date..........................   _____, 2001

Expiration Date......................   _____, 2001


(1) Does not give effect to (i) the 29,000 shares of common stock reserved for issuance upon the exercise of options that may be granted under our 1998 Employee Stock Compensation Plan and (ii) the 73,000 shares of common stock reserved for issuance upon the exercise of options that may be granted under our 1998 Nonemployee Director Stock Option Plan.

(2)  Assumes no exercise of the warrants offered hereby.

                             SUMMARY FINANCIAL DATA

         The following selected consolidated financial and other data are derived from and should be read with the Company's consolidated financial statements and notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations." The consolidated balance sheet as of December 31, 2000, 1999 and 1998, the consolidated statement of operations for the years ended December 31, 2000, 1999, and for the period from January 28, 1998 through December 31, 1998, the unaudited consolidated balance sheet as of March 31, 2001, and the unaudited consolidated statement of earnings for the three months ended March 31, 2001 are included elsewhere in this prospectus.


                                                      March 31                          December 31
                                                        2001              2000             1999              1998
                                                     ---------         ---------        -----------        ---------
                                           (in thousands except per share information)
                                                    (unaudited)
Financial Condition:
  Total assets                                       $  83,407         $  83,243         $  59,765         $   8,963
  Loans, net                                         $  62,608         $  61,754         $  45,912         $      --
  Deposits                                           $  75,405         $  75,105         $  51,637         $      --
  Securities                                         $   5,655         $   5,105         $   3,077         $      --
  Shareholders' equity                               $   7,373         $   7,430         $   7,788         $   8,645

Per Share Information:
  Basic loss per Common- share                       $    (.23)        $   (1.09)        $   (2.66)        $  (10.16)
  Book value per common share                        $    8.88         $    9.12         $   10.30         $   13.00
  Weighted Average Share Outstanding                   823,925           768,618           687,937            55,090

  Share Outstanding at end of the period               830,717           815,043           756,000           665,000



                                                                                                             Period Form
                                                        Quarter Ended                                      January 28, 1998
                                                          March 31      For the Year Ended December 31,    through December
                                                            2001             2000             1999             31, 1998
                                                        -------------      --------         --------       ----------------
                                                         (unaudited)
Operations:
    Interest income                                       $  1,692         $  6,602         $  2,544           $     27
    Interest expense                                           986            3,617            1,219                 16
                                                          --------         --------         --------           --------
    Net interest income before provision for
    loan loss                                                  706            2,985            1,325                 11
    Provision for loan losses                                   50              141              715                 --
                                                          --------         --------         --------           --------
    Net interest income after provision for
    loan losses                                                656            2,844              610                 11
    Total non-interest income                                   62              170               50                 --
    Total non-interest expense                                 910            3,854            2,492                571
                                                          --------         --------         --------           --------
    Net Loss                                              $   (192)        $   (840)        $ (1,832)          $   (560)
                                                          ========         ========         ========           ========


                                                      March 31,                                  December 31,
                                                        2001                          2000                           1999
                                                ---------------------         --------------------------------------------------
                                                (Amount)      (Ratio)
                                                     (Unaudited)

Capital Ratios:

         Total Risk Based Capital (to
         risk weighted assets)
         Consolidated                           $ 7,938          11.5%        $ 8,243          12.2%        $ 8,513         16.9%
         Lakeside Community
         Bank                                     4,065          11.1%          4,106          11.4%          4,066         15.5%

         North Oakland Community
         Bank                                     3,873          11.9%          3,869          12.2%          4,015         16.8%

         Tier I Capital (to risk
         weighted assets)
         Consolidated                             7,094          10.2%          7,408          10.9%          7,798         15.5%
         Lakeside Community
         Bank                                     3,618           9.9%          3,663          10.2%          3,686         14.0%
         North Oakland Community
         Bank                                     3,476          10.7%          3,477          10.9%          3,680         15.4%

         Tier I Capital (to average
         assets)
         Consolidated                             7,094           8.6%          7,408           9.7%          7,798         22.2%
         Lakeside Community
         Bank                                     3,618           8.5%          3,633           8.9%          3,686         19.5%

         North Oakland Community
         Bank                                     3,476           8.8%          3,477          10.0%          3,680         22.1%

                                  RISK FACTORS

The securities offered hereby involve a high degree of risk and should be purchased only by persons who can afford the loss of their entire investment. The following constitute some of the potential risks of an investment in our securities and should be carefully considered by prospective investors prior to purchasing our securities. The order of the following is not intended to be indicative of the relative importance of any described risk nor is the following intended to be inclusive of all of the risks of an investment in our securities. You should carefully consider the following risk factors and other information in this prospectus before deciding to purchase our securities.

This is a best efforts offering and we may not be able to raise all the capital we need to continue to grow and operate our banks.

         This is a "best efforts" offering which means there is no guarantee that we will be able to sell all or any of the securities offered hereby. There is no minimum number of units that we must sell to complete the rights offering or the community offering and there is no assurance that we will be able to sell any units. In the event that we are unable to raise adequate capital from this offering it is likely that we will be unable to grow our banks and therefore it would be difficult for our banks to operate profitably. Investors that purchase the securities offered hereby may find that they have purchased securities in a company that will continue to operate unprofitably. Further, regardless of the number of units that we sell in this offering, we may need to obtain additional capital so that we can successfully execute our business strategy. Further, we have the right to accept or reject any subscription for any reason whatsoever.

Since we commenced operations we have experienced significant losses and expect to continue to experience losses.

         Our banks began operating on January 5, 1999 and to date have not been profitable. We rely on the profitability of our banks to provide funding for our operations. We cannot accurately predict the pace and extent of revenue growth and profitability at our banks and there is no assurance that our banks and therefore Michigan Community Bancorp, will ever be profitable or ever consistently operate profitably. Through March 31, 2001, we have experienced cumulative losses of $3,424,000 since inception. Further, there can be no assurance that our banks will ever be able to provide funds for our operations.

We have a limited operating history which may make it difficult to evaluate our performance.

         Prior to January 5, 1999, we did not have an operating history. We are subject to the risks inherent in the establishment of a new business enterprise. Our company was only recently formed and our banks have only operated since January 5, 1999. Shareholders will not have all of the information to assess their investment that would be available to owners of securities issued by a company with a longer history of operations. In addition, our banks do not have the length of credit history with customers that a more seasoned financial institution may have.

Because your subscription is irrevocable, you could be committed to buy shares above the prevailing market price.

         The public trading market price of our common stock may decline before the rights expire. If you exercise your rights to purchase units and afterwards, the public trading market price of our common stock decreases, you will have committed to purchase units at a price which is above the prevailing market price of our common stock which is the primary component of our units. Once you have exercised your rights by sending in your subscription agreement, you may not revoke your exercise unless we amend the offering. The can be no assurance that you will ever be able to sell the shares of common stock that you acquire when purchasing the units at a price greater than the market price of our common stock when you purchase the units.

We cannot be certain that our capital and the capital of our banks will be adequate to support our growth and the growth of our banks.

         We anticipate that the successful sale of all of the units offered hereby along with our existing capital resources will be adequate to satisfy our immediate capital requirements. However, one of the principal reasons for this offering is that the capital raised in our initial public offering has proven to be insufficient to support our growth. Future capital requirements depend on many factors, including the ability to successfully attract new customers and provide additional services. Any necessary future capital raising, if available at all, may be on terms which are not favorable to us and could result in dilution of your share ownership. If adequate capital is not available, we will be subject to an increased level of regulatory supervision and our business, operating results and financial condition could be adversely affected.

Customers may not repay their loans which could have a material adverse effect on our profitability.

         The risk that customers may fail to repay their loans is inherent in commercial banking. If our loans are not repaid in accordance with the loan terms, it could have a material adverse effect on our earnings and overall financial condition as well as the value of our common stock. We have only been in business a short time and therefore most of our customers, while having previous credit histories with other financial institutions, do not have an extensive credit history with us, which increases the risk of non-payment. We focus our commercial lending activity in commercial term loans and commercial real estate loans. Our management attempts to minimize our credit exposure by carefully monitoring the concentration of our loans within specific industries and through loan application and approval procedures. However, there can be no assurance that such monitoring and procedures will reduce such lending risks. Credit losses can cause insolvency and failure of a financial institution, and in such event, shareholders could lose their entire investment.

Our common stock is thinly traded and therefore you may have difficulty selling your shares and warrants.

         Trading of our common stock on the NASD Bulletin Board is not very active and therefore you should consider our common stock to be an illiquid investment. As a result, you may have difficulty obtaining a fair price for your shares and warrants and the shares and warrants may trade at a price above or below the price you paid for them in this offering. You should keep in mind that in the event you decide to sell your shares, you may be required to locate a buyer on your own and you may not be able to do so. We do not intend to list the warrants on any exchange so you should consider the warrants to be an illiquid investment.

A slowdown in the economy could reduce the quality of our loan portfolio and our financial performance.

         Our success and profitability is directly dependent on the success and profitability of our banks. The operations of Lakeside and North Oakland are materially dependent upon and sensitive to the economy of their market areas in southeastern Michigan. Adverse economic developments can impact the collectability of loans and have a negative effect on earnings and financial condition. The economies of Macomb and Oakland Counties include many businesses that manufacture products for, or provide goods or services to, the automobile industry. No assurance can be made that future economic changes will not have a significant adverse effect on us.

We are subject to government regulation and monetary policy that could constrain our growth and profitability.

         In order to open our banks for operation we were subject to various conditions. The conditions included, among other things, that: (i) the beginning paid-in capital of North Oakland not be less than $4.6 million and the beginning paid-in-capital of Lakeside not be less than $4.55 million; (ii) each bank maintain a ratio of Tier 1 leverage capital to total assets for the first three years after commencing business of at least 8.0% and an adequate valuation reserve; (iii) each bank has its financial statements audited by a public accountant for at least the first three years; (iv) each bank make appropriate filings with the regulatory agencies; and (v) any changes in executive management of each bank prior to operating be submitted to the bank regulatory agencies in advance for their approval. The regulatory capital requirements imposed on our banks have had the effect of constraining growth and we expect that our growth will continue to be constrained absent the continued infusion of additional capital.

         We are subject to extensive state and federal government supervision and regulation that impose substantial limitations with respect to loans, purchases of securities, payment of dividends and many other aspects of the banking business. Applicable laws, regulations, interpretations and enforcement policies have been subject to significant and sometimes retroactively applied changes and may be subject to significant future changes. Many of these regulations are intended to protect depositors, the public, and the FDIC, not shareholders. There can be no assurance that future legislation or government policy will not adversely affect the banking industry, our operations, or shareholders. The burden imposed by federal and state regulations may place banks in general, and us specifically, at a competitive disadvantage compared to less regulated competitors. Federal economic and monetary policy may affect our ability to attract deposits, make loans and achieve satisfactory interest rate spreads.

We don't anticipate paying dividends for the foreseeable future.

         No dividends will be paid on our common stock for the foreseeable future. We are largely dependent upon dividends paid by our banks to provide funds to pay cash dividends if and when such dividends are declared. No assurance can be given that future earnings of our banks and the resulting dividends to us will be sufficient to satisfy regulatory requirements and permit the legal payment of dividends to shareholders at any time in the future. Even if we could legally declare dividends, the amount and timing of such dividends will be at the discretion of our Board of Directors. The Board may in its sole discretion decide not to declare dividends.

We are dependent on the operating performance of our banks to provide us with operating funds.

         We are a bank holding company and are substantially dependent upon dividends from Lakeside and North Oakland, for funds to pay our expenses, including debt repayment, and to pay cash dividends to shareholders. Lakeside and North Oakland are subject to regulatory limitations upon the payment of dividends. No cash dividends are anticipated from our banks in the foreseeable future. Therefore, our banks may not be able to provide us with any funds to conduct our operations for the foreseeable future.

We anticipate that we will require additional capital in the future which could result in the dilution of your ownership interest.

         In order to meet our growth objectives, we anticipate that we will require additional capital beyond our current capital and the capital to be obtained from this offering. Any capital that is likely to be generated by our operations over the next several years and the capital that will be provided by this offering is likely to be needed to expand our operations. If we sell additional equity securities to finance future growth and expansion of our operations, such sale could result in significant dilution to your ownership percentage of Michigan Community Bancorp. Regulatory capital requirements and borrowing restrictions that apply to us may also have the effect of constraining future growth. If we sell all of the units offered in this offering, we do not anticipate the need for additional capital over the next ___ months to conduct our anticipated business activities.

We face strong competition from a variety of competitors.

         We face strong competition for deposits, loans and other financial services from other community banks, regional banks, out-of-state national banks, savings banks, thrifts, credit unions and other financial institutions as well as other entities which provide financial services, including consumer finance companies, securities brokerage firms, mortgage brokers, insurance companies, mutual funds, and other lending sources and investment alternatives. Some of these financial institutions and financial services organizations are not subject to the same degree of regulation as our banks. Many financial institutions aggressively compete for business in the market areas of our banks. Most of these competitors have been in business for many years, have established customers, are larger, have substantially higher lending limits than our banks and are able to offer certain services that our banks do not provide including multiple branches, trust services, and international banking services. In addition, most of these entities have greater capital resources than our banks, which among other things, may allow them to price their services at levels more favorable to the customer and to provide larger credit facilities than will be available from our banks.

We are dependent on the experience and expertise of our current management and their departure may impair our operations.

         We are dependent primarily upon the services of David A. McKinnon, the Chairman of the Board, Chief Executive Officer and President of Michigan Community Bancorp and Chief Executive Officer and President of Lakeside, Frank
D. Blowers, Chief Executive Officer and President of North Oakland, Janet Smith, Vice President and Chief Financial Officer of Michigan Community Bancorp, Kim Schauer, Secretary and Vice President of Administration of Michigan Community Bancorp and Gail L.M. DiFranco, Vice President - Operations of Michigan Community Bancorp. If the services of these individuals were to become unavailable for any reason, or if we were unable to hire highly qualified and experienced personnel to replace them, our operating results could be adversely affected. We do not have employment agreements with, or key- man life insurance for, these or any other officers.

Our relatively low lending limit of our banks restricts our ability to compete with larger financial institutions.

         The general per customer lending limit of each of our banks is approximately $900,000, subject to a higher lending limit of $______ million in specific cases with approval by two-thirds of the board of directors of the respective bank. Accordingly, the size of the loans which our banks can offer to potential customers is less than the size of loans which most our competitors with larger lending limits are able to offer. This limit has affected and will continue to affect the ability of our banks to seek relationships with larger businesses in their market areas. We accommodate loans in excess of our lending limit through the sale of portions of such loans to other banks. However, there can be no assurance we will be successful in attracting or maintaining customers seeking larger loans or that we will be able to sell portions of such larger loans on terms that are favorable to us.

We could be negatively impacted by changes in interest rates and economic conditions.

         Our results of operations may be materially and adversely affected by changes in prevailing economic conditions, including declines in real estate market values, rapid changes in interest rates and the monetary and fiscal policies of the federal government. Our profitability is partly a function of the spread between the interest rates earned on investments and loans and the interest rates paid on deposits and other interest-bearing liabilities. In the early 1990s, many banking organizations experienced historically high interest rate spreads. More recently, interest rate spreads have generally narrowed due to changing market conditions and competitive pricing pressure. There can be no assurance that such factors will not continue to exert such pressure or that high interest rate spreads will return. Although economic conditions in our target market areas have been generally favorable, there can be no assurance that such conditions will continue to prevail. Like most banking institutions, the net interest spread and margin are affected by general economic conditions and other factors that influence market interest rates and our ability to respond to changes in such rates. At any given time, our assets and liabilities will be such that they are affected differently by a given change in interest rates. As a result, an increase or decrease in rates could have a material adverse effect on our net income, capital and liquidity. While we take measures to guard against interest rate risk, there can be no assurance that such measures will be effective in minimizing the exposure to interest rate risk.

We may need to spend significant money to keep up with technology so we can remain competitive.

         The banking industry is undergoing rapid technological changes with frequent introductions of new technology-driven products and services. In addition to providing better service to customers, the effective use of technology increases efficiency and enables financial institutions to reduce costs. Our future success depends upon our ability to address the needs of our customers by using technology to provide products and services that will satisfy customer demands for convenience as well as to create additional operating efficiencies. Many of our competitors have substantially greater resources to invest in technological improvements. Such technology may permit competitors to perform certain functions at a lower cost than we can. There can be no assurance that we will be able to effectively implement new technology-driven products and services or be successful in marketing such products and services to our customers.

Our articles of incorporation and bylaws contain provisions that may deter or prevent shareholders of an opportunity to sell their shares at a premium.

         Chapters 7A and 7B of the Michigan Business Corporation Act (the "MBCA") provide for super majority voting and impose other requirements on certain business combinations with interested shareholders and limit voting rights of certain acquirers of control shares. Federal law requires the approval of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") prior to acquisition of "control" of a bank holding company. Our Articles of Incorporation (i) provide for a Board of Directors that is divided into three classes of directors, (ii) require the Board of Directors to consider a variety of factors when evaluating any proposal involving a potential merger or business combination, including the social and economic impact of such a proposal on employees, customers, vendors and the communities in which our banks operate or are located and (iii) require the affirmative vote of holders of at least two-thirds of the voting stock to change any of provisions of the Articles of Incorporation. These provisions may have the effect of delaying or preventing a change in control. As a result, these provisions could adversely affect the price of our common stock by, among other things, preventing a shareholder from realizing a premium which might be paid as a result of a change of control.

                                 USE OF PROCEEDS

         Any net proceeds that we receive from this offering will be used to provide additional working capital to Michigan Community Bancorp and to provide additional capital to Lakeside and North Oakland. The first $________ raised from this offering will be used to provide us with additional working capital to fund our operations. In addition, if sufficient proceeds are realized from this offering we also intend to provide up to $__________ of additional capital to Lakeside and up to $_________ of additional capital to North Oakland.

                         DETERMINATION OF OFFERING PRICE

         The offering price of the units is determined by reference to the price of our common stock as quoted on the NASD OTC Bulletin Board

                                  THE OFFERING

GENERAL

         SECURITIES OFFERED. We are offering to sell 335,787 units comprised of 671,574 newly issued shares of our common stock and one Class A Common Stock Purchase Warrant with a strike price of $___ per share. If the volume of subscriptions exceeds the number of units offered, we may allocate offered units among excess subscriptions in any amount we see fit.

         RIGHTS OFFERING. The units are being first offered to our shareholders as of the record date, each of whom shall be entitled to purchase a number of the offered units based on their current shareholdings. Our current shareholders must exercise the rights offering by delivery of the Subscription Agreement to the Subscription Agent on or before _________________, 2001, this is called the basic subscription right. Concurrent with that date, units may be allocated to those shareholders that indicated on their Subscription Agreement that they would like to purchase additional units, this is called the over subscription privilege. In the event any shares remain unsold after the expiration of the rights offering period, we will offer the remaining units to the general public in a community offering.

         NO MINIMUM OFFERING. There is no minimum number of units, which must be sold in the offering. The offering will be consummated if any valid subscriptions are received, unless our Board of Directors has terminated the offering in its entirety.

         EXPIRATION TIME. Subscriptions by current shareholders to purchase units under the rights offering must be received no later than 5:00 p.m. eastern time on ________________, 2001. Subscriptions to purchase units by the general public must be received no later than 5:00 p.m., eastern time, on ___________, 2001. The Board of Directors may extend the termination date of the community offering for up to sixty days, without notice to subscribers. Under no circumstances will we extend the offering beyond ____________, 2001.

         MINIMUM AND MAXIMUM SUBSCRIPTION. There is no minimum or maximum number of units that must be purchased in the rights offering. Investors in the community offering must subscribe for the purchase of a minimum of 200 units (for a minimum investment of ______________), subject to our right to permit smaller subscriptions in our discretion. There is no maximum number of units which any person or group of affiliated persons will be permitted to purchase, in the community offering subject to our right to reject any subscription in whole or in part. Subscriptions from our current shareholders will be accepted first on a pro rata basis as described under "Rights Offering" above. In considering whether to accept subscriptions from persons in the community offering, we may consider the number of shares purchased by a subscriber in other capacities, the potential of the subscriber to do business with, or direct business to, Michigan Community Bancorp Limited, and other factors relating to a particular subscription at the time a subscription is accepted. In determining whether to permit a large subscription, we may also consider the identity of the subscriber and the subscriber's intentions with respect to the operations, management and direction of Michigan Community Bancorp Limited.

Apart from current shareholders exercising their options under the rights offering on or before _________, 2001, we reserve the right to accept or reject any subscription in whole or in part. Once we receive a subscription, it may not be revoked by the subscriber.

PROCEDURE FOR SUBSCRIBING FOR UNITS

         Investors who wish to participate in the offering and invest in the units may do so by completing and signing the subscription agreement accompanying this prospectus and delivering the completed subscription agreement prior to the termination of the rights offering or community offering as the case may be, together with payment in full of the offering price of all the units for which you have subscribed. Payment in full must be made by

         o    check or bank draft drawn upon a U.S. bank; or

         o    postal, telegraphic or express money order; or

         o    wire transfer,

in any case, payable to "Michigan Community Bancorp Limited".

         The offering price will be deemed to have been received only upon (i) clearance of any uncertified check, or (ii) receipt of any certified check or bank draft drawn upon a U.S. bank or of any postal, telegraphic or express money order. A postage paid, addressed envelope is included with this prospectus for the return of the subscription agreement offer. If paying by uncertified personal check, please note that the funds paid thereby may take at least five business days to clear. Accordingly, investors who wish to pay the offering sufficiently in advance of the termination of the offering to insure that such price by means of uncertified personal checks are sufficiently in advance of the termination of the offer payment is received and clears by such date.

         The address to which subscription agreements and payment of the offering price should be delivered is:

                  Fifth Third Bank
                  38 Fountain Square Plaza
                  Cincinnati Ohio 45263
                  Attention: Andre Reich


         If the amount you send with your subscription agreement is insufficient to purchase the number of units that you indicate are being subscribed for, or if you do not specify the number of units to be purchased, then you will be deemed to have subscribed to purchase units to the full extent of the payment tendered (subject only to reduction to the extent necessary to comply with any regulatory limitation or conditions we impose in connection with the offering). If the amount you send with your subscription exceeds the amount necessary to purchase the number of units that you indicate are being subscribed for, then you will be deemed to have subscribed to purchase units to the full extent of the excess payment tendered (subject only to reduction to the extent necessary to comply with any regulatory limitation or conditions we impose in connection with the offering). Notwithstanding the foregoing, we reserve the right to reject, in whole or in part, any subscription apart from timely rights offering subscription agreement offers from current shareholders.

         Failure to include the full offering price with your subscription may cause us to reject your subscription. The method of delivery of subscription agreements and payment of the offering price will be your election and risk. If you send your subscription by mail, we recommend that you use registered mail, return receipt requested, and that you allow a sufficient number of days to ensure delivery and clearance of payment prior to the termination date. Broker/dealers will transmit any such checks directly to us by noon of the business day following receipt.

         We will decide all questions concerning the timeliness, validity, form and eligibility of subscription agreement offers, and our decisions will be final and binding. In our sole discretion, we may waive any defect or irregularity in any subscription, may permit any defect or irregularity to be corrected within such time as we may allow or may reject the purported subscription. Subscription agreement offers will not be deemed to have been received or accepted until all irregularities have been waived or cured within such time as we determine in our sole discretion. None of Michigan Community Bancorp, Limited, its officers, directors and agents (including, without limitation, the dealer manager), the subscription agent or any other person will be under any duty to give a subscriber notice of any defect or irregularity in the submission of subscription agreements, or incur any liability for failure to give such notice.

SUBSCRIPTIONS FOR UNITS MAY NOT BE REVOKED BY SUBSCRIBERS.

         Acceptance of subscription agreements are not binding on us until accepted by us. We reserve the right to reject, in whole or in part, in our sole discretion, any subscription agreement offer apart from offers received from timely subscription agreements from current shareholders exercising their basic subscription rights. If the community offering is oversubscribed, we may allot a lesser number of shares than the number for which a person has subscribed. In determining the number of shares to allot to each subscriber in the event the offering is oversubscribed, we will consider, the order in which subscriptions are received as well as legal or regulatory restrictions. We will decide which subscription agreement offers to accept within ten days after the termination of the community offering if we have not previously made such determination. Once made, a subscription is irrevocable by the subscriber during the period of this offering, including extensions, if any.

         We may elect, at any time and from time to time, to accept any or all of the subscriptions which have been received to date, issue units and the underlying common stock certificates for those subscriptions and continue the offering with respect to any remaining units not yet purchased under the offering.

         In the event that we reject all or a portion of any subscription, we will promptly refund to the subscriber by check sent by first-class mail all or the appropriate portion, of the amount submitted with the subscription agreement offer.

LIMITED MARKET FOR COMMON STOCK

         Our common stock has been the subject of only sporadic trades. There can be no assurance that an active market will develop for our common stock.

DETERMINATION OF OFFERING PRICE

         The offering price has been determined by our Board of Directors after consideration of various factors which it deemed relevant, principally recent trades of our common stock. None of the Board of Directors, management or the dealer manager has expressed an opinion or has made any recommendation as to whether anyone should purchase units in the offering. Any decision to invest must be made by you based upon your own evaluation of the offering in the context of your best interests.

         There can be no assurance that, following completion of the offering and the issuance of the units, you will be able to sell the units or the shares underlying the units at a price equal to or greater than the offering price. Moreover, until certificates for shares of common stock are delivered, you may not be able to sell the shares of common stock that you have purchased in the offering. See "Issuance of Common Stock" below.

INTENTIONS OF DIRECTORS, EXECUTIVE OFFICERS AND OTHERS

         Our directors and executive officers have indicated that they intend to subscribe for an aggregate of ________ units in the offering. Any units purchased by directors and executive officers are intended to be held as an investment. These intentions are not commitments and could change based upon individual circumstances.

REGULATORY LIMITATIONS

         If you would own ten percent (10%) or more of our common stock after the offering (five percent (5%) in some circumstances), you may be required to provide certain information to, or seek the prior approval of, state and federal bank regulators. We will not be required to issue shares of common stock in the offering to any person who, in our opinion, would be required to obtain prior clearance or approval from any state or federal bank regulatory authority to own or control such shares if, at the termination date, such clearance or approval has not been obtained or any required waiting period has not expired. We reserve the right to reduce or reject, in whole or in part, any subscription which would require prior regulatory application or approval if such has not been obtained prior to the termination date.

RIGHT TO AMEND OR TERMINATE THE OFFERING

         We expressly reserve the right to amend the terms and conditions of the offering. In the event of a material change to the terms of the offering, we will file an amendment to the registration statement, of which this prospectus is a part, and resolicit subscribers to the extent required by the SEC. We expressly reserve the right, at any time prior to delivery of common stock and warrants underlying the units offered hereby, to terminate the offering if the offering is prohibited by law or regulation or if our Board of Directors concludes, in its sole judgment, that it is not in our best interests to complete the offering under the circumstances. The offering may be terminated by us giving oral or written notice thereof and/or making a public announcement thereof. If the offering is so terminated, all funds received will be promptly refunded, without interest.

ISSUANCE OF COMMON STOCK AND WARRANTS

         Certificates representing shares of common stock and the warrants underlying the units purchased in the offering will be delivered to purchasers, via registered or certified mail, as soon as practicable after subscriptions for such shares have been accepted by us. No fractional shares will be issued in the offering.

REQUESTS FOR ADDITIONAL INFORMATION

         If you have questions or require additional information concerning the offering, contact Kimberly Schauer, (810-532-8000) Secretary, Michigan Community Bancorp Limited.

MANNER OF DISTRIBUTION

         Donnelly, Penman, French, Haggarty, & Co., will serve as dealer manager for the offering. For its services in attempting to sell the units on a "best efforts" basis the dealer manager will receive a commission fee of three percent (3%) of the gross proceeds. Soliciting dealers, which may include the dealer manager that are designated on the subscription agreement will receive a solicitation fee of 3.5%, if no soliciting dealer is designated on the subscription agreement, the dealer manager will receive the solicitation fee. We are not obligated to pay the solicitation fee on the first $750,000 of sales of units to officers and directors. We are obligated to pay the reasonable accountable out-of-pocket expenses incurred by the dealer manager in connection with the offering up to an aggregate of _______ in expenses.

         If any of our directors and executive officers assist in the offering they will receive no compensation for such services. The sales agent and any such directors and officers are not authorized to make statements about Michigan Community Bancorp Limited unless such information is set forth in this prospectus, nor will they render investment advice. None of our directors or executive officers are registered as securities brokers or dealers under the federal or applicable state securities laws. Because they are not in the business of either effecting securities transactions for others or buying and selling securities for their own account, they are not required to register as brokers or dealers under the federal securities laws. In addition, any such activities of our directors and executive officers would be exempted from registration pursuant to a specific safe-harbor provision under Rule 3a4-1 under the Securities Exchange Act of 1934, as amended. Substantially similar exemptions from registration are available under applicable state securities laws.

NEITHER THE DEALER MANAGER NOR ANY SOLICITING DEALER NOR ANY OTHER PERSON IS OBLIGATED TO PURCHASE ANY OF THE UNITS OFFERED, OR TO FIND PURCHASERS FOR ANY UNITS. THERE CAN BE NO ASSURANCE THAT ANY MINIMUM NUMBER OF UNITS WILL BE SOLD.

            MARKET FOR COMMON STOCK AND RELATED SHAREHOLDER MATTERS.

         Our common stock is traded under the symbol "MCBP" in the over-the-counter market and transactions are reported in the National Association of Securities Dealers reporting system known as the "OTC Bulletin Board". As of June ___, 2001, there were approximately ___ record holders of our common stock according to the records maintained by our stock transfer agent. The following table sets forth, for the periods indicated, the range of sales prices as reported on the OTC Bulletin Board for each quarter since we completed our initial public offering in December 1998. The last sale price reported was $____.



                                              High             Low
                                           ---------        ---------
2001
Quarter Ending March 31                    $   6.375        $   5.062


2000
Quarter Ending December 31                 $    7.00        $   4.812
Quarter Ending September 30                $    7.75        $   4.625
Quarter Ending June 30                     $    8.00        $   5.875
Quarter Ending March 31                    $    8.75        $    5.00

1999
Quarter Ending December 31,                $   10.00        $   6.125
Quarter Ending September 30                $   11.00        $    9.00
Quarter Ending June 30                     $   14.25        $   10.00
Quarter Ending March 31                    $   14.50        $   12.00


         Since the completion of our initial public offering, we have not paid or declared cash dividends with respect to our common stock and we do not expect to pay any cash dividends in the foreseeable future. Our ability to pay cash dividends in the future will depend upon the future earnings, results of operations, capital requirements and financial condition of Lakeside and North Oakland and other factors as our board of directors may deem relevant.


                                    DILUTION

         The following table shows the capitalization of Michigan Community Bancorp Limited as of March 31, 2001 and as the capitalization is projected to be if we sell all of the shares of common stock being offered and use the proceeds to add to the capital of Lakeside Community Bank and North Oakland Community Bank.


                                                                                      Actual           As Adjusted
                                                                                    March 31,           March 31,
                                                                                      2001               2001(1)
                                                                                   -----------         ------------

Common Stock, $5 stated value; 9,000,000 shares authorized; 839,467 shares issued and outstanding as of June 20, 2001; 1,511,041 shares issued and outstanding as adjusted.

                                                                                   $ 4,153,585

Capital Surplus                                                                      6,586,982

  stock, no par value; 1,000,000 shares authorized; no shares issued and
outstanding.                                                                                --

Retained deficit                                                                    (3,368,031)

Book Value per Share                                                                      8.88

Increase in book value per share attributable to purchaser of shares
being offered.                                                                              --

Amount of dilution from public offering price.                                              --


(1) Adjusted to reflect the estimated net proceeds if all 671,574 shares included in the units are sold but does not include the exercise of any warrants.


                                LEGAL PROCEEDINGS

         As a depository of funds, our banks may be named as a defendant in a lawsuit (such as garnishment proceedings) involving claims to the ownership of funds in particular accounts. All such litigation is incidental to the business of our banks.

         We are not subject to any legal proceedings that individually or in the aggregate are likely to be material.

           MANAGEMENT'S DISCUSSION AND ANALYSIS AND PLAN OF OPERATION.

Forward-looking Statements

         This prospectus contains forward-looking statements that involve substantial risks and uncertainties. These forward-looking statements can be identified by the use of the words "anticipate", "believe", "estimate", "expect", "plan" and similar expressions. They are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict with regard to timing, extent, likeliness and degree of occurrence. To help you evaluate the risk and uncertainties surrounding the statements, you should review the factors listed under the caption "Risk Factors" which begin on page ___ as well as other factors discussed elsewhere in this prospectus. Actual results and outcomes may materially differ from what is expressed or forecasted in these forward-looking statements.

Overview

         We have enjoyed considerable growth and success in our marketplace. Since opening our banks in early January 1999, we have been able to grow our deposit base and loan portfolio significantly. From the year ended December 31, 1999 to the year ended December 31, 2000, assets, deposits and loans grew by 39%, 45% and 34% respectively. For the quarter ended March 31, 2001 assets, deposits and loans grew by .2%, .4% and 1.4% respectively.

         During the year ended December 31, 2000, the net interest margin increased slightly to 4.18%. At the same time the volume of average earning assets increased 122% to $71.5 million for 2000 from $32.1 million for 1999. For the quarter ended March 31, 2001 over the same period in 2000 net interest margin increased by 22%.

As a result, for the year ended December 31, 2000 net interest income increased to $2,985,000, from $1,325,000 in 1999 which was an increase of 125%. This growth was largely responsible for the decrease in operating losses, a normal occurrence in a startup company, to $840,000 in 2000 from $1,832,000 in 1999. Over the past few months our banks have not been able to grow as rapidly due to a lack of capital. Until we are able to raise adequate capital our growth will be constrained and we will not be able to operate profitably.

March 31, 2001, Year-to-date Balance Sheet Comparison

         Total assets at March 31, 2001 were $83.4 million compared to $83.2 million at December 31, 2000. Total assets increased $164 thousand or .2%, during the three months ended March 31, 2001. Total loans increased $863 thousand, or 1.4%, during the three months ended March 31, 2001. Commercial loans decreased $45 thousand, or .1%, real estate loans decreased $105 thousand, or 2.1%, attributable to the sale of mortgages, and consumer loans increased $825 thousand, or 11.9%. Total deposits increased $300 thousand, or .4%, during the three months ending March 31, 2001. The mix of deposits also changed during this time period with non-interest bearing deposits comprising 14.6% of total deposits versus 12.4% at December 31, 2000. At March 31, 2001, brokered deposits totaled $3.9 million, or 5.1% of total deposits. Certificates of deposit in amounts of $100,000 or more totaled $18.7 million on March 31, 2001, representing 25% of total deposits.

March 31, 2001, Quarter-to-Quarter Earnings Comparison

         For the three months ended March 31, 2001 a net loss of $192,000 was recorded versus $264,000 in the comparable period of 2000. The reduction is losses is primarily attributable to an increase of $136,000 in net interest income after the provision for loan losses. The net interest margin, at 3.66%, improved over the first quarter of 2000 by 14 basis points By comparison, the net interest margin at December 31, 2000 was 4.18%. The decline in the net interest margin since year-end is due to the rapid decrease in interest rates initiated by the Federal Reserve. When the Prime rate decreases, our variable rate loans immediately re-price while we are unable to change the rates on existing certificates of deposits until the maturity date. As a result, our earning asset rates have declined faster than our cost of funds. It is likely the margin will continue to decline for the next several months until we are able to re-price significant portions of our time certificates.

         Non-interest income increased $38,000 over the prior year quarter due to the increase in deposit accounts and the associated service charges as well as fees related to increased mortgage activity. Non-interest expense increased $102,000, or 12.6%, over the first three months of 2000 with personnel expenses increasing $61,000, or 14%, with additional mortgage staffing and higher salary levels. Premises and equipment expenditures increased $8,000, or 4.9%, over the first quarter of 2000 and outside processing services, including data processing fees, increasing $27,000, or 96%, relating to the increased numbers of accounts and higher activity levels. Legal and professional fees increased $7,000, or 10.6%, over the first three months of 2000, attributable to the hiring of an outside consultant to enhance the Company's interest rate risk management process.

Comparison of Financial Condition, December 31, 2000 to December 31,1999

         Assets. Total assets increased by 39% or $23.4 million, to $83.2 million at December 31, 2000, from $59.8 million at December 31, 1999. The increase came primarily in net loans, which increased 35%, or $15.9 million to $61.8 million at December 31, 2000 from $45.9 million at December 31, 1999. The largest portion of the loan increases were in the variable rate commercial loan category and are for a variety of purposes including real estate, equipment, operating lines of credit and other purposes.. These increases were funded by an increase in deposits of 45%, or $23.5 million to $75.1 million at December 31, 2000 from $51.6 million at December 31, 1999.

         Investment Securities. Investment securities, which are entirely classified as available for sale, increased by $2.0 million to $5.0 million at December 31, 2000 as we invested a portion of available short term funds in longer term assets. These funds are invested based upon our liquidity and funding needs.

         Maturities of investment securities and the weighted average yield for each range of maturities as of December 31, 2000 are shown in the table below. Yields are computed without respect to tax equivalency. We have no tax-exempt securities within our portfolio.



                                                     March 31,                                December 31,
                                               ---------------------       --------------------------------------------------
                                                       2001                         2000                        1999
                                               ---------------------       ----------------------       ---------------------
                                                                               (in thousands)
                                               Amortized                   Amortized                    Amortized
                                                  Cost         Yield          Cost          Yield          Cost         Yield
                                               ---------       -----       ---------        -----       ---------       -----
Due in one year or less                         $ 3,488         6.14%        $ 3,977         6.30%             --
Due after one year through five years             1,502         6.23           1,003         6.56         $ 2,984        6.23%
Due after five years through ten years              505         5.13              --           --              --          --
Due after ten years                                  --         0.00              --           --              --          --
                                                -------        -----         -------        -----         -------        ----

Total                                           $ 5,495         6.07%        $ 4,980         6.35%        $ 2,984        6.23%
                                                =======        =====         =======        =====         =======        ====


         Loans. The loan portfolio grew by $16.0 million, or 34% to $62.6 million at December 31, 2000 from $46.6 million at December 31, 1999. Increases in the portfolio came in all areas with commercial loans showing the largest increase of 27%, or $10.4 million to $49.2 million at December 31, 2000. As of December 31, 2000, we had no foreign loans.

         Many factors have contributed to the increases in the loan portfolios. We have increased our lending staff to include an additional commercial lender and credit analyst. We have also hired staff to function in a mortgage lending capacity. At the same time, banking consolidation in its market area has had the effect of increasing loan approval and processing times while decreasing customer service by many of its local competitors. As a result, we have been able to capitalize on these factors and increase our market share. The increase in commercial loans came largely in loans which were to finance commercial real estate. The portfolio also contains other types of collateral such as equipment, inventory and other business assets.

         Residential mortgages increased by $1.4 million, to $5.0 million at December 31, 2000 from $3.6 million at December 31, 1999. This increase can be attributed to the hiring of mortgage staff in first-quarter 2000. We are also able to generate fee income by originating mortgage loans for other mortgage companies. The market for residential properties in the area was also a contributing factor to the growth. Residential loans consist primarily of first and second mortgages for 1-4 family residential properties.

         Consumer loans grew by $2.9 million, to $7.0 million at December 31, 2000 from $4.1 million at December 31, 1999. These loans are for a variety of consumer purposes including personal loans, automobile loans, recreational vehicles and home equity loans. Home equity loans are generally second mortgages up to 90% of the home value after subtracting prior liens. The increase in consumer loans can primarily be attributed to a healthy local economy and our ability to provide loans in a more timely fashion than many of our local competitors.

         We place loans in non-accrual status when, in the opinion of management, uncertainty exists as to the ultimate collection of principal and interest. As of December 31, 2000, there was a single commercial loan of $41,000 in non-accrual status, and no loans past due 90 days or greater. At December 31, 1999 there were no non-accrual or loans past due 90 days. As of such periods, management also evaluated the problems and potential losses in the loan portfolio. Consideration is also given to off balance sheet items that may involve credit risk such as commitments to extend credit and financial guarantees. The results of this evaluation are reflected in the allowance for loan losses and the periodic provision for loan losses.

         At December 31, 2000 there are no significant loans known to management where the ability of the borrower to comply with present loan repayment terms is in question. Subsequent to December 31, 2000, the deterioration of a single commercial loan may have an impact on the Corporation's loan loss reserve. Management is currently investigating its position related to the loan. Management believes that the impact, if any, would not be significant. Management is not aware of any other potential problem loans, which could have a material effect on the Corporation's operating results, liquidity, or capital resources.

         Allowance for Loan losses. The following table shows the allocation of the allowance for loan losses by specific category as of the dates indicated. Management considers various qualitative and quantitative factors in determining of the level of the allowance for loan losses.


                                                       March 31,                               December 31,
                                                --------------------         ------------------------------------------------
                                                         2001                         2000                        1999
                                                --------------------         ----------------------       -------------------
                                                                             (dollars in thousands)
Commercial Loans                                $   651         77.1%        $   615         73.6%        $   587        82.1%
Residential Real Estate Loans                        61          7.2              22          2.7              77        10.8
Consumer Loans                                       65          7.7              59          7.1              36         5.0
Unallocated                                          67          8.0             139         16.6              15         2.1
                                                -------        -----         -------        -----         -------        ----
Total                                           $   844        100.0%        $   835        100.0%        $   715        100.0%
                                                =======        =====         =======        =====         =======        ====


         Loan quality is continually monitored and reviewed by management on a monthly basis. Additions to the allowance for loan losses, which are charged to earnings through the provision for loan losses, is determined based on a variety of factors, including assessment of the credit risk of the portfolio, analysis of individual loans via a loan review process, delinquent loans, evaluation of current economic conditions in the market area, actual charge-offs during the year and historical loss experience. The unallocated portion of the reserve involves the exercise of judgment by management and reflects various considerations, including management's view that the reserve should have a margin that recognizes the imprecision inherent in the process of estimating credit losses.

         We maintain an allowance for loan losses believed to be sufficient to absorb credit losses inherent in our loan portfolio. The allowance for loan losses represents our estimate of probable losses in the portfolio at each balance sheet date and is supported by all the relevant information available to management. The allowance contains provisions for probable losses that have been identified relating to specific borrowing relationships as well as probable losses believed to be inherent in our loan portfolio and credit undertakings that are not specifically identified. We believe that the allowance for loan losses will be adequate to provide for estimated probable credit losses inherent in our loan portfolio.

         The allowance for loan losses as a percentage of total loans was 1.33% at December 31, 2000 and 1.53% as of December 31, 1999. Net charge-offs for the years 2000 and 1999 were $21,000 and zero, respectively. Net charge-offs to average total loans were 0.04% for the year ended December 31, 2000. We believe that adequate allowance for loan losses has been established.

         Deposits. Total deposits increased by 45%, or $23.5 million, to $75.1 million at December 31, 2000, from $51.6 million at December 31,1999. During 2000, we aggressively pursued a strategy to increase our core deposit base in order to fund our loan demand and growth. In addition to making calls to customers, we provide competitive rates of interest to attract all categories of deposits. Non-interest demand deposit ("DDA") accounts increased as commercial accounts developed larger compensating balances and we solicited employee checking services from commercial customer businesses. As a result, non-interest DDA's increased to $9.3 million at December 31, 2000 from $5.2 million at December 31,1999. Money Market demand accounts posted the largest percentage increase during the period, increasing by 155% to $11.2 million at December 31, 2000 from $4.4 million at December 31, 1999. The largest volume of the increases came in time deposits of less than $100,000, which increase by $7.3 million or 29% to $32.6 million. The majority of this increase was attracted from outside of the market area of our banks through a national market system.

         Capital. To be considered a "well-capitalized" bank by the FDIC, a bank must have a total risk-based capital ratio of at least 10%, a Tier 1 capital ratio of at least 6%, and a leverage ratio of at least 5%, and must not be subject to any written agreement from any regulatory agency requiring it to meet or maintain any specific capital levels. As of December 31, 2000, our banks are both considered well-capitalized. Banks which are classified as well-capitalized, are permitted to pay lower FDIC insurance premiums. See Note 13 of "Notes to Consolidated Financial Statements".

         On October 1, 1999, we sold 91,000 common stock units at a price of $11.00 per unit. Each unit consisted of one share of our common stock and one redeemable common stock purchase warrant. Each warrant entitled the holder thereof to purchase one and one half shares of common stock at $11.00 per share subject to adjustment in certain circumstances for 36 months. The warrants may be immediately separated from the common stock. An warrants are redeemable at five cents per warrant upon 30 days notice mailed within 20 days after the closing bid price of the common stock has equaled or exceeded $15.00 per share for a period of twenty consecutive trading days. The units and the underlying common stock and warrants constitute "restricted" securities and cannot be resold or transferred without registration under the Securities Act of 1933, the Michigan Uniform Securities Act and the securities law of any other applicable jurisdiction, unless an exception from registration under each such applicable act is available.

         On September 27, 2000, we sold 34,043 shares of common stock, in a private offering, at a price of $5.875 per share. On November 8, 2000, we sold 25,000 shares of common stock at a price of $10.00 per share another private offering. On February 9, 2001, the Company sold 15,674 shares of common stock, in a private offering, at a price of $6.38 per share.


                       CONSOLIDATED RESULTS OF OPERATIONS

         The net loss for the year ended December 31, 2000, which was the second full year of operation for our banks was ($840,000), or ($1.09) per share as compared to a net loss of ($1,832,000) or ($2.66) per share for 1999. The losses decreased substantially as we were able to increase our deposit base and increase the volume of earning assets at a faster rate than the increase in non-interest expenses. The components of this increase were as follows:

         Net Interest Income. For the year ended December 31, 2000, net interest income increased by 125% or $1,660,000 to $2,985,000 for the year ended December 31, 2000 from $1,325,000 for the year earlier. This increase was primarily attributable to the increase in the volume of average loans during 2000, and to a lesser extent, an increase in the net interest margin. Loans increased in all categories, as we were able to capitalize upon favorable market conditions, a healthy local economy and weakening customer service by our competitors. This loan growth was funded by an increase in the average volume of deposits. As a result, our net interest margin increased from 4.13% to 4.18%.

         The following tables present our consolidated average balances of earning assets, interest bearing liabilities and the amount of interest income or interest expense attributable to each category, the average yield or rate for each category and the net interest margin for the periods indicated. Average loans are presented net of unearned income and gross of the allowance for loan losses. Interest on loans includes loan fees. Interest income is presented on a non-tax equivalent basis.

For the Quarter ended March 31,                            2001                               2000
                                            ---------------------------------    -------------------------------
                                                                   (dollars in thousands)
                                            Average                  Average     Average                Average
                                            Balance      Interest      Rate      Balance     Interest     Rate
                                            --------     --------    --------    --------    --------   --------
Assets                                                                   (Annualized)
Interest-bearing balances w/banks           $     47     $      1        8.57    $     --    $     --         --%
Federal funds sold                             9,208          127        5.53%     10,877         155       5.70
Securities                                     5,231           82        6.30       3,448          54       6.26
Loans, including fees                         62,640        1,481        9.46      51,419       1,129       8.78
                                            --------     --------    --------    --------    --------   --------
    Total earning assets/interest income      77,126        1,691        8.78%     65,744       1,338       8.14%
Cash and due from banks                        3,591                                2,279
Allowance for loan losses                       (808)                                (746)
Other assets                                   2,088                                2,145
                                            --------                             --------
    Total assets                            $ 81,997                             $ 69,422
                                            ========                             ========
Liabilities and Equity
Interest-bearing demand and money markets   $ 15,610     $    187        4.80%   $  6,710    $     76       4.53%
Savings accounts                               1,219            9        2.81       1,098           7       2.55
Time deposits less than $100,000              30,197          486        6.44      30,575         452       5.91
Time deposits $100,000 and over               18,771          305        6.49      16,628         226       5.44
                                            --------     --------    --------    --------    --------   --------
    Total interest-bearing liabilities/
    interest expense                          65,797          987        6.00%     55,011         761       5.53%
                                            --------     --------    --------    --------    --------   --------
Non-interest bearing demand deposits           8,101                                6,349
Other liabilities                                690                                  400
Shareholders' equity                           7,408                                7,662
                                            --------                             --------
Total liabilities and shareholders'
    equity                                  $ 81,996                             $ 69,422
                                            ========                             ========

Net interest income                                      $    704                            $    577
                                                         ========                            ========
Net interest spread                                                      2.78%                              2.63%
                                                                     ========                           ========
Net interest margin                                                      3.66%                              3.51%
                                                                     ========                           ========



For the year ended December 31,                            2000                               1999
-------------------------------             ---------------------------------    -------------------------------
                                                                   (dollars in thousands)
                                            Average                  Average     Average                Average
                                            Balance      Interest      Rate      Balance     Interest     Rate
                                            --------     --------    --------    --------    --------   --------
Assets                                                                   (Annualized)
Interest-bearing balances w/banks           $     --     $     --          --    $    81     $      4      4.94%
Federal funds sold                             9,491          597        6.29%     9,651          477      4.94
Securities                                     4,556          288        6.33      1,252           71      5.67
Loans, including fees                         57,429        5,717        9.96     21,100        1,992      9.44
                                            --------     --------    --------    -------     --------   -------
    Total earning assets/interest income      71,473        6,602        9.24%    32,084        2,544      7.93%
Cash and due from banks                        2,499                               1,250
Allowance for loan losses                       (796)                               (416)
Other assets                                   2,958                               2,246
                                            --------                             -------
    Total assets                            $ 76,134                             $35,164
                                            ========                             =======
Liabilities and Equity
Interest-bearing demand and money markets   $  9,860     $    505        5.12%   $ 3,760     $    137      3.64%
Savings accounts                               1,041           30        2.89        851           25      2.94
Time deposits less than $100,000              31,753        2,000        6.30      8,109          434      5.35
Time deposits $100,000 and over               17,458        1,082        6.20     11,211          623      5.56
                                            --------     --------    --------    -------     --------   -------
    Total interest-bearing liabilities/
    interest expense                          60,112        3,617        6.02%    23,931        1,219      5.09%
                                            --------     --------                -------     --------
Non-interest bearing demand deposits           8,028                               3,170
Other liabilities                                490                                 221
Shareholders' equity                           7,504                               7,842
                                            --------                             -------
    Total liabilities and shareholders'
    equity                                  $ 76,134                             $35,164
                                            ========                             =======

Net interest income                                      $  2,985                            $  1,325
                                                         ========                            ========
Net interest spread                                                      3.22%                             2.84%
                                                                     ========                           =======
Net interest margin                                                      4.18%                             4.13%
                                                                     --------                           -------

         The following tables show the dollar amount of changes in net interest income for each major category of interest earning assets and interest bearing liabilities, and the amount of change attributable to changes in average balances (volume) or average rates for the periods shown.

               Changes between March 31, 2001 and March 31, 2000

                                      Rate      Volume       Mix        Change
                                    --------   --------    --------    --------
                                                 (in thousands)
Interest-bearing balances w/banks   $      1   $     --    $     --    $      1
Federal funds sold                       (24)        (4)         --         (28)
Securities                                27          1          --          28
Loans, including fees                    251        101                     352
                                    --------   --------    --------    --------
Total interest income                    255         98          --         353
                                    --------   --------    --------    --------
Interest bearing demand & MMDA            98         13          --         111
Savings accounts                           1          1          --           2
Time deposits <$100,000                   45         34                      79
Time deposits >$100,000                   20         14          --          34
                                    --------   --------    --------    --------
Total interest expense                   164         62          --         226
                                    --------   --------    --------    --------
Net interest income                 $     91   $     36    $     --    $    127
                                    ========   ========    ========    ========


            Changes between December 31, 2000 and December 31, 1999

                                      Rate      Volume       Mix        Change
                                    --------   --------    --------    --------
                                                 (in thousands)
Interest-bearing balances w/banks   $     --   $     (4)   $     --    $     (4)
Federal funds sold                       130         (8)         (2)        120
Securities                                 8        187          22         217
Loans, including fees                    109      3,429         187       3,725
                                    --------   --------    --------    --------
Total interest income                    247      3,604         207       4,058
                                    --------   --------    --------    --------
Interest bearing demand & MMDA            56        222          90         368
Savings accounts                          --          6          (1)          5
Time deposits <$100,000                   77      1,265         224       1,566
Time deposits >$100,000                   72        347          40         459
                                    --------   --------    --------    --------
Total interest expense                   205      1,840         353       2,398
                                    --------   --------    --------    --------
Net interest income                 $     42   $  1,764    $   (146)   $  1,660
                                    ========   ========    ========    ========

         Noninterest income. Noninterest income increased by $120,000, to $170,000 in 2000 from $50,000 in 1999. The increases came in several areas. Service charges increased by $79,000 to $97,000 in 2000 and other service charges and fees increased by $39,000 to $62,000. These increases were largely the result in increased in the number of accounts that we service.

         Noninterest expense. Noninterest expense increased by 55%, or $1,362,000 to $3,854,000 in 2000 from $2,492,000 in 1999. The largest increase came in the salaries, wages and benefits category, which increased 68%, or $887,000 to $2,200,000 in 2000 from $1,313,000 in 1999. The salaries increase was due to increases in professional staff and increases in salary rates. Professional fees increased largely due to increase in consulting and additional services. Other expenses increased $272,000 to $525,000 in 2000, from $253,000 in 1999. This increase was approximately proportional to the growth in the average volume of deposits and loans.

         Liquidity and Asset/Liability Management. The liquidity of a bank allows it to provide funds to meet loan requests, to accommodate possible outflows in deposits, and to take advantage of other investment opportunities. Funding of loan requests, providing for liability outflows, and managing interest rate margins require continuous analysis to match the maturities of specific categories of loans and investments with specific types of deposits and borrowings. Bank liquidity depends upon the mix of the banking institution's potential sources and uses of funds. The major sources of liquidity have been deposits, federal funds sold, loans which mature within one year, and advances from the Federal Home Loan Bank of Indianapolis ("FHLB"). Our larger deposit balances, which might be more likely to fluctuate in response to rate changes, are closely monitored. These deposits consist mainly of certificates of deposit over $100,000.

         Managing rates on earning assets and interest bearing liabilities focuses on maintaining stability in the net interest margin, an important factor in earnings growth and stability. Emphasis is placed on maintaining a controlled rate sensitivity position, to avoid wide swings in margins and to manage risk due to changes in interest rates.

         The following tables show the maturity and re-pricing distribution of the our interest-earning assets and interest-bearing liabilities. These tables display the interest rate sensitivity gap (i.e., interest rate sensitive assets less interest rate sensitive liabilities), cumulative interest rate sensitivity gap, the interest rate sensitivity gap ratio (i.e., interest rate sensitive assets divided by interest earning assets and cumulative interest rate sensitivity gap ratio. For purposes of these tables, an asset or liability is considered rate sensitive within a period when it matures or could be re-priced within such period, generally according to its contractual terms.


                                                     After       After
                                                     Three        One
                                                     Months      Year
                                                      but         But
                                         Within      Within      Within      After
                                         Three        One         Five       Five
                                         Months       Year       Years       Years        Total
                                        --------    --------    --------    --------    --------
                                          March 31, 2001
Interest-earning assets:

  Federal funds sold                    $  7,200                                           7,200
  Securities, at amortized cost              596       1,998       2,499         505       5,598
  Loans                                    1,590       4,049      24,654       3,157      63,450
                                        --------    --------    --------    --------    --------
    Total                               $ 39,386       6,047      27,153       3,662      76,248
                                        --------    --------    --------    --------    --------
Interest-bearing liabilities:
  NOW and money market accounts         $ 14,125          --          --          --      14,125
  Savings deposits                         1,114          --          --          --       1,114
  Time deposits under $100,000             6,537      19,684       4,252          --      30,473
  Time deposits $100,000 and over          9,807       7,675       1,266          --      18,748
                                        --------    --------    --------    --------    --------
    Total                               $ 31,583      27,359       5,518          --      64,460
                                        --------    --------    --------    --------    --------

Rate sensitivity gap                    $  7,803     (21,312)     21,635       3,662      11,788
Cumulative rate sensitivity gap         $  7,803     (13,509)      8,126      11,788
Rate sensitivity gap ratio                  10.2%      (28.0)%      28.4%        4.8%
Cumulative rate sensitivity gap ratio       10.2%      (17.7)%      10.7%       15.5%

                                                     After       After
                                                     Three        One
                                                     Months      Year
                                                      but         But
                                         Within      Within      Within      After
                                         Three        One         Five       Five
                                         Months       Year       Years       Years        Total
                                        --------    --------    --------    --------    --------
                                         December 31, 2000
Interest-earning assets:
  Federal funds sold                    $  9,900          --          --          --    $  9,900
  Securities, at amortized cost              500    $  3,485    $  1,017    $    103       5,105
  Loans                                   29,843       1,495      26,783       4,468      62,589
                                        --------    --------    --------    --------    --------
    Total                               $ 40,243    $  4,980    $ 27,800    $  4,571    $ 77,594
                                        --------    --------    --------    --------    --------
Interest-bearing liabilities:
  NOW and money market accounts         $ 13,307          --          --          --    $ 13,307
  Savings deposits                         1,122          --          --          --       1,122
  Time deposits under $100,000            12,363    $ 15,432    $  4,774          --      32,569
  Time deposits $100,000 and over          8,675       7,713       2,302          --      18,690
                                        --------    --------    --------    --------    --------
    Total                               $ 35,467    $ 23,145    $  7,076    $     --    $ 65,688
                                        --------    --------    --------    --------    --------
Rate sensitivity gap                    $  4,776    $(18,165)   $ 20,724    $  4,571    $ 11,906

Cumulative rate sensitivity gap         $  4,776    $(13,389)   $  7,335    $ 11,906
Rate sensitivity gap ratio                   6.2%      (23.4)%      26.7%        5.9%
Cumulative rate sensitivity gap ratio        6.2%      (17.3)%       9.5%       15.3%

         The tables above do not necessarily indicate the impact that general interest rate movements would have on our net interest margin, because the re-pricing of various categories of assets and liabilities is discretionary, and is subject to competitive and other pressures. As a result, various assets and liabilities indicated as re-pricing within the same period may, in fact, re-price at different times and by different increments. As of March 31, 2001, we are considered "liability sensitive" within the one-year window according to the preceding table. In a rising rate environment, we might not be able to increase rates on earning assets as fast as the increase in rates on interest bearing liabilities.

         We use various modeling techniques to measure sensitivity to changes in interest rates in addition to the schedule of maturities and re-pricing shown above. Our internal policy limits our exposure to a 100 basis point change in interest rates in one year, to 5% of net interest income. At December 31, based upon our calculations, we are within our policy guidelines. We also have policies limiting our exposure to changes in the economic value of equity, (often referred to as the "EVE" analysis) whereby our policy states that the change in the economic value of our equity shall be limited to 20% in an environment where there is a 100 basis point change in interest rates and 30% where there is a 200 basis point change in interest rates. At December 31, 2000 our banks are well within these policy limits.

                                    BUSINESS


BACKGROUND

         The liberalization of Michigan's branch banking laws, together with the expansion of interstate banking has led to substantial consolidation of the banking industry in Michigan, including Macomb and Oakland Counties, where our banks are located. In the past, several of the financial institutions within the primary market area of our banks have either been acquired by or merged with larger financial institutions or out-of-state financial institutions. When these consolidations occurred, local boards of directors were dissolved and local management relocated or terminated. As a result, many policy and credit decisions have been centralized away from local management.

         We believe that this situation has created a favorable opportunity in our market areas for a new commercial bank with local management and directors. We believe that such a bank can attract those customers who wish to conduct business with a locally managed institution that demonstrates an active interest in their business and personal financial affairs. We believe that a locally managed institution will be able to be more responsive to customer requests, provide customized financial products and services, and offer the personal attention of the senior banking officers to customers. Our banks seek to take advantage of this opportunity by emphasizing local management in their marketing plans and the ties and commitments to their market area.

         We were incorporated as a Michigan business corporation on January 28, 1998, and organized to acquire all of the issued and outstanding stock of our Banks and to engage in the business of a bank holding company under the federal Bank Holding Company Act of 1956, as amended. The approval of the various regulatory agencies was obtained in 1998.

BUSINESS STRATEGY

         The Company emphasizes local management and strong commitment to the communities located within the primary market areas of our Banks. The Company's strategy is to locate our Banks in communities that are growing quickly and where there has been a significant impact by the consolidation in the banking industry. These communities have a history of community banking but no longer have as many community banks. Management believes that the small and medium industrial and commercial customers that are the target customers of our Banks are not being adequately served by existing banks. Management also believes that it has chosen communities where our officers and directors and our Banks are active in the community and where community leaders are anxious to welcome a locally owned and managed financial institution. We are committed to providing outstanding customer service and banking products and intend to compete aggressively for banking business through a systematic program of directly calling on both customers and referral sources such as attorneys, accountants, mortgage brokers, insurance agents and other business people, many of whom are known to management. Our Banks provide a range of business and consumer financial services to serve small to medium-sized business customers and individuals. The foundation of this strategy is to emphasize local management and strong commitment to the communities located within the primary market areas of the Banks. Our management team has been selected based on their business and banking experience in the primary market areas of our Banks.

Business Financial Services. The Banks offer products and services consistent with the goal of attracting small to medium-sized business customers as well as individuals. Commercial loans are offered on both a secured and unsecured basis and will be available for working capital purposes, the purchase of equipment and machinery, financing of accounts receivable and inventory and for the purchase of real estate, primarily owner occupied real estate. As part of their banking business, our Banks may make loans to all types of borrowers secured by first and junior mortgages on various types of real estate, including without limitation, single-family residential, multi-family residential, mixed use, commercial, developed, and undeveloped.

         In making such loans, our Banks are subject to written policies, reviewed and approved at least annually by the respective Boards of Directors, pursuant to federal law and regulations. The policies address loan portfolio diversification and prudent underwriting standards, loan administration procedures, and documentation, approval and reporting requirements. In addition, federal regulations impose supervisory loan-to-value ratios applicable to each type of loan secured by real estate.

         Our banks generally look to a borrower's business operations as the principal source of repayment and also seek security interests in the inventory, accounts receivable or other personal property of the borrower, and personal guaranties. Although our banks are aggressive in seeking new loan growth, they also stress high credit quality.

         Our banks actively pursue business checking accounts by offering competitive rates, telephone banking, and other convenient services to its business customers. In some cases our banks may require business borrowers to maintain minimum balances. Management of our banks continue to establish relationships with one or more correspondent banks and other independent financial institutions to provide other services requested by customers, including loan participation where the requested loan amount exceeds the legal lending limit of our banks.

Consumer Financial Services. The retail banking strategy of our banks initially focuses on providing attractive products and services, including telephone banking and automated bill paying services to individuals in the respective market areas. Management believes that by offering these banking products, which enable customers to bank 24 hours a day from any point at their convenience, our banks attract new deposits and loans without the necessity of expensive brick and mortar branch operations.

         In addition, our banks originate residential real estate loans in the form of first mortgages and home equity loans. Our banks are approved by Federal National Mortgage Association as a seller-servicer of residential mortgage loans. Our banks sells most of the residential mortgages into the secondary market. Most adjustable rate home equity loans are retained by our banks as part of their loan portfolios.

         Our banks offer other consumer lending services including credit cards, auto loans, boat loans and other personal loan products on both a secured and unsecured basis.

         With an experienced staff to provide personalized service, management believes it is able to generate competitively priced loans and deposits. This experienced staff has access to current software and database systems selected to deliver high-quality products and provide responsive service to clients. Our banks have entered into agreements with third-party service providers to provide customers with convenient electronic access to their accounts and other bank products through debit cards, voice response and home banking. The use of third-party service providers is intended to allow our banks to remain at the forefront of technology while minimizing the costs of delivery.

Investments. Our principal investment is all of the common stock of our banks. Any funds retained by the Company from time to time may be invested in various debt instruments, including but not limited to obligations of, or guaranteed by the United States, general obligations of states or political subdivisions thereof, bankers' acceptances or certificates of deposit of U.S. commercial banks, or commercial paper of U.S. issuers rated in the highest category by a nationally-recognized investment rating service. Although we are permitted to make limited portfolio investments in equity securities and to make equity investments in subsidiary corporations engaged in certain non-banking activities, which may include real estate-related activities, such as mortgage banking, community development, real estate appraisals, arranging equity financing for commercial real estate, and owning and operating real estate used substantially by our banks or acquired for its future use, we have no present plans to do so. Our Board of Directors may alter the Company's investment policy without shareholder approval.

         Our banks may invest their funds in a variety of debt instruments and may participate in the federal funds market with other depository institutions. Subject to certain exceptions, our banks are prohibited from investing in equity securities. Under one such exception, in certain circumstances and with the prior approval of the FDIC, a bank can invest up to 10% of its total assets in the equity securities of a subsidiary corporation engaged in certain real estate-related activities. Our banks have no present plans to make such an investment. Real estate acquired by our banks in satisfaction of or in foreclosure upon loans may be held by our banks, subject to a determination by a majority of the respective Board of Directors as to the advisability of retaining the property, for a period not to exceed 60 months after the date of acquisition or such longer period as the appropriate regulators may approve. Our banks are also permitted to invest an aggregate amount not in excess of two-thirds of the capital and surplus of our banks in such real estate as is necessary for the convenient transaction of its business. Our banks have no present plans to make any such investment. The Board of Directors of each bank may alter our bank's investment policy without shareholder approval.

MARKET AREA

Lakeside Community Bank. The principal market areas currently being served by LCB is Macomb County, primarily Sterling Heights, Clinton Township, Utica, Mt. Clemens, Macomb Township, Washington Township and Ray Township. Macomb County is one of the fastest growing counties in Michigan and has a stable and diverse economic base. Macomb County, which is comprised of 27 cities, villages or townships, ranks third in population out of Michigan's 83 counties and 47th out of 3,100 counties nationally. With a current population of over 700,000, Macomb County covers 482 square miles and is home to over 15,000 businesses employing 615,083 people with combined payrolls in 1993 of $18,767,353.

         Macomb County is also a large banking market. According to available industry data, as of June 30, 1995 total deposits in this market, including banks, thrifts and credit unions, were approximately $6.5 billion.

         The principal market areas in Macomb County served by LCB have a population of 345,310 and median incomes ranging from $25,716 to $47,930 based on 1990 census data.

North Oakland Community Bank. The principal market being served by NOCB is Oakland County, primarily Rochester, Rochester Hills, Troy, Auburn Hills, Pontiac, Oakland Township, Avon Township, Orion Township and Lake Orion Village. Oakland County is also one of the fastest growing counties in Michigan and is comprised of 61 cities, villages or townships, ranks second in population out of Michigan's 53 counties and ranks as the third wealthiest county in the United States. With a current population of over 1,100,000, Oakland County covers 910 square miles and is home to over 40,000 businesses employing 654,000 people with combined payrolls in 1995 of $21.7 billion.

         The principal market areas in Oakland County served by NOCB have a population of 281,475, with median incomes ranging from $37,868 to $73,944 based on 1995 data provided by Oakland County.

COMMUNITY INVOLVEMENT

         In order to assure that our banks are true community banks, we have sought local community leaders to serve as members of the board of directors of each bank.

         Lakeside Community Bank. The following individuals serve on the Board of Directors of Lakeside Community Bank:

         PAUL "BUD" E. BALTZER, JR, is President of Pebco Sales, Inc. a Michigan corporation located in Clinton Township primarily engaged in the representation of manufacturers in the installation and design of specialized industrial products. Mr. Baltzer is active in the community and is treasurer of Epiphany Lutheran Church and a member of the Construction Association of Michigan.

         GARY DAVISON, is owner of Davison & Associates, P.C., a Troy, Michigan based accounting firm with numerous clients located in the target market areas of LCB. Mr. Davison was previously a partner with Grant Thornton in Southfield, Michigan.

         ANTHONY J. FERLITO, is President of Ferlito Construction, Inc. a commercial construction company located in St. Clair Shores, Michigan. Mr. Ferlito is also a member of the Construction Association of Michigan, the International Council of Shopping Centers, the Michigan Home Builders Association and the St. John Hospital Men's Guild.

         PHILLIP T. HERNANDEZ, is President of Efficient Sanitation, a division of Waste Management, Inc. located in Clinton Township, Michigan. Mr. Hernandez is a member of the board of directors of Mt. Clemens General Hospital and a past director of Macomb Community Bank.

         GERALD KRUEGER, is President/Owner of American Community Developers, Inc., a Real Estate Development Company. Mr. Krueger specializes in developing and maintaining subsidized housing complexes.

         JOSEPH S. LENTINE, is Vice President of Golden Dental Plans, Inc. a dental delivery system located in Warren, Michigan and President of Secom, Inc. a communications contracting firm located in Warren, Michigan

         DAVID A. MCKINNON, is President and Chief Executive Officer of Michigan Community Bancorp and President and Chief Executive Officer of Lakeside. He was previously was an attorney with the law firm of David A. McKinnon P.C. located in Sterling Heights, Michigan. Mr. McKinnon previously served as Vice Chairman of the Board of Directors of Macomb Community Bank.

         ROBERT R. PELEMAN, M.D., is head of the anesthesiology department at St. Joseph's Hospital, Clinton Township, Michigan. Mr. Peleman is a past director of Macomb Community Bank, a board member of St. Joseph's Mercy Foundation and the past secretary of the Mt. Clemens Medical Association.

         J. WILLIAM SUMNER, is President of Health Management Systems located in Eastpointe, Michigan. Health Management Systems provide employee health care administration and behavioral health programs to various businesses nationwide. Mr. Sumner is also a member of the Employee Assistance Professionals Association and the St. John Hospital Men's Guild.

         JEFF TAMAROFF, is President of Jeffrey Buick-Nissan, Tamaroff Dodge and Tamaroff Buick automobile dealerships located in Southfield and Roseville, Michigan.

         North Oakland Community Bank. In addition to Mr. McKinnon, the following individuals serve on the board of directors of North Oakland Community
Bank:

         FRANK D. BLOWERS, is President and Chief Executive Officer of North Oakland. Prior to joining North Oakland he held the same position with Lakeside. Prior to joining Lakeside, Mr. Blowers was employed by First of America Bank, N.A. as a Senior Vice President where he was responsible for branch product sales for a region with approximately $750 million in assets. Mr. Blowers has over 30 years of banking experience and previously served as Senior Vice President for Security Bank, St. Clair Shores, Michigan.

         FREDERICK MAIBAUER, M.D., is Chief of Staff, Crittenton Hospital, Rochester, Michigan and associated with Rochester Hills Orthopedics, P.C.

         JOHN W. MELSTROM, is an accountant and partner in the certified public accounting firm of Fenner, Melstrom & Dooling, located in Auburn Hills, Michigan. Mr. Melstrom works with businesses in the market area and is active in the community and serves on a variety of community boards.

         VERNON PIXLEY, is the President of the Pixley Funeral Home, Rochester, Michigan.

         DAVID F. SHELLENBARGER, is President of Macro Computer Products, a Rochester, Michigan based software/systems integration company which provides imaging services to financial institutions.

COMPETITION

         There are many thrifts, credit unions and bank offices located within the respective primary market areas of our banks. Most are branches of larger financial institutions which, in management's view, are managed with a philosophy of strong centralization. In addition, there are other community banks in the Company's target market area. Our banks face competition from the thrifts, credit unions, and other banks as well as finance companies, insurance companies, mortgage companies, securities brokerage firms, and other providers of financial services. Most of our banks competitors have been in business a number of years, have established customer bases, are larger and have a higher lending limit than our banks. Our banks compete for loans principally through their ability to communicate effectively with customers and understand and quickly meet their needs. Management believes that this personal service philosophy enhances its ability to compete favorably in attracting individuals and small businesses as customers. Our banks actively solicit retail customers and compete for deposits by offering customers personal attention, including courier service, professional service, computerized banking, and competitive interest rates.

EMPLOYEES

         We have 9 full-time employees, including the Chief Executive Officer/President. In addition, our banks have a staff of experienced professionals. Lakeside currently has 9 full-time employees. North Oakland currently has 7 full-time employees.

DESCRIPTION OF PROPERTY

         We have a ten-year lease for approximately 11,000 square feet in a one story building located at 43850 Schoenherr, Sterling Heights, Michigan.. Monthly rent is approximately $11,080. The facility is equipped with an automated teller machine ("ATM") , a drive through teller window and teller stations inside the building.

         We lease a building with approximately 3,100 square feet of office space located at 1467 North Rochester Road, Rochester Hills, Michigan until December 31, 2004 which serves as the main office of North Oakland We prepaid the entire amount of the lease by making a single payment of $250,000 in August 1998. MCB is also obligated to make monthly ground lease payments of $600 until December 31, 2004. The facility is equipped with an ATM, a drive through teller window and teller stations inside the building. The space provided by this building is expected to be adequate for the needs of North Oakland for the foreseeable future.

         We lease a building with approximately 3,400 square feet of office space located in Algonac, Michigan. The lease payments on the building are $3,750 per month for the first five years and $4,125 per month for the sixth through tenth year. We are currently evaluating the building for use as a future branch. In the event we decide not to use the building as a branch, we will attempt to sublease or otherwise dispose of our lease obligations.

         The space provided by all of the above listed buildings is expected to be adequate for the our needs.


                                   MANAGEMENT

DIRECTORS AND OFFICERS

         The following are our directors and senior officers as of the date hereof:

                                                     POSITION WITH THE COMPANY
         NAME                       AGE              AND YEAR TERM EXPIRES IF A DIRECTOR
David A. McKinnon                   52               Chairman, President, CEO, Director (2004)
Janet Smith                         44               Chief Financial Officer
Gail L.M. DiFranco                  48               Vice President-Controller
Kimberly A. Schauer                 32               Vice President-Administration
Paul E. Baltzer, Jr.                52               Director (2002)
Frank D. Blowers                    53               Director (2002)
Anthony J. Ferlito                  39               Director (2004)
Phillip T. Hernandez                52               Director (2003)
Joseph S. Lentine                   42               Director (2004)
John W. Melstrom                    60               Director (2003)
Robert R. Peleman                   43               Director (2002)
Russell M. Shelton                  52               Director (2002)
David F. Shellenbarger              54               Director (2004)
J. William Sumner                   57               Director (2003)

         Under federal law and regulations and subject to certain exceptions, the addition or replacement of any director, or the employment, dismissal or reassignment of a senior executive officer of our banks or the Company at any time that our bank are not in compliance with applicable minimum capital requirements, are otherwise in a troubled condition, or when the FDIC has determined that such prior notice is appropriate, is subject to prior notice to and disapproval by the FDIC.

         The Company 's Articles of Incorporation provide that the number of directors, as determined from time to time by the Board of Directors. The Board of Directors has presently fixed the number of directors at eleven. The Articles of Incorporation further provide that the directors shall be divided into three classes, Class I, Class II, and Class III, with each class serving a staggered three-year term and with the number of directors in each class being as nearly equal as possible.

         Officers of the Company and each of our banks are elected annually by their respective Boards of Directors and perform such duties as are prescribed in the Bylaws or by the Board of Directors.

         There are no family relationships among any of the Company's directors, officers or key personnel.

EXPERIENCE OF DIRECTORS AND OFFICERS

Michigan Community Bancorp Limited

         DAVID A. MCKINNON (Chairman of the Board/Chief Executive Officer/President, CEO, President Lakeside). Since its inception, Mr. McKinnon has been the Chief Executive Officer and President of Michigan Community Bancorp, since April 2001, he has also served as the President and Chief Executive Officer of Lakeside. From July, 1987 to January 1999, Mr. McKinnon was an attorney with the law firm of David A. McKinnon P.C. located in Sterling Heights, Michigan. From October, 1995 until December, 1997, Mr. McKinnon served as Vice Chairman of the Board of Directors of Macomb Community Bank. From 1990 until 1995 Mr. McKinnon served on the Board of Directors and as legal counsel for First National Bank in Mt. Clemens. From 1985 until 1991, Mr. McKinnon was legal counsel for the First State Bank of East Detroit. Mr. McKinnon holds a J.D. from Thomas M. Cooley Law School and a B.A. in economics from Wayne State University.

         GAIL L.M. DIFRANCO (Vice President-Operations). Since its inception, Ms. DiFranco has been the Vice President-Operations of MCB. From April 1996 until February 1998, Ms. DiFranco was Assistant Vice President, Operations for Macomb Community Bank of Clinton Township, Michigan. From October 1994 until April 1996, Ms. DiFranco was an Accounting Assistant at Dawson & Dawson, P.C., a workers' compensation insurance fund administrator. Ms. DiFranco holds an Associates Degree in Business Accounting from Macomb Community College.

         JANET SMITH (Chief Financial Officer). Ms. Smith has been the Chief Financial Officer and a Vice President of MCB since April 2001. Ms. Smith was the Controller/Assistant Treasurer and a Vice President of Franklin Bank, N.A from November 1985 to April 27, 2001.

         KIMBERLY A. SCHAUER (Vice President of Administration). Since our inception in 1998, Ms. Schauer has been the Vice President of Administration overseeing the human resources department, deposit operations and courier services. From 1988 until 1998, Ms. Schauer was a paralegal/office manager for the law firm of David A. McKinnon, P.C.

         FRANK D. BLOWERS (Director, and Chief Executive Officer and President and Director of North Oakland). Since April, 2001 Mr. Blowers has been President and Chief Executive Officer of North Oakland. Prior to April 2001 he served as the President of Lakeside since it commenced operations. From July 1992 until August 1997, Mr. Blowers was employed by First of America Bank, N.A. most recently as a Senior Vice President with responsibilities for Northern Michigan operations. Mr. Blowers also has had a variety of southeastern Michigan regional responsibilities. From 1983 until 1992, Mr. Blowers served as a Senior Vice President for Security Bank, St. Clair Shores, Michigan.

         PAUL "BUD" E. BALTZER (Director). Since June, 1973, Mr. Baltzer has been President of Pebco Sales, Inc., Clinton Township, Michigan a sales, design, warehousing and manufacturing company supplying rubber products and flexible components for piping and ducting service primarily to clients in the pollution control and automotive paint finishing business.

         ANTHONY J. FERLITO (Director). Since 1980, Mr. Ferlito has been President of Ferlito Construction, Inc. a commercial construction company located in St. Clair Shores, Michigan. Mr. Ferlito is also a member of the Construction Association of Michigan, the International Council of Shopping Centers, the Michigan Home Builders Association and the St. John Hospital Men's Guild.

         PHILLIP T. HERNANDEZ (Director). Since 1991. Mr. Hernandez has served as President of the Efficient Sanitation Division of Waste Management of Michigan, Inc., Clinton Township, Michigan, an environmental waste service company.

         JOSEPH S. LENTINE (Director). Since 1984, Mr. Lentine has served as Vice President of Marketing and Office Administration for Golden Dental Plans, Inc., Warren, Michigan, a state licensed dental care delivery system. In addition, since 1979, Mr. Lentine has served a President of LeCom, Inc., Warren, Michigan, a communications contracting firm.

         JOHN W. MELSTROM (Director). Since 1968, Mr. Melstrom has been a partner with the certified public accounting firm of Fenner, Melstrom , Dooling LLP, Auburn Hills, Michigan.

         ROBERT R. PELEMAN (Director). Since 1987, Mr. Peleman has been employed as a Anesthesiologist/Physician with the Macomb Anesthesia P.C., Mt. Clemens, Michigan, and as head of the anesthesiology department at St. Joseph's Hospital in Mt. Clemens, Michigan.

         RUSSELL M. SHELTON (Director). Since 1967, Mr. Shelton has been Chief Executive Officer and President of Shelton Pontiac Buick, Inc., an automobile dealership located in Rochester Hills, Michigan.

         DAVID F. SHELLENBARGER (Director). Since 1981, Mr. Shellenbarger has been President of Macro Computer Products, Inc. a computer products company located in Rochester Hills, Michigan.

         J. WILLIAM SUMNER (Director). Since 1987, Mr. Sumner has been President of Health Maintenance Systems located in Eastpointe, Michigan. Health Management Systems provide employee health care administration and behavioral health programs to various businesses nationwide. Mr. Sumner is also a member of the Employee Assistance Professionals Association and the St. John Hospital Men's Guild.


BOARD COMMITTEES

         We have established a Compensation Committee which is responsible for the administration of all salary and incentive compensation plans for our officers and key employees and our banks, including bonuses. The Compensation Committee also administers the 1998 Non-Employee Director Stock Option Plan and the 1998 Employee Stock Option Plan. The members of the Compensation Committee are Messrs. Baltzer, Peleman, and Sumner.

         We have established an Audit Committee which is responsible for reviewing our financial controls, accounting, audit and reporting activities with management. The Audit Committee reviews the qualifications of our Company's independent auditors, makes recommendations to the Board of Directors regarding the selection of independent auditors, reviews the scope, fees and results of any audit and reviews non-audit services provided by the independent auditors. The members of the Audit Committee are Messrs. Hernandez, Lentine, Melstrom and Shellenbarger.

DIRECTOR AND EXECUTIVE OFFICER COMPENSATION

         No compensation is paid to any directors of our Company for their services. The directors of our banks receive $100 per meeting attended. Depending on the structure and operation or, the operations of the Banks and other factors, the Company's Board of Directors may thereafter determine that reasonable fees or compensation are appropriate. In that event, it is likely that directors would receive compensation, such as meeting fees, which would be consistent with the compensation paid to directors of financial institution holding companies and banks of similar size. Non-Employee directors participate in the 1998 Non-Employee Director Stock Option Plan.

1998 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN

         We have adopted the 1998 Non-Employee Director Stock Option Plan (the "Non-Employee Plan"). The Non-Employee Plan is intended to promote the best interests of the Company and its shareholders by attracting and motivating highly qualified individuals to serve as directors and to allow them acquire an ownership interest , thus aligning their interests with those of shareholders. The following is a summary of the principal provisions of the Non-Employee Plan.

Administration. The Non-Employee Plan is administered by the Compensation Committee as appointed by the Board of Directors. The Compensation Committee interprets the Non-Employee Plan, prescribes, amends and rescinds rules and regulations relating to the Non-Employee Plan and makes all other determinations necessary or advisable for the administration of the Non-Employee Plan.

Shares. The total number of shares of Common Stock available for grants under the Non-Employee Plan cannot exceed 73,000 shares of Common Stock (subject to adjustment for certain events).

Option Agreement. Each option granted under the Non-Employee Plan will be evidenced by a Participation Agreement in accordance with the terms of the Non-Employee Plan. Each Participation Agreement will specify the exercise price, the term of the option, the date or dates on which the option becomes exercisable, the number of shares to which the option relates and such other terms as the Compensation Committee determines.

Option Price. The option price will be equal to the fair market value per share of the Common Stock on the grant date. Fair Market Value means, for purposes of the Non-Employee Plan, the average between the published closing bid and asked price of the Common Stock on the NASD OTC Bulletin Board or if the Common Stock has become listed on The Nasdaq National Market or another national securities, the average of the high and low price as quoted by the exchange. If the Common Stock is not quoted on either the NASD OTC Bulletin Board or the Nasdaq Stock Market or any nationally recognized stock exchange, a value determined by any fair and reasonable means prescribed by the Compensation Committee.

         Duration of Options. The duration of each option will be determined by the Compensation Committee, except that the maximum duration may not exceed ten years from the date of grant. The unexercised portion of each option automatically expires three months after the person who was granted the options ceases to be an employee and one year following the death or permanent disability of the employee.

         Adjustments. The total amount of Common Stock for which options may be granted under the Non-Employee Plan will be appropriately adjusted for any increase or decrease in the number of outstanding shares of Common Stock resulting from payment of a stock dividend, stock split, recapitalization or otherwise.

         Change in Control. In the event of a change in control (as defined in the Non-Employee Plan) of the Company, each option then outstanding shall immediately become exercisable in full.

         Termination and Amendment. An option may not be granted pursuant to the Non-Employee Plan after December 31, 2007. The Board of Directors may amend or modify the Non-Employee Plan at any time, but no amendment or modification, without the approval of the holders of a majority of the voting power of the Company shall materially increase the benefits accruing to the participants under the Non-Employee Plan, materially increase the amount of Common Stock for which grants may be made under the Non-Employee Plan, or materially change the provisions relating to the eligibility of individuals to whom grants may be made under Non-Employee Plan. No amendment or termination of the Non-Employee Plan may adversely affect any option granted under the Non-Employee Plan without the consent of the optionee. During the year ended December 31, 1998, we granted 26,664 options under the Non-Employee Plan. On April 4, 2000, with the consent of the holders, the options granted in 1998 were cancelled. On November 6, 2000, the Company granted 59,255 options under the Non-Employee Plan. At December 31, 2000 there were 59,225 options outstanding at an exercise price of $6.25.

1998 EMPLOYEE STOCK OPTION PLAN

         We have adopted the Employee Stock Option Plan (the "Employee Plan"). The Employee Plan is intended to closely associate the interests of management and the Banks with shareholders by reinforcing the relationship between employee rewards and shareholder gains; to provide management with an equity ownership in the Company commensurate with the Company's performance, as reflected in increased shareholder value; to maintain competitive compensation levels; and to provide an incentive to management for continuous employment with the Corporation. Pursuant to the Employee Plan, options may be granted that qualify under the Internal Revenue Code as incentive stock options or as stock options that do not qualify as incentive stock options. The following is a summary of the principal provisions of the Employee Plan.

Administration. The Employee Plan is administered by the Compensation Committee of the Company as appointed by the Board of Directors. The Compensation Committee interprets the Employee Plan, prescribes, amends and rescinds the rules and regulations relating to the Employee Plan and make all other determinations necessary or advisable for the administration of the Employee Plan.

Shares. The total number of shares of Common Stock available for grants under the Employee Plan cannot exceed 29,000 shares of Common Stock (subject to adjustment for certain events).

Option Agreement. Each option granted under the Employee Plan is evidenced by either an Incentive Stock Option Agreement or a Nonqualified Stock Option Agreement in accordance with the terms of the Employee Plan. Each stock option agreement specifies the exercise price, the term of the option, the date or dates on which the option becomes exercisable, the number of shares to which the option relates and such other terms as the Compensation Committee determines.

Option Price. The option price is equal to the fair market value per share of the Common Stock on the grant date. Fair Market Value means, for purposes of the Employee Plan, the average between the published closing bid and asked price of the Common Stock on the NASD OTC Bulletin Board or if the Common Stock has become listed on The Nasdaq National Market or another national securities, the average of the high and low price as quoted by the exchange. If the Common Stock is not quoted on either the NASD OTC Bulletin Board or the Nasdaq Stock Market or any nationally recognized stock exchange, a value determined by any fair and reasonable means prescribed by the Compensation Committee.

Duration of Options. The duration of each option is determined by the Compensation Committee, except that the maximum duration may not exceed ten years from the date of grant. The unexercised portion of each option automatically expires three months after the person who was granted the options ceases to be an employee and one year following the death or permanent disability of the employee.

Adjustments. The total amount of Common Stock for which options may be granted under the Employee Plan is appropriately adjusted for any increase or decrease in the number of outstanding shares of Common Stock resulting from payment of a stock dividend, stock split, recapitalization or otherwise.

Change in Control. In the event of a change in control (as defined in the Employee Plan) of the Company, each option then outstanding shall immediately become exercisable in full.

Termination and Amendment. An option may not be granted pursuant to the Employee Plan after December 31, 2007. The Board of Directors may amend or modify the Employee Plan at any time, but no amendment or modification, without the approval of the holders of a majority of the voting power of the Company shall materially increase the benefits accruing to the participants under the Employee Plan, materially increase the amount of Common Stock for which grants may be made under the Employee Plan, or materially change the provisions relating to the eligibility of individuals to whom grants may be made under Employee Plan. No amendment or termination of the Employee Plan may adversely affect any option granted under the Employee Plan without the consent of the optionee.

Federal Income Tax Consequences. The grant of a non-qualified option or incentive stock option has no federal tax consequences for the optionee or the Company. Upon the exercise of a non-qualified option, the optionee will recognize taxable compensation income to the extent that the fair market value of the shares of Common Stock exceeds the option price. The Company is entitled to a tax deduction for such amounts at the date of exercise. If any stock received upon the exercise of a non-qualified option is later sold, any excess of the sale price over the fair market value of the stock at the date of exercise is taxable to the optionee.

         No taxable income results to the optionee upon the exercise of an incentive stock option if the incentive stock option is exercised during the period of the optionee's employment or within three months thereafter, except in the case of disability or death. However, the amount by which the fair market value of the stock acquired pursuant to an incentive stock option exceeds the option price is a tax preference item which may result in the imposition on the optionee of an alternative minimum tax. If no disposition of the shares is made within two years from the date the incentive stock option was granted and one year from the date of exercise, any profit realized upon disposition of the shares may be treated as a long-term capital gain by the optionee. A disposition prior to such time will be taxable as described in the preceding paragraph. The Company will not be entitled to a tax deduction upon such exercise of an incentive stock option, nor upon a subsequent disposition of the shares unless such disposition occurs prior to the expiration of these holding periods.

         During the year ended December 31, 1998, we granted 14,667 options under the Employee Plan. On April 4, 2000 the options granted in 1998 were cancelled with the consent of the holders. On November 6, 2000, the Company granted 17,267 options under the Employee Plan. At December 31, 2000 there were 17,267 options outstanding at exercise prices of $5.65 to $6.75.

                    DIRECTOR AND EXECUTIVE OFFICER OWNERSHIP
                               OF MCB COMMON STOCK

         This table indicates how much common stock the executive officers and directors beneficially owned as of March 31, 2001. In general, "beneficial ownership" includes those shares a director or executive officer has the power to vote, or the power to transfer, and stock options that are exercisable currently or become exercisable within 60 days. Except as otherwise noted, the persons named in the table below have sole investment power with respect to all shares shown as beneficially owned by them.

                                      SHARES OF COMMON STOCK BENEFICIALLY   OPTIONS EXERCISABLE        PERCENT OF
NAME                                  BENEFICIALLY OWNED                    WITHIN 60 DAYS             OUTSTANDING SHARES
----                                  -----------------------------------   -------------------        ------------------
David A. McKinnon(1)                   31,841                                5,000                      3.9%
Paul E. Baltzer, Jr.(1)                18,842                                3,644                      2.3%
Frank D. Blowers(2)                    30,750                                3,000                      3.7%
Anthony J. Ferlito                      3,333                                3,644                        *
Phillip T. Hernandez(2)                 7,729                                3,644                      1.0%
Joseph S. Lentine(2)                   14,979                                3,644                      1.8%
John W. Melstrom(2)                     7,879                                3,644                      1.8%
Robert P. Peleman(3)                   36,176                                3,644                      4.4%
Russell M. Shelton(2)                   8,444                                3,644                      1.8%
David F. Shellenbarger(4)              30,532                                3,644                      3.7%
William Sumner(1)                      25,873                                3,644                      3.2%

Directors and Executive Officers as
a group (11 persons)
                                      216,378                               40,796                     26.6%

 * Less than 1% of MCB's outstanding shares of Common Stock

(1) Also holds 9,091 Warrants to purchase 1.5 shares of Common Stock at $11.00 per share. The Warrants expire 36 months from 10/1/99.

(2) Also holds 4,546 Warrants to purchase 1.5 shares of Common Stock at $11.00 per share. The Warrants expire 36 months from 10/1/99.

(3) Also holds 5,000 Warrants to purchase 1.5 shares of Common Stock at $11.00 per share. The Warrants expire 36 months from 10/1/99.

(4) Also holds 18,182 Warrants to purchase 1.5 shares of Common Stock at $11.00 per share. The Warrants expire 36 months from 10/1/99.

                      PERSONS OWNING MORE THAN FIVE PERCENT
                         OF OUTSTANDING MCB COMMON STOCK

There are no persons known to us that hold more than five percent of our outstanding Common Stock as of March 31, 2001.

                             EXECUTIVE COMPENSATION

EXECUTIVE COMPENSATION TABLE

         The table below shows the compensation paid to David A. McKinnon, Chief Executive Officer and President, for the period from January 28, 1998 (inception) to December 31, 2000, and the total compensation paid to other executive officers of the Company or the Banks that had total compensation in excess of $100,000 during since the Company's inception.

                                                                                    Long-Term
                                                                                    Compensation Awards
                                                                                    -------------------
                                                                                    Securities Underlying
Name and Principal Position            Fiscal Year   Salary     Bonus       Other   Options (#)             All Other Compensation
---------------------------            -----------   ------     -----       -----   ---------------------   ----------------------
David A. McKinnon.....................    2000      $208,603                  --              --                       --
                                          1999      $183,846   $ 3,200
President, Chief Executive Officer....    1998      $ 11,538        --        --           6,667
and Chairman; President and Chief
Executive Officer, Lakeside
Community Bank
                                                                                                                       --

Frank Blowers*........................    2000      $122,999        --        --              --                       --
President, Chief Executive Officer,       1999      $114,058   $ 1,200
North Oakland Community Bank

David Celeskey........................    2000      $ 91,998   $10,500
Senior Vice President,                    1999            --        --
Commercial Lending

Roy Klecha(1).........................    2000      $ 97,038   $ 7,000
President, Chief Executive Officer        1999            --        --
North Oakland Community Bank

* Lakeside Community Bank and North Oakland Community Bank did not commence operation until January, 1999.

(1) Mr. Klecha announced his resignation on April 3, 2001.

                          TRANSACTIONS WITH MANAGEMENT

         During 2000, in the regular course of business, Lakeside and North Oakland made various loans to certain directors. In the opinion of management, such loans were on terms conditions that were no more favorable than the terms and conditions of loans provided to other customers of Lakeside or North Oakland and did not involve more than the normal risk of collectibility.

         On April 4, 2000, the Board of Directors cancelled all of the options outstanding held by members of the Board of Directors and our executive officers with the consent of the holders. On November 6, 2000 we issued options under the Employee and Non-Employee Plans in the amount of 16,067 and 59,255 respectively at a lower exercise price. An additional 1,200 options were granted on December 31, 2000 under the Employee Plan.

SERVICES FROM ORGANIZERS

         During our organization and the organization of our banks, David A. McKinnon, one of the organizers, provided legal services to us. During 1999 we paid approximately $81,000 for such legal services. We do not anticipate purchasing legal services from Mr. McKinnon in the future.

BANKING TRANSACTIONS

         Certain of the directors and officers and the businesses with which they are associated have banking and other transactions with and our banks in the ordinary course of business. Any loans and commitments to lend to such affiliated persons or entities included in such transactions are made in accordance with the applicable laws and regulations and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unaffiliated parties of similar creditworthiness. They do not involve more than normal risk or present other unfavorable features. Transactions with any officer, director, principal shareholder, or other affiliate are on terms no less favorable than could be obtained on an arms-length basis from unaffiliated independent third parties, and are approved by a majority of the independent directors who do not have an interest in the transaction and who have had access, at the our expense, to our legal counsel or independent legal counsel.

INDEMNIFICATION

         The Articles of Incorporation and bylaws of the Company provide for the indemnification of directors and officers, including reasonable legal fees, incurred by such directors and officers while acing on our behalf as a director or officer, subject to certain limitations. See, "Description of Capital Stock - Indemnification of Directors and Officers." The scope of such indemnification otherwise permitted by Michigan law may be limited in certain circumstances by federal law and regulations. We have purchased directors' and officers' liability insurance.

                           SUPERVISION AND REGULATION

GENERAL

         Financial institutions and their holding companies are extensively regulated under federal and state law. Consequently, the growth and earnings performance of the Company and the Banks can be affected not only by management decisions and general economic conditions, but also by the statutes administered by, and the regulations and policies of, various governmental regulatory authorities. Those authorities include, but are not limited to, the Federal Reserve Board, the FDIC, the FIB, the Michigan Department of Consumer and Industry Services, the Internal Revenue Service, and state taxing authorities. The effect of such statutes, regulations and policies can be significant, and cannot be predicted with certainty.

         Federal and state laws and regulations generally applicable to financial institutions and their holding companies regulate, among other things, the scope of business, investments, reserves against deposit, capital levels relative to operations, lending activities and practices, the nature and amount of collateral for loans, the establishment of branches, mergers, consolidations and dividends. The system of supervision and regulation applicable to the Company and the Banks establishes a comprehensive framework for their respective operations and is intended primarily for the protection of the FDIC's deposit insurance funds, the depositors of the Banks, and the public, rather than shareholders of the Banks or the Company.

         The Federal Reserve Board, FDIC and the other federal banking agencies have broad enforcement powers, including the power to terminate deposit insurance, impose substantial fines and other civil and criminal penalties and appoint a conservator or receiver. Failure to comply with applicable laws, regulations and supervisory agreements could subject the Company or its banking subsidiaries, as well as officers directors and other institution-affiliated parties of these organizations, to administrative sanctions and potentially substantial civil money penalties. The appropriate federal banking agency may appoint the FDIC as conservator or receiver for a banking institution (or the FDIC may appoint itself, under certain circumstances) if any one or more of a number of circumstances exist, including, without limitation, the fact that the banking institution is undercapitalized and has no reasonable prospect of becoming adequately capitalized; fails to become adequately capitalized when required to do so; fails to submit a timely and acceptable capital restoration plan; or materially fails to implement an accepted capital restoration plan.

         The Gramm-Leach-Bliley Act of 1999 has expanded the permissible activities of a bank holding company. The act allows qualifying bank holding companies to elect to be treated as "financial holding companies." A bank holding company qualifies as a financial holding company if its depository institution subsidiaries are well-managed, well-capitalized and received as least a "satisfactory" Community Reinvestment Act rating as of the most recent examination. A financial holding company may engage in activities and acquire companies engaged in activities that are financial in nature or "incidental" or "complimentary" to such financial activities. The Federal Reserve Board has the authority to expand the list of permissible activities for a financial holding company. Any bank holding company which cannot or chooses nor to become a financial holding company will remain subject to the previous rules of the Bank Holding Company Act.

         The following references to statutes and regulations are intended to summarize certain government regulation of the business of the Company and the Banks and are qualified by reference to the text of such statutes and regulations. Any change in government regulations may have a material effect on our business and our banks.

THE COMPANY

          We are a bank holding company and, as such, is required to register with, and is subject to regulation by, the Federal Reserve Board under the Bank Holding Company Act, as amended (the "BHCA"). Under the BHCA, we are subject to periodic examination by the Federal Reserve Board and required to file periodic reports of operations and such additional information as the Federal Reserve Board may require.

         In accordance with Federal Reserve Board policy, the Company is expected to act as a source of financial strength to our banks and to commit resources to support our banks in circumstances where we might not do so absent such policy. In addition, in certain circumstances a Michigan state bank having impaired capital may be required by the OFIS either to restore its capital by a special assessment upon its shareholders, or to liquidate the bank.

         Any capital loans by a bank holding company to a subsidiary bank are subordinate in right of payment to deposits and to certain other indebtedness of such subsidiary bank. In the event of a bankruptcy by a bank holding company, any commitment by the bank holding company to a federal bank regulatory agency to maintain the capital of a subsidiary bank will be assumed by the bankruptcy trustee and entitled to a priority of payment. This priority would also apply to guarantees of capital plans under the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA").

         With certain limited exceptions, the BHCA prohibits bank holding companies from acquiring direct or indirect ownership or control of voting shares or assets of any company or one or more activities which the Federal Reserve Board has determined to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. Under current Federal Reserve Board regulations, such permissible non-bank activities include such things as mortgage banking, equipment leasing, securities brokerage, and consumer and commercial finance company operations. As a result of recent amendments to the BHCA, certain types of acquisitions may be effected by bank holding companies that satisfy certain statutory criteria concerning management, capitalization, and regulatory compliance, provided that written notice is given to the Federal Reserve Board within 10 business days after the transaction. For other acquisitions, prior written notice to the Federal Reserve Board will be required.

         In evaluating a written notice of such an acquisition, the Federal Reserve Board will consider various factors, including, among others, the financial and managerial resources of the notifying bank holding company, and the relative public benefits and adverse effects which may be expected to result from the performance of the activity by an affiliate of such company. The Federal Reserve Board may apply different standards to activities proposed to be commenced de novo and activities commenced by acquisition, in whole or in part, of a going concern. The required notice period may be extended by the Federal Reserve Board under certain circumstances, including a notice for acquisition of a company engaged in activities not previously approved by regulation of the Federal

Reserve Board. If such a proposed acquisition is not disapproved or subjected to conditions by the Federal Reserve Board within the applicable notice period, it is deemed approved, by the Federal Reserve Board.

         In general, any direct or indirect acquisition of any voting shares of any bank, which would result in our direct or indirect ownership or control of more than 5% of any class of voting shares of such bank, and any merger or consolidation with another bank holding company, will require the prior written approval of the Federal Reserve Board under the BHCA. In acting on such applications, the Federal Reserve Board must consider various statutory factors, including among others, the effect of the proposed transaction on competition in relevant geographic and product markets, the convenience and needs of the communities to be served, and each party's financial condition, managerial resources, and record of performance under the Community Reinvestment Act.

         The merger or consolidation of one of our banks with another bank, or the acquisition by such a subsidiary of assets of another bank, or the assumption of liability by such a subsidiary to pay any deposits in another bank, will require the prior written approval of the responsible federal depository institution regulatory agency under the Bank Merger Act, based upon a consideration of statutory factors similar to those outlined above with respect to the BHCA. In addition, in certain such cases an application to, and the prior approval of, the Federal Reserve Board under the BHCA and/or the Commissioner under the Michigan Banking Code, may be required.

         Capital Requirements. The Federal Reserve Board uses capital adequacy guidelines in its examination and regulation of bank holding companies. If capital falls below minimum guidelines, a bank holding company may, among other things, be denied approval to acquire or establish additional banks or non-bank businesses.

         The Federal Reserve Board's capital guidelines establish the following minimum regulatory capital requirements for bank holding companies: (i) a leverage capital requirement expressed as a percentage of total assets, (ii) a risk-based requirement expressed as a percentage of total risk-weighted assets, and (iii) a Tier 1 leverage requirement expressed as a percentage of total assets. The leverage capital requirement consists of a minimum ratio of total capital to total assets of 6%, with an expectation that banking organizations generally should operate above such minimum level. The risk-based requirement consists of a minimum ratio of total capital to total risk-weighted assets of 8%, of which at least one-half must be Tier 1 capital (which consists principally of shareholders' equity). The Tier 1 leverage requirement consists of a minimum ratio of Tier 1 capital to total assets of 3% for the most highly rated companies, with minimum requirements of 4% to 5% for all others.

         The risk-based and leverage standards presently used by the Federal Reserve Board are minimum requirements, and higher capital levels will be required if warranted by the particular circumstances or risk profiles of individual banking organizations. Further, any banking organization experiencing or anticipating significant growth would be expected to maintain capital ratios, including tangible capital positions (i.e., Tier 1 capital less all intangible assets), well above the minimum levels.

         In September 1996, the federal bank regulating agencies adopted amendments to their respective risk based capital standards to require banks and bank holding companies having significant exposure to market risk arising from, among other things, trading of debt instruments, (i) to measure that risk using an internal value-at-risk model conforming to the parameters established in the agencies' standards, and (ii) to maintain a commensurate amount of additional capital to reflect such risk. The new rules were adopted effective January 1, 1997, with compliance mandatory from and after January 1, 1998.

Dividends. We are a corporation separate and distinct from our banks. Most of our revenues are received in the form of dividends or interest paid by our banks. Our banks are subject to statutory restrictions on their ability to pay dividends. See "The Banks - Dividends." The Federal Reserve Board has issued a policy statement on the payment of cash dividends by bank holding companies. In the policy statement, the Federal Reserve Board expressed its view that a bank holding company should not pay cash dividends exceeding its net income or which could only be funded in ways that weakened the bank holding company's financial health, such as by borrowing. Additionally, the Federal Reserve Board possesses enforcement powers over bank holding companies and their non-bank subsidiaries to prevent or remedy actions that represent unsafe or unsound practices or violations of applicable statutes and regulations. Among these powers is the ability, in appropriate cases, to proscribe the payment of dividends by banks and bank holding companies. Similar enforcement powers over our banks are possessed by the FDIC. It is also unlawful for any insured depository institution to pay a dividend at a time when it is in default of payment of any assessment to the FDIC. The "prompt corrective action" provisions of the FDIC impose further restrictions on the payment of dividends by insured banks which fail to meet specified capital levels.

         In addition to the restrictions on dividends imposed by the Federal Reserve Board, the MBCA imposes certain restrictions on the declaration and payment of dividends by Michigan corporations. See "Description of Capital Stock-Common Stock-Dividend Rights."

Potential Liability for Undercapitalized Subsidiaries. Bank regulators are required to take "prompt corrective action" to resolve problems associated with insured depository institutions whose capital declines below certain levels. In the event an insured depository institution becomes "undercapitalized," it must submit a capital restoration plan. The capital restoration plan will not be accepted by the regulators unless each company having control of the undercapitalized institution guarantees the subsidiary's compliance with the capital restoration plan up to a certain specified amount. Any such guarantee from a depository institution's holding company is entitled to a priority of payment in bankruptcy.

         The aggregate liability of the holding company of an undercapitalized bank is limited to the lesser of 5% of the institution's assets at the time it became undercapitalized or the amount necessary to cause the institution to be "adequately capitalized." The bank regulators have greater power in situations where an institution becomes "significantly" or "critically" undercapitalized or fails to submit a capital restoration plan. For example, a bank holding company controlling such an institution can be required to obtain prior Federal Reserve Board approval of proposed dividends, or might be required to consent to a consolidation or to divest the troubled institution or other affiliates.

OUR BANKS

General. Each of our banks are Michigan banking corporations, and their deposit accounts are insured by the Bank Insurance Fund (the "BIF") of the FDIC. As BIF-insured, Michigan-chartered banks, our banks are subject to the examination, supervision, reporting and enforcement jurisdiction of the OFIS, as the chartering authority for Michigan banks, and the FDIC as administrator of the BIF. These agencies and federal and state law extensively regulate various aspects of the banking business, including, among other things, permissible types and amounts of loans, investments and other activities, capital adequacy, branching, interest rates on loans and on deposits, the maintenance of non-interest bearing reserves on deposit accounts, and the safety and soundness of banking practices.

Deposit Insurance. As FDIC-insured institutions, each of our banks are required to pay deposit insurance premium assessments to the FDIC. Pursuant to FDIC, the FDIC adopted a risk-based assessment system under which all insured depository institutions are placed into one of nine categories and assessed insurance premiums based upon their level of capital and supervisory evaluation. Institutions classified as well-capitalized (as defined by the FDIC) and not exhibiting financial, operational or compliance weaknesses, pay the lowest premium while institutions that are less than adequately capitalized (as defined by the FDIC) and considered substantial supervisory concern pay the highest premium. Risk classification of all insured institutions is made by the FDIC for each semi-annual assessment period.

         The FDIC may terminate the deposit insurance of any insured depository institution if the FDIC determines, after a hearing, that the institution or its directors have engaged or are engaging in unsafe or unsound practices, or have violated any applicable law, regulation, order, or any condition imposed in writing by, or written agreement with, the FDIC, or if the institution is in an unsafe or unsound condition to continue operations. The FDIC may also suspend deposit insurance temporarily during the hearing process for a permanent termination of insurance if the institution has no tangible capital.

Capital Requirements. The FDIC has established the following minimum capital standards for state chartered, FDIC-insured, non-member banks, ( i) a leverage requirement consisting of a minimum ratio of Tier 1 capital to total assets of 3% for the most highly-rated banks with minimum requirements of 4% to 5% for all others, and (ii) a risk-based capital requirement consisting of a minimum ratio of total capital to total risk-weighted assets of 8%, at least one-half of which must be Tier 1 capital. Tier 1 capital consists principally of shareholders equity. In addition, the

FDIC has adopted requirements for each state chartered, FDIC-insured, non-member bank having trading activity as shown on its most recent Consolidated Report of Condition and Income ("Call Report") in an amount equal to 10% or more of its total assets, (i) to measure its market risk using an internal value-at-risk model conforming to the FDIC's capital standards, and (ii) to maintain a commensurate amount of additional capital to reflect such risk. This regulation was adopted effective January 1, 1997, with compliance mandatory on and after January 1, 1998.

Prompt Corrective Action. FDIC establishes a system of prompt corrective action to resolve the problems of undercapitalized institutions. Under this system, federal depository institution regulators are required to take certain mandatory supervisory actions, and may take certain discretionary supervisory actions against undercapitalized institutions, the severity of which depends upon the institution's degree of capitalization. In addition, subject to a narrow exception, FDIC generally requires the federal depository institution regulators to appoint a receiver or conservator for an institution that is critically undercapitalized.

         As mandated by FDIC, the federal banking regulators have specified by regulation the relevant capital measures at which an insured depository institution is deemed well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized. Pursuant to the FDIC's regulations implementing the prompt corrective action provisions of FDIC, a bank will be deemed to be (i) well capitalized if the bank has a total risk-based capital ratio of 10% or greater, a Tier 1 risk-based capital ratio of 6% or greater and a leverage ratio of 5% or greater; (ii) adequately capitalized if the bank has a total risk-based capital ratio of 8% or greater, a Tier 1 risk-based capital ratio above 4%, or a leverage ratio of greater than 4% (3% for the most highly rated banks); (iii) undercapitalized if the bank has a total risk-based capital ratio of less than 8%, a Tier 1 risk-based capital ratio of less than 4%, and a leverage ratio of less than 4%; (iv) significantly undercapitalized if the bank has a total risk-based capital ratio of less than 6%, a Tier 1 risk-based capital ratio of less than 3% or a leverage ratio of less than 3%; and (v) critically undercapitalized if the bank has a ratio of tangible equity to total assets of 2% or less.

         Subject to certain exceptions, these capital ratios are generally determined on the basis of Call Reports submitted by each depository institution and the reports of examination by each institution's appropriate federal depository institution regulatory agency.

         Depending upon the capital category to which an institution is assigned, the regulators' corrective powers include: requiring the submission of a capital restoration plan (which must include a holding company guarantee of performance); placing limits on asset growth and restrictions on activities; requiring the institution to issue additional capital stock (including additional voting stock) or to be acquired; restricting transactions with affiliates; restricting the interest rate the institution may pay on deposits; ordering a new election of directors of the institution; requiring that senior executive officers or directors be dismissed; prohibiting the institution from accepting deposits from correspondent banks; requiring the holding company to divest certain subsidiaries including the institution; requiring the institution to divest certain subsidiaries; prohibiting the payment of principal or interest on subordinated debt; and ultimately, appointing a receiver or conservator for the institution.

         In general, a depository institution may be reclassified to a lower category than is indicated by its capital position if the appropriate federal depository institution regulatory agency determines the institution to be otherwise in an unsafe or unsound condition or to be engaged in an unsafe or unsound practice. This could include a failure by the institution, following receipt of a less-than-satisfactory rating on its most recent examination report, to correct the deficiency.

Dividends. As banking corporations organized under Michigan law, our Banks are restricted as to the maximum amount of dividends they may pay on their Common Stock. Our banks may not pay dividends except out of net profits after deducting losses and bad debts. The banks may not declare or pay a dividend unless they have a surplus amounting to at least 20% of its capital after the payment of the dividend. If our banks have a surplus less than the amount of their capital they may not declare or pay any dividend until an amount equal to at least 10% of net profits for the preceding half year (in the case of quarterly or semi-annual dividends) or full year (in the case of annual dividends) has been transferred to surplus. Our banks may, with the approval of the Commissioner, by vote of shareholders owning two-thirds of the stock eligible to vote, increase its capital stock by a declaration of a stock dividend, provided that after the increase its surplus equals at least 20% of its capital stock, as increased. Our banks may not declare or pay any dividend until the cumulative dividends on preferred stock (should any such stock be issued and outstanding) have been paid in full.

         The Federal Deposit Insurance Act, as amended ("FDIC") generally prohibits a depository institution from making any capital distribution (including payment of a dividend) or paying any management fee to its holding company if the depository institution would thereafter be undercapitalized. The FDIC may prevent an insured bank from paying dividends if the bank is in default of payment of an assessment due to the FDIC. In addition, payment of dividends by our banks may be prevented by the applicable federal regulatory authority if such payment is determined, by reason of the financial condition of a bank to be an unsafe and unsound banking practice. The Federal Reserve Board has issued a policy statement providing that bank holding companies and insured banks should generally only pay dividends out of current operating earnings.

Cross-guarantee Provisions. The Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA") contains a "cross-guarantee" provision which generally makes commonly controlled insured depository institutions liable to the FDIC for any losses incurred in connection with the failure of a commonly controlled depository institution.

Insider Transactions. Our banks are subject to certain restrictions imposed by the Federal Reserve Act on any extensions of credit to the Company or its subsidiaries, on investments in the stock or other securities of the Company or its subsidiaries and the acceptance of the stock or other securities of the Company or its subsidiaries as collateral for loans to any person. Certain limitations and reporting requirements are also placed on extensions of credit by our banks to its directors and officers, to directors and officers of the Company and its subsidiaries, to principal shareholders of the Company, and to "related interests" of such directors, officers and principal shareholders. In addition, such legislation and regulations may affect the terms upon which any person becoming a director or officer of the Company or one of its subsidiaries or a principal shareholder of the Company may obtain credit from banks with which either of our banks maintain a correspondent relationship.

         FDIC regulations which became effective April 1, 1996, impose limitations (and in certain cases, prohibitions) on (i) certain "golden parachute" severance payments by troubled depository institutions and their affiliated holding companies to institution-affiliated parties (primarily directors, officers, employees, or principal shareholders of the institution), and (ii) certain indemnification payments by a depository institution or its affiliated holding company, regardless of financial condition, to institution-affiliated parties. The FDIC regulations impose limitations on indemnification payments which could restrict, in certain circumstances payments by us or our banks to their respective directors or officers otherwise permitted under the MBCA or the Michigan Banking Code, respectively. See "Description of Capital Stock - Indemnification of Directors and Officers."

         Safety and Soundness Standards. On July 10, 1995, the FDIC, the Office of Thrift Supervision, the Federal Reserve Board and the Office of the Comptroller of the Currency published final guidelines implementing the FDIC requirement that the federal banking agencies establish operational and managerial standards to promote the safety and soundness of federally insured depository institutions. The guidelines, which took effect on August 9, 1995, establish standards for internal controls, information systems, internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth, and compensation, fees and benefits. In general, the guidelines prescribe the goals to be achieved in each area and each institution will be responsible for establishing its own procedures to achieve those goals. If an institution fails to comply with any of the standards set forth in the guidelines, the institution's primary federal regulator may require the institution to submit a plan for achieving and maintaining compliance. The preamble to the guidelines states that the agencies expect to require a compliance plan from an institution whose failure to meet one or more of the standards is of such severity that it could threaten the safe and sound operation of the institution. Failure to submit an acceptable compliance plan, or failure to adhere to a compliance plan that has been accepted by the appropriate regulator, would constitute grounds for further enforcement action. Effective October 1, 1996, the agencies expanded the guidelines to establish asset quality and earnings standards. As was the case prior to August 9, 1995, each depository institution is responsible for establishing its own procedures to meet such goals.

State Bank Activities. Under FDIC, as implemented by final regulations adopted by the FDIC, FDIC-insured state banks are prohibited, subject to certain exceptions, from making or retaining equity investments of a type, or in an amount, that are not permissible for a national bank. FDIC, as implemented by FDIC regulations, also prohibits FDIC-insured state banks and their subsidiaries, subject to certain exceptions, from engaging as principal in any activity that is not permitted for a national bank or its subsidiary, respectively, unless the bank meets, and continues to meet, its minimum regulatory capital requirements and the FDIC determines the activity would not pose a significant risk to the deposit insurance fund of which the bank is a member. Impermissible investments and activities must be divested or discontinued within certain time frames set by the FDIC in accordance with FDIC.

Consumer Banking. The business of our banks will include making a variety of types of loans to individuals. In making these loans, our banks are subject to state usury and regulatory laws and to various federal statutes, such as the Equal Credit Opportunity Act, Fair Credit Reporting Act, Truth in Lending Act, Real Estate Settlement Procedures Act, and Home Mortgage Disclosure Act, and the regulations promulgated thereunder, which prohibit discrimination, specify disclosures to be made to borrowers regarding credit and settlement costs, and regulate the mortgage loan servicing activities of our banks, including the maintenance and operation of escrow accounts and the transfer of mortgage loan servicing. The Riegle Act imposed new escrow requirements on depository and non-depository mortgage lenders and servicers under the National Flood Insurance Program. See "Recent Regulatory Developments." In receiving deposits, our banks will be subject to extensive regulation under state and federal law and regulations, including the Truth in Savings Act, the Expedited Funds Availability Act, the Bank Secrecy Act, the Electronic Funds Transfer Act, and the FDIC. Violation of these laws could result in the imposition of significant damages and fines upon our banks, and the directors and officers.

Interstate Banking and Branching. The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Riegle-Neil Act"), substantially changed the geographic constraints applicable to the banking industry. The Riegle-Neal Act allows bank holding companies to acquire banks located in any state in the United States without regard to geographic restrictions or reciprocity requirements imposed by state law, but subject to certain conditions, including limitations on the aggregate amount of deposits that may be held by the acquiring holding company and all of its insured depository institution affiliates. The Riegle-Neal Act allows banks to establish interstate branch networks through acquisitions of other banks, subject to certain conditions, including certain limitations on the aggregate amount of deposits that may be held by the surviving bank and all of its insured depository institution affiliates. The establishment of de novo interstate branches or the acquisition of individual branches of a bank in another state (rather than the acquisition of an out-of-state bank in its entirety) is allowed by the Riegle-Neal Act only if specifically authorized by state law. The legislation allowed individual states to "opt-out" of certain provisions of the Riegle-Neal Act by enacting appropriate legislation prior to June 1, 1997.

         In November, 1995, Michigan exercised its right to opt-in early to the Riegle-Neal Act allowed and amended the Michigan Banking Code to permit, in appropriate circumstances, (a) with the approval of the Commissioner, (i) the acquisition of all or substantially all of the assets of a Michigan-chartered bank by an FDIC-insured bank, savings bank, or savings and loan association located in another state, (ii) the acquisition by a Michigan-chartered bank of all or substantially all of the assets of an FDIC-insured bank, savings bank or savings and loan association located in another state, (iii) the consolidation of one or more Michigan-chartered banks and FDIC-insured banks, savings banks or savings and loan associations located in other states having laws permitting such consolidation, with the resulting organization chartered by Michigan, (iv) the establishment by a foreign bank, which has not previously designated any other state as its home state under the International Banking Act of 1978, of branches located in Michigan, and (v) the organization of a branch in Michigan by FDIC-insured banks located in other states, the District of Columbia or U.S. territories or protectorates having laws permitting a Michigan-chartered bank to establish a branch in such jurisdiction, and (b) upon written notice to the Commissioner, (i) the acquisition by a Michigan-chartered bank of one or more branches (not comprising all or substantially all of the assets) of an FDIC-insured bank, savings bank or savings and loan association located in another state, the District of Columbia, or a U.S. territory or protectorate,
(ii) the establishment by Michigan-chartered banks of branches located in other states, the District of Columbia, or U.S. territories or protectorates, and
(iii) the consolidation of one or more Michigan chartered banks and FDIC-insured banks, savings banks or savings and loan associations located in other states, with the resulting organization chartered by one of such other states, and (c) the sale by a Michigan chartered bank of one or more of its branches (not comprising or all substantially all of its assets) to an, FDIC insured bank, savings bank or savings and loan association located in a state in which a Michigan-chartered bank could purchase one or more branches of the purchasing entity. The amending legislation also expanded the regulatory authority of the Commissioner and made certain other changes.

Community Reinvestment Act. The Community Reinvestment Act of 1977 ("CRA") and the regulations issued thereunder are intended to encourage banks to help meet the credit needs of their service area, including low and moderate income neighborhoods, consistent with the safe and sound operations of the banks. These regulations also provide for regulatory assessment of a bank's record in meeting the needs of its service area when considering applications to acquire the assets and assume the liabilities of another bank. FIRREA requires federal banking agencies to make public a rating of a bank's performance under the CRA. In the case of a bank holding company, the CRA performance record of the banks involved in the transaction are reviewed in connection with the filing of an application to acquire ownership or control of shares or assets of a bank or to merge with any other bank holding company. An unsatisfactory record can substantially delay or block the transaction.

Effect on Economic Environment. The policies of regulatory authorities, including the monetary policy of the Federal Reserve Board, have a significant effect on the operating results of bank holding companies and their subsidiaries. Among the means available to the Federal Reserve Board to affect the money supply are open market operations in U.S. Government securities, changes in the discount rate on member bank borrowings, and changes in reserve requirements against member bank deposits. These means are used in varying combinations to influence overall growth and distribution of bank loans, investments and deposits, and their use may affect interest rates charged on loans or paid for deposits.

         Federal Reserve Board monetary policies have materially affected the operating results of commercial banks in the past and are expected to continue to do so in the future. The nature of future monetary policies and the effect of such policies on the business and earnings of the Company and its subsidiaries cannot be predicted.

                             DESCRIPTION OF CAPITAL

         Our authorized capital stock consists of 9,000,000 shares of Common Stock and 1,000,000 shares of Preferred Stock. Currently the Company has _____ shares of Common Stock issued and outstanding.

         Michigan law allows the Board of Directors to issue additional shares of stock up to the total amount of Common Stock and Preferred Stock authorized without obtaining the prior approval of shareholders. Holders of Common Stock do not have preemptive rights. Issuances of Preferred Stock, if any, will not be offered to members of the Board of Directors, except on the same terms as are offered to the public, unless approved by a majority of the independent directors who do not have an interest in the transaction and who have had access, at our expense, to our legal counsel or independent legal counsel.

UNITS

         Each Unit offered by this Offering Memorandum consists of two shares of our Common Stock and one Warrant (the "Warrants"). Each Warrant may be exercised to purchase one additional shares of our Common Stock at an exercise price per share of $____.

PREFERRED STOCK

         Our Board of Directors is authorized to issue Preferred Stock, in one or more series, from time to time, with such voting powers, full or limited but not to exceed one vote per share, or without voting powers, and with such designations, preferences rights, qualifications, limitations, and restrictions as may be provided in the resolution or resolutions adopted by the Board of Directors. The authority of the Board of Directors includes, but is not limited to, the determination or fixing of the following with respect to shares of such class or any series thereof (i) the number of shares and designation of such series; (ii) the dividend rate and whether dividends are to be cumulative; (iii) whether shares are to be redeemable, and, if so, whether redeemable for cash, property or rights; (iv) the rights to which the holders of shares shall be entitled and the preferences, if any, over any other series; (v) whether the shares shall be subject to the operation of a purchase, retirement or sinking fund, and, if so, upon what conditions;

(vi) whether the shares shall be convertible into or exchangeable for shares of any other class or of any other series of any class of capital stock and the terms and conditions of such conversion or exchange; (vii) the voting powers, full or limited, if any, of the shares; (viii) whether the issuance of any additional shares, or any shares of any other series, shall be subject to restrictions as to issuance, or as to the powers, preferences or rights of any such other series; and (ix) any other preferences, privileges and powers and relative, participating, optional or other special rights and qualifications, limitations or restrictions.

COMMON STOCK

         Dividend Rights. Subject to any prior rights of any holders of Preferred Stock then outstanding, the holders of the Common Stock will be entitled to dividends when, as and if declared by the Company's Board of Directors out of funds legally available therefor. Under Michigan law, dividends may be legally declared or paid only if after the distribution the corporation can pay its debts as they come due in the usual course of business and the corporation's total assets equal or exceed the sum of its liabilities plus (unless otherwise provided for in the Articles of Incorporation) the amount that would be needed to satisfy the preferential rights upon dissolution of any holders of preferred stock then outstanding whose preferential rights are superior to those receiving the distribution.

         Funds for the payment of dividends are expected to be obtained primarily from dividend payments of our banks. There can be no assurance that the we will have funds available for dividends, or that if funds are available, that dividends will be declared by the Board of Directors. As our banks have not been profitable during the start up period, we do not expect to declare a dividend at any time in the foreseeable future.

         Voting Rights. Subject to the rights, if any, of holders of shares of Preferred Stock then outstanding, all voting rights are vested in the holders of shares of Common Stock. Each share of Common Stock entitles the holder thereof to one vote on all matters, including the election of directors. Shareholders of the Company do not have cumulative voting rights.

         Liquidation Rights. Subject to any rights of any Preferred Stock outstanding, holders of Common Stock are entitled to share on a pro rata basis in the net assets which remain after satisfaction of all liabilities.

WARRANTS

         Each Warrant included in the Units provides that each holder will be entitled to purchase one share of the Company's Common Stock at a price per share of $___, subject to adjustment in certain circumstances, for 60 months from the date of this prospectus, at which time the Warrants will expire. The Warrants are redeemable upon 30 days' notice at a price of $.05 per Warrant if the closing bid price of the Company's Common Stock equals or exceeds $____ for any 20 consecutive trading days ending not more than 20 days prior to the date the notice of redemption is mailed to holders of the Warrants. In the event we give notice of our intention to redeem the Warrants, a holder would be forced to either exercise his Warrant within 30 days of the notice of redemption or accept the redemption price. The holders of Warrants will have exercise rights until the close of business on the date fixed for redemption thereof.

         The Warrants will contain provisions that protect holders against dilution by adjustment of the exercise price in certain events such a stock dividends and distributions, stock splits, recapitalizations, mergers, and consolidations. We will not be required to issue fractional shares upon the exercise of any Warrant. The holder of a Warrant will not possess any rights as a stockholder until such holder exercises the Warrant. A form of Warrant Agreement is included as an exhibit to this prospectus.


                             ADDITIONAL INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. This prospectus constitutes a part of a registration statement filed by Michigan Community Bancorp Limited with the SEC. This prospectus omits certain of the information contained in the registration statement and we refer you to the registration statement and the related exhibits for further information with respect to Michigan Community Bancorp Limited and the securities offered hereby. Any statements in this prospectus concerning any exhibit are not necessarily complete and in such instances we refer you to the copy of such exhibit filed with the SEC. Each statement is qualified in its entirety by such reference.

         You can obtain and copy the registration statement, including the exhibits in person or by mail, by paying prescribed rates at the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the SEC's regional offices located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Room 1400, 75 Park Place, New York, New York 10007. In addition, the SEC maintains a World Wide Web site that contains reports, proxy and information statements that are filed electronically with the SEC. The address of the site is http://www.sec.gov.

                                     EXPERTS

         Our consolidated financial statements included in this registration statement have been audited by Plant & Moran LLP, independent accountants, for the periods indicated in their report thereon appearing in this registration statement. The consolidated financial statements audited by Plante & Moran LLP have been included in this registration statement in reliance on their report given upon their authority as experts in accounting and auditing.

                                  LEGAL MATTERS

         The validity of the common stock offered hereby is being passed upon for us by our legal counsel, Butzel Long P.C., 150 West Jefferson, Detroit, Michigan 48226.

                               MICHIGAN COMMUNITY
                                 BANCORP LIMITED

                         CONSOLIDATED FINANCIAL REPORT
                                       FOR
                          YEAR ENDED DECEMBER 31, 2000


                                        CONTENTS

REPORT LETTER                                                                                                         F-1

CONSOLIDATED FINANCIAL STATEMENTS

    Balance Sheet                                                                                                     F-2

    Statement of Operations                                                                                           F-3

    Statement of Changes in Stockholders' Equity                                                                      F-4

    Statement of Cash Flows                                                                                           F-5

    Notes to Consolidated Financial Statements                                                                        F-6-17


                         CONSOLIDATED FINANCIAL REPORT
                                      FOR
                          QUARTER ENDED MARCH 31, 2001


                                        CONTENTS

CONSOLIDATED FINANCIAL STATEMENTS

    Balance Sheet (Unaudited)                                                                                        F-19

    Statement of Operations (Unaudited)                                                                              F-

    Statement of Changes in Stockholders' Equity (Unaudited)                                                          F-21

    Statement of Cash Flows (Unaudited)                                                                               F-22

    Notes to Consolidated Financial Statements (Unaudited)                                                            F-23-24

                          Independent Auditor's Report

To the Board of Directors
Michigan Community Bancorp Limited

We have audited the consolidated balance sheet of Michigan Community Bancorp Limited and subsidiaries as of December 31, 2000 and 1999 and the related consolidated statements of changes in stockholders' equity, operations, and cash flows for the years ended December 31, 2000 and 1999, and the period from January 28, 1998 (inception) through December 31, 1998. These consolidated financial statements are the responsibility of the Bancorp's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Michigan Community Bancorp Limited and subsidiaries at December 31, 2000 and 1999 and the consolidated results of their operations and cash flows for the years ended December 31, 2000 and 1999, and the period from January 28, 1998 (inception) through December 31, 1998, in conformity with generally accepted accounting principles.

Auburn Hills, Michigan
February 22, 2001

                       MICHIGAN COMMUNITY BANCORP LIMITED

                           CONSOLIDATED BALANCE SHEET
                      (000S OMITTED, EXCEPT PER SHARE DATA)

                                                                                DECEMBER 31
                                                                            --------------------
                                                                              2000        1999
                                                                            --------    --------
                                     ASSETS
Cash and due from banks (Note 11)                                           $  4,318    $  2,078
Federal funds sold                                                             9,900       6,550
                                                                            --------    --------
           Total cash and cash equivalents                                    14,218       8,628
Securities available for sale (Note 3)                                         5,002       2,974
Federal Home Loan Bank stock - At cost                                           103         103
Loans (Note 4)                                                                62,589      46,627
Less reserve for possible loan losses (Note 4)                                   835         715
                                                                            --------    --------
           Net loans                                                          61,754      45,912
Premises and equipment (Note 5)                                                1,457       1,596
Interest receivable and other assets                                             709         552
                                                                            --------    --------
           Total assets                                                     $ 83,243    $ 59,765
                                                                            ========    ========
                      LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
  Deposits (Note 6):
     Noninterest-bearing                                                    $  9,317    $  5,237
     Interest-bearing                                                         65,788      46,400
                                                                            --------    --------
           Total deposits                                                     75,105      51,637
  Interest payable and other liabilities                                         708         340
                                                                            --------    --------
           Total liabilities                                                  75,813      51,977
STOCKHOLDERS' EQUITY (Note 13)
  Preferred stock, no par value, 1,000,000 shares authorized, none issued         --          --
  Common stock - $5 par value (Note 8):
     Authorized - 9,000,000 shares
     Issued and outstanding - 815,043 shares and 756,000 shares at
     December 31, 2000 and 1999, respectively                                  4,075       3,780
  Capital surplus                                                              6,565       6,410
  Accumulated deficit                                                         (3,232)     (2,392)
  Accumulated other comprehensive income (loss)                                   22         (10)
                                                                            --------    --------
           Total stockholders' equity                                          7,430       7,788
                                                                            --------    --------
           Total liabilities and stockholders' equity                       $ 83,243    $ 59,765
                                                                            ========    ========

                 See Notes to Consolidated Financial Statements.

                       MICHIGAN COMMUNITY BANCORP LIMITED

                      CONSOLIDATED STATEMENT OF OPERATIONS
                      (000S OMITTED, EXCEPT PER SHARE DATA)

                                                                                                          PERIOD FROM
                                                                                                        JANUARY 28, 1998
                                                                                                          (INCEPTION)
                                                                   YEAR ENDED          YEAR ENDED           THROUGH
                                                                  DECEMBER 31,        DECEMBER 31,        DECEMBER 31,
                                                                      2000                1999                1998
                                                                ----------------    ----------------    ----------------
INTEREST INCOME
    Interest and fees on loans                                  $          5,717    $          1,992    $             --
    Interest-bearing deposits with other banks                                --                  --                  27
    Interest on investment securities                                        288                  75                  --
    Interest on federal funds sold                                           597                 477                  --
                                                                ----------------    ----------------    ----------------
          Total interest income                                            6,602               2,544                  27
INTEREST EXPENSE
    Interest on deposits                                                   3,617               1,219                  --
    Interest on borrowed funds                                                --                  --                  16
                                                                ----------------    ----------------    ----------------
          Total interest expense                                           3,617               1,219                  16
                                                                ----------------    ----------------    ----------------
NET INTEREST INCOME                                                        2,985               1,325                  11
PROVISION FOR POSSIBLE LOAN LOSSES (Note 4)                                  141                 715                  --
                                                                ----------------    ----------------    ----------------
NET INTEREST INCOME AFTER PROVISION FOR POSSIBLE LOAN LOSSES               2,844                 610                  11
OTHER INCOME
    Service charges on deposits                                               97                  18                  --
    Loss on sale of securities                                                --                 (12)                 --
    Other service charges and fees                                            62                  23                  --
    Other                                                                     11                  21                  --
                                                                ----------------    ----------------    ----------------
          Total other income                                                 170                  50                  --
OTHER EXPENSES
    Salaries and employee benefits                                         2,200               1,313                 270
    Occupancy expense                                                        356                 437                  45
    Equipment expense                                                        291                 119                  14
    Advertising                                                               88                  99                   6
    Organizational expenses                                                   --                  --                 153
    Professional fees                                                        394                 165                  --
    Contract labor                                                            --                  --                  18
    Office expense                                                            --                 106                  --
    Other                                                                    525                 253                  65
                                                                ================    ================    ================
          Total other expenses                                             3,854               2,492                 571
                                                                ----------------    ----------------    ----------------
LOSS - Before federal income tax                                            (840)             (1,832)               (560)
PROVISION FOR FEDERAL INCOME TAX (Note 7)                                     --                  --                  --
                                                                ----------------    ----------------    ----------------
NET LOSS                                                        $           (840)   $         (1,832)   $           (560)
                                                                ================    ================    ================
NET LOSS PER COMMON SHARE - Basic and fully diluted (Note 14)   $          (1.09)   $          (2.66)   $         (10.16)
                                                                ================    ================    ================

                 See Notes to Consolidated Financial Statements.

                       MICHIGAN COMMUNITY BANCORP LIMITED

            CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                      (000S OMITTED, EXCEPT PER SHARE DATA)

                                                                                                  ACCUMULATED
                                                                                                     OTHER           TOTAL
                                                 COMMON           CAPITAL        ACCUMULATED     COMPREHENSIVE    STOCKHOLDERS'
                                                  STOCK           SURPLUS          DEFICIT        (LOSS) GAIN        EQUITY
                                              -------------    -------------    -------------    -------------    -------------
BALANCE - January 28, 1998 (inception)        $          --    $          --    $          --    $          --    $          --
Public stock offering                                 3,325            6,102               --               --            9,427
Cost of stock offering                                   --             (222)              --               --             (222)
Comprehensive loss - Net loss                            --               --             (560)              --             (560)
                                              -------------    -------------    -------------    -------------    -------------
BALANCE - December 31, 1998                           3,325            5,880             (560)              --            8,645
Private placement of stock (Note 8)                     455              546               --               --            1,001
Cost of private placement                                --              (16)              --               --              (16)
Comprehensive loss:
  Net loss                                               --               --           (1,832)              --           (1,832)
  Change in unrealized loss on
     securities available for sale - Net of
     tax effect                                          --               --               --              (10)             (10)
                                                                                                                  -------------
            Total comprehensive loss                                                                                     (1,842)
                                              -------------    -------------    -------------    -------------    -------------
BALANCE - December 31, 1999                           3,780            6,410           (2,392)             (10)           7,788
Issuance of stock (59,043 shares)                       295              155               --               --              450
Comprehensive loss:
  Net loss                                               --               --             (840)              --             (840)
  Change in unrealized gain on
     securities available for sale                       --               --               --               32               32
                                                                                                                  -------------
            Total comprehensive loss                                                                                       (808)
                                              -------------    -------------    -------------    -------------    -------------
BALANCE - December 31, 2000                   $       4,075    $       6,565    $      (3,232)   $          22    $       7,430
                                              =============    =============    =============    =============    =============

                 See Notes to Consolidated Financial Statements.

                       MICHIGAN COMMUNITY BANCORP LIMITED

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                                 (000S OMITTED)

                                                                                                          PERIOD FROM
                                                                                                          JANUARY 28,
                                                                                                              1998
                                                                                                          (INCEPTION)
                                                                           YEAR ENDED      YEAR ENDED       THROUGH
                                                                          DECEMBER 31,    DECEMBER 31,    DECEMBER 31,
                                                                              2000            1999            1998
                                                                          ------------    ------------    ------------
CASH FLOWS FROM OPERATING ACTIVITIES
   Net loss                                                               $       (840)   $     (1,832)   $       (560)
   Adjustments to reconcile net loss to net cash from operating activities:
            Depreciation and amortization                                          266             220              10
             Loss on sale of securities                                             --              12              --
             Provision for loan losses                                             141             715              --
             Net amortization and accretion of securities                          (14)             (3)             --
             Increase in accrued interest receivable and other assets             (157)           (262)           (290)
             Increase in accrued interest payable and other liabilities            368              22             117
                                                                          ------------    ------------    ------------
                   Net cash used in operating activities                          (236)         (1,128)           (723)
CASH FLOWS FROM INVESTING ACTIVITIES
   Proceeds from maturities of securities available for sale                     1,500              --              --
   Proceeds from sales of securities available for sale                             --           1,980              --
   Purchase of securities available for sale                                    (3,482)         (4,973)             --
   Purchase of other securities                                                     --            (103)             --
   Net increase in loans                                                       (15,983)        (46,627)             --
   Premises and equipment expenditures                                            (127)         (1,049)           (576)
                                                                          ------------    ------------    ------------
                   Net cash used in investing activities                       (18,092)        (50,772)           (576)
CASH FLOWS FROM FINANCING ACTIVITIES
   Net increase in noninterest-bearing deposit accounts                          4,080           5,237              --
   Net increase in interest-bearing deposit accounts                            19,388          46,400              --
   Proceeds from issuance of stock                                                 450             985           9,205
                                                                          ------------    ------------    ------------
                   Net cash provided by financing activities                    23,918          52,622           9,205
                                                                          ------------    ------------    ------------
NET INCREASE IN CASH AND CASH EQUIVALENTS                                        5,590             722           7,906
CASH AND CASH EQUIVALENTS - Beginning of year                                    8,628           7,906              --
                                                                          ------------    ------------    ------------
CASH AND CASH EQUIVALENTS - End of year                                   $     14,218    $      8,628    $      7,906
                                                                          ============    ============    ============
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
   Cash paid for interest                                                 $      3,346    $        921    $         16
   Significant noncash investing and financing activities -
      Liability incurred for acquisition of premises and equipment                  --              --             201

                 See Notes to Consolidated Financial Statements.

                       MICHIGAN COMMUNITY BANCORP LIMITED

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 2000, 1999, AND 1998

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    PRINCIPLES OF CONSOLIDATION - The consolidated financial statements include the accounts of Michigan Community Bancorp Limited (the "Corporation") and its wholly owned subsidiaries, Lakeside Community Bank and North Oakland Community Bank. All significant intercompany accounts and transactions have been eliminated in consolidation. The tabular presentations omit 000s.

    NATURE OF OPERATIONS - Michigan Community Bancorp Limited was incorporated on January 28, 1998 as a bank holding company to establish and operate two new banks, Lakeside Community Bank (LCB) in Sterling Heights, Michigan and North Oakland Community Bank (NOCB) in Rochester Hills, Michigan. In December 1998, the Corporation completed an initial public offering for the sale of 665,000 shares of common stock, raising $9.2 million, net of offering costs. LCB and NOCB were opened in January 1999. The banks operate and serve customers in Oakland and Macomb counties in the state of Michigan. The banks are engaged in the business of general commercial and retail banking. The banks offer a variety of deposit products including checking accounts, saving accounts and time deposits. The banks conduct lending activities in the residential and commercial mortgage markets, in the general commercial market, and in the consumer installment marketplace.

    USE OF ESTIMATES - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

    SECURITIES - Securities that the Corporation intends to hold for an indefinite period of time, but not necessarily to maturity, are classified as "available for sale" and recorded at market value. Any decision to sell a security available for sale will be based on various factors, including significant movements in interest rates, changes in the maturity mix of the Corporation's assets and liabilities, liquidity demands, regulatory capital considerations, and other similar factors. Cost is adjusted for accretion of discounts to maturity and amortization of premiums to the earlier of maturity or call date. Unrealized gains and losses for available-for-sale securities are excluded from earnings and recorded, net of tax, as a component of comprehensive income in stockholders' equity.

    INTEREST INCOME ON LOANS - Interest on loans is accrued and credited to income based on the principal amount outstanding. The accrual of interest on loans is discontinued when, in the opinion of management, there is an indication that the borrower may be unable to meet payments as they become due. Upon such discontinuance, all unpaid interest accrued during the current year is reversed. Interest accruals are generally resumed when all delinquent principal and/or interest has been brought current, and in the opinion of management, the borrower has demonstrated the ability to meet the terms and conditions of the agreement.

    LOANS AND RESERVE FOR POSSIBLE LOAN LOSSES - The reserve for possible loan losses is established through a provision for possible loan losses charged to expense. Loans are charged against the reserve for possible loan losses when management believes collection of the principal is unlikely. The reserve for possible loan losses is an amount management believes will be adequate to absorb losses inherent in existing loans based on evaluations of the anticipated repayment and prior loss experience. The evaluations take into consideration such factors as changes in the nature, volume and quality of the portfolio, loan concentrations, specific problem loans and current and anticipated economic conditions that may affect the borrowers' ability to pay.

    PREMISES AND EQUIPMENT - Premises and equipment are stated at cost, less accumulated depreciation. The provision for depreciation is primarily computed using the straight-line method. Building improvements and furniture and equipment are amortized over their estimated useful lives.

    EARNINGS PER SHARE - Basic earnings per share is based on the weighted average number of shares outstanding during the period.

    STOCK OPTIONS - The Corporation has two stock option plans (see Note 9). Options granted to directors and key employees under both plans are accounted for using the intrinsic value method, under which compensation expense is recorded at the amount by which the market price of the underlying stock at grant date exceeds the exercise price of an option. Under the Corporation's plans, the exercise price on all options granted equals or exceeds the fair value of the stock at the grant date. Accordingly, no compensation cost is recorded as a result of the stock option awards under the plan.

    INCOME TAXES - The Corporation files a consolidated federal income tax return with its subsidiary banks. The Corporation uses the asset and liability method of accounting for income taxes. Current taxes are measured by applying the provisions of enacted tax laws to taxable income to determine the amount of taxes receivable or payable. Deferred tax assets and liabilities are recorded based on the difference between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes.

    OTHER COMPREHENSIVE INCOME - Accounting principles generally require that recognized revenue, expenses, gains, and losses be included in net income. Certain changes in assets and liabilities, however, such as unrealized gains and losses on available-for-sale securities, are reported as a direct adjustment of the equity section of the balance sheet. Such items, along with net income, are components of comprehensive income. The only item included in "accumulated other comprehensive income" at December 31, 2000, 1999, and 1998 is the net unrealized gains and losses on available-for-sale securities.

    ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES - In June 1998, Statement of Financial Standards No. 133, Accounting for Derivative Instruments and Hedging Activities ("SFAS 133") was issued. SFAS 133 requires all derivative instruments to be recorded on the balance sheet at estimated fair value. Changes in the fair value of derivative instruments are to be recorded each period either in current earnings or other comprehensive income, depending on whether a derivative is designated as a part of a hedge transaction and, if it is, on the type of hedge transaction. SFAS 133 is effective for the year 2001. The Corporation is currently evaluating the impact of SFAS 133; at present, the Corporation does not believe implementation will have a material effect on its consolidated financial position or results of operations.

    RECLASSIFICATION - Certain items in the prior year amounts have been reclassified to conform with the current year presentation.

NOTE 2 - MICHIGAN COMMUNITY BANCORP LIMITED (PARENT CORPORATION ONLY)

    The condensed financial information that follows presents the financial condition of the parent corporation only, along with the results of its operations and its cash flows. The parent corporation has recorded its investment in the subsidiary at cost plus its share of the undistributed earnings of the subsidiary since it was acquired. The parent corporation recognizes dividends from the subsidiaries as revenue and undistributed earnings of the subsidiaries as other income. The parent corporation financial information should be read in conjunction with the Corporation's consolidated financial statements.

                                  BALANCE SHEET
                      (000S OMITTED, EXCEPT PER SHARE DATA)

                                                            DECEMBER 31
                                                       --------------------
                                                         2000        1999
                                                       --------    --------
                          ASSETS
Cash and due from banks                                $    193    $    348
Investment in subsidiary                                  7,162       7,357
Premises and equipment                                       86         104
Other assets                                                 64           6
                                                       --------    --------
       Total assets                                    $  7,505    $  7,815
                                                       ========    ========
           LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES - Interest payable and other liabilities   $     75    $     27
STOCKHOLDERS' EQUITY
   Common stock - $5 par value                            4,075       3,780
   Capital surplus                                        6,565       6,410
   Accumulated deficit                                   (3,232)     (2,392)
   Accumulated other comprehensive loss                      22         (10)
                                                       --------    --------
       Total stockholders' equity                         7,430       7,788
                                                       --------    --------
       Total liabilities and stockholders' equity      $  7,505    $  7,815
                                                       ========    ========

                             STATEMENT OF OPERATIONS
                                 (000S OMITTED)

                                                          YEAR ENDED DECEMBER 31
                                                     --------------------------------
                                                       2000        1999        1998
                                                     --------    --------    --------
INTEREST INCOME                                      $     12    $      9    $     27
INTEREST EXPENSE                                           --          --          16
                                                     --------    --------    --------
NET INTEREST INCOME                                        12           9          11
OTHER INCOME
    Management fees                                       636         660          --
    Data processing fees                                   --          96          --
    Other                                                  --           4          --
                                                     --------    --------    --------
                Total other income                        636         760          --
OTHER OPERATING EXPENSES
    Salaries and employee benefits                        782         434         270
    Premises and equipment                                175         185          59
    Professional fees                                     192          77          --
    Organizational expenses                                --          --         153
    Contract labor                                         --          --          18
    Business development expenses                          44          25          --
    Supplies                                               13          15          --
    Outside processing charges                             13           5          --
    Telephone and communications expenses                  10          12          --
    Insurance                                               8           6          --
    Advertising                                             7          12           6
    Other                                                  18          46          65
                                                     --------    --------    --------
                Total other operating expenses          1,262         817         571
                                                     --------    --------    --------
LOSS - Before equity in losses of subsidiary
    banks and federal taxes                              (614)        (48)       (560)
PROVISION FOR FEDERAL INCOME TAXES                         --          --          --
                                                     --------    --------    --------
LOSS - Before equity in losses of subsidiary banks       (614)        (48)       (560)
EQUITY IN LOSSES OF SUBSIDIARY BANKS                     (226)     (1,784)         --
                                                     --------    --------    --------
NET LOSS                                             $   (840)   $ (1,832)   $   (560)
                                                     ========    ========    ========

                             STATEMENT OF CASH FLOWS
                                 (000S OMITTED)

                                                                            YEAR ENDED DECEMBER 31
                                                                       --------------------------------
                                                                         2000        1999        1998
                                                                       --------    --------    --------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net loss                                                             $   (840)   $ (1,832)   $   (560)
  Adjustments to reconcile net loss to net
       cash from operating activities:
            Undistributed earnings of subsidiary                            226       1,784          --
            Depreciation                                                     33           1          10
            (Increase) decrease in other assets                             (58)        284        (290)
            Increase (decrease) in other liabilities                         48        (291)        117
                                                                       --------    --------    --------
                Net cash used in operating activities                      (591)        (54)       (723)
CASH FLOWS FROM INVESTING ACTIVITIES
  Additions to premises and equipment                                       (14)        (44)       (576)
  Investment in subsidiary                                                   --      (8,445)         --
                                                                       --------    --------    --------
                Net cash used in investing activities                       (14)     (8,489)       (576)
CASH FLOWS FROM FINANCING ACTIVITIES - Issuance of
  common stock                                                              450         985       9,205
                                                                       --------    --------    --------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                       (155)     (7,558)      7,906
CASH AND CASH EQUIVALENTS - Beginning of year                               348       7,906          --
                                                                       --------    --------    --------
CASH AND CASH EQUIVALENTS - End of year                                $    193    $    348    $  7,906
                                                                       ========    ========    ========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION - Noncash investing activities - Net fixed assets
  transferred to subsidiary                                            $     --    $    706    $     --
                                                                       ========    ========    ========

                       MICHIGAN COMMUNITY BANCORP LIMITED

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 2000, 1999, AND 1998

NOTE 3 - SECURITIES

    The amortized cost and estimated market value of securities available for sale are as follows (000s omitted):

                                                                 2000
                                      ---------------------------------------------------------
                                                        GROSS          GROSS
                                        AMORTIZED     UNREALIZED     UNREALIZED     ESTIMATED
                                          COST          GAINS          LOSSES      MARKET VALUE
                                      ------------   ------------   ------------   ------------
U.S. Treasury securities and
     obligations of U.S. government
     corporations and agencies        $      4,980   $         22   $         --   $      5,002
                                      ============   ============   ============   ============

                                                                  1999
                                      ----------------------------------------------------------
                                                         GROSS         GROSS
                                       AMORTIZED      UNREALIZED     UNREALIZED      ESTIMATED
                                          COST           GAINS         LOSSES       MARKET VALUE
                                      ------------   ------------   ------------    ------------
U.S. Treasury securities and
     obligations of U.S. government
     corporations and agencies        $      2,984   $         --   $        (10)   $      2,974
                                      ============   ============   ============    ============

    The amortized cost and estimated market value of securities available for sale at December 31, 2000, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties (000s omitted):

                                           AMORTIZED     ESTIMATED
                                             COST       MARKET VALUE
                                         ------------   ------------
Due in one year or less                  $      3,977   $      3,986
Due after one year through five years           1,003          1,016
Due after five years through ten years             --             --
Due after ten years                                --             --
                                         ------------   ------------
        Total                            $      4,980   $      5,002
                                         ============   ============

    At December 31, 2000 and 1999, U.S. government agency securities carried at $3,509,000 and $1,983,000, respectively, with an amortized cost value of $3,494,000 and $1,983,000, respectively, were pledged to secure the right to participate in the overnight Federal Funds market and for lines of credit at the Federal Home Loan Bank of Indianapolis.

    Other than securities of the U.S. government agency, there were no investment securities of any one issuer aggregating 10 percent of consolidated stockholders' equity at December 31, 2000.

NOTE 4 - LOANS

    Major classifications of loans are summarized as follows (000s omitted):

                                          2000       1999
                                        --------   --------
Commercial                              $ 49,238   $ 38,763
Real estate mortgage                       4,998      3,564
Residential construction                   1,108         --
Lease                                        281        156
Installment                                6,964      4,144
                                        --------   --------
        Total loans                       62,589     46,627
Less reserve for possible loan losses        835        715
                                        --------   --------
        Net loans                       $ 61,754   $ 45,912
                                        ========   ========

    At December 31, 2000 and 1999, approximately $3,469,000 and $2,857,000, respectively, of loans were outstanding to officers, bank directors, principal stockholders, and their associated companies. In 2000, additions and reductions were $2,679,000 and

    $2,067,000, respectively. In the opinion of management, such loans were made on the same terms and conditions as those to other borrowers and did not involve more than the normal risk of collectibility.

    Approximately 14 percent of the banks' loan portfolio is extended to businesses in the building development and construction industries. Additionally, approximately 24 percent of the banks' portfolio is extended to nonresidential building operators.

    Transactions in the reserve for possible loan losses were as follows (000s omitted):

                                          2000       1999      1998
                                         ------     ------    ------
BALANCE - Beginning of year              $  715     $   --    $   --
Provision charged to operations             141        715        --
Loans charged off                           (25)        --        --
Recoveries                                    4         --        --
                                         ------     ------    ------
BALANCE - End of year                    $  835     $  715    $   --
                                         ======     ======    ======
Reserve as a percentage of total loans     1.33%      1.53%       --%
                                         ======     ======    ======

NOTE 5 - PREMISES AND EQUIPMENT

    Bank premises and equipment at December 31, 2000 and 1999 consisted of the following (000s omitted):

                                        2000     1999
                                       ------   ------
Leasehold improvements                 $  887   $  874
Furniture and equipment                 1,066      952
                                       ------   ------
        Total premises and equipment    1,953    1,826
Less accumulated depreciation             496      230
                                       ------   ------
        Net carrying amount            $1,457   $1,596
                                       ======   ======

NOTE 6 - DEPOSITS

    The following is a summary of the interest-bearing deposits at December 31, 2000 and 1999 (000s omitted):

                                  2000       1999
                                --------   --------
NOW accounts                    $  2,115   $  1,689
Savings                            1,222        865
Money market deposit accounts     11,192      4,443
Time:
       $100,000 and over          18,690     14,153
       Under $100,000             32,569     25,250
                                --------   --------
               Total            $ 65,788   $ 46,400
                                ========   ========

    The maturities of time deposits outstanding at December 31, 2000 are as follows (000s omitted):

               $100,000     UNDER
               AND OVER   $100,000
               --------   --------
2001           $ 16,389   $ 27,795
2002              1,901      2,236
2003                100      1,684
2004                 --        272
2005           $    300   $    582
               --------   --------
  Total        $ 18,690   $ 32,569
               ========   ========

    Interest expense related to certificates of deposit in denominations in excess of $100,000 was approximately $1,082,000 and $435,000 for the years ended December 31, 2000 and 1999, respectively, which is included in interest on deposits in the accompanying consolidated statement of operations.

NOTE 7 - INCOME TAXES

    No tax benefit has been provided for the future benefit of deferred tax assets. The Corporation does not have a history of earnings and, accordingly, a valuation allowance has been recognized for the full amount of the net deferred tax asset.

    Deferred income taxes are provided for the temporary differences between the financial reporting basis and the tax basis of the Corporation's assets and liabilities. The sources of such temporary differences and the resulting net deferred tax expense for the year ended December 31, 2000 and 1999 and the period from January 28, 1998 (inception) through December 31, 1998 are as follows (000s omitted):

                                                           2000      1999      1998
                                                          ------    ------    ------
Preopening and organizational expenses                    $   18    $   84    $ (145)
Net operating loss                                          (268)     (445)      (51)
Bad debts                                                    (23)     (243)       --
Depreciation                                                  (3)      (16)        6
Accretion of securities                                        4         1        --
Unrealized gain (loss) on available-for-sale securities       10        (3)       --
Increase in valuation allowance                              262       622       190
                                                          ------    ------    ------
       Net deferred tax expense                           $   --    $   --    $   --
                                                          ======    ======    ======

    The temporary differences and carryforwards that comprise deferred tax assets and liabilities at December 31, 2000, 1999, and 1998 are as follows (000s omitted):

                                                        2000        1999        1998
                                                      --------    --------    --------
Deferred tax assets:
   Preopening and organizational expenses             $     43    $     61    $    145
   Net operating loss carryforward                         764         496          51
   Bad debts                                               266         243          --
   Depreciation                                             13          10          --
   Unrealized loss on available-for-sale securities         --           3          --
                                                      --------    --------    --------
       Total deferred tax asset                          1,086         813         196
Valuation allowance                                     (1,074)       (812)       (190)
Deferred tax liabilities:
   Depreciation                                             --          --          (6)
   Accretion of securities                                  (5)         (1)         --
   Unrealized gain on available-for-sale securities         (7)         --          --
                                                      --------    --------    --------
       Net deferred tax asset                         $     --    $     --    $     --
                                                      ========    ========    ========

NOTE 8 - COMMON STOCK

    On October 1, 1999, the Corporation sold 91,000 common stock units at a price of $11 per unit. Each unit consists of one share of the Corporation's common stock and one redeemable common stock purchase warrant. Each warrant entitles the holder thereof to purchase one and one half shares of common stock at $11 per share, subject to adjustment in certain circumstances, for a period of 36 months, at which time the warrants expire. The warrants outstanding at December 31, 2000 entitle the holders to purchase 136,500 shares of the Corporation's common stock. The warrants may be immediately separated from the common stock. The warrants are redeemable by the Corporation at five cents per warrant upon 30 days' notice mailed within 20 days after the closing bid price of the common stock has equaled or exceeded $15 per share for a period of 20 consecutive trading days.

    The units constitute "restricted" securities and cannot be resold or transferred without registration under the Securities Act of 1933, the Michigan Uniform Securities Act and the securities law of any other applicable jurisdiction, unless an exception from registration under each such applicable act is available.

NOTE 9 - STOCK-BASED COMPENSATION

    The Corporation has two stock-based compensation plans. Under the 1998 Employee Stock Compensation Plan (the "Employee Plan"), the Corporation can grant options to key employees for up to 29,000 shares of common stock. Under the 1998 Nonemployee Director Plan (the "Nonemployee Plan"), the Corporation can grant options for up to 73,000 shares of common stock. Options granted under the Nonemployee Plan totaled 26,664 during the year ended December 31, 1998. There were 14,667 stock options granted under the Employee Plan during 1998. No options were granted under either plan in 1999. Under both plans, there is a minimum vesting period of between one to three years before the options can be exercised, and all options expire 10 years after the date of their grant. Under both plans, the exercise price of each option equals the market price of the Corporation's common stock on the date of the grant. These options vested as follows: 70 percent on the effective date of the stock offering, 15 percent on the first anniversary of the stock offering, 5 percent on the second anniversary and 10 percent on the third anniversary. On April 4, 2000, the options granted in 1998 were cancelled.

    On November 6, 2000, the Corporation issued options under the Employee and Nonemployee Plans of 16,067 and 59,255, respectively. In addition, the vesting terms were slightly modified to 75 percent at the date of grant, 15 percent on the first anniversary of the date of grant and 5 percent on both the second and third anniversaries of the date of grant. An additional 1,200 options were issued on December 31, 2000 under the Employee Plan.

    The Corporation has adopted the disclosure-only provisions of Statement of Financial Accounting Standards (SFAS) No. 123, Accounting for Stock-Based Compensation, but applies APB 25 and related interpretations in accounting for its plan. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model. The following presents the weighted average fair value of options granted and the assumptions used to estimate those fair values:

                                                   2000        1999        1998
                                                 --------    --------    --------
Weighted average fair value of options granted   $   4.55    $     --    $   4.00
Assumptions:
     Dividend yield                                  None                    None
     Expected average life (years)                      5                       5
     Volatility                                     78.86%                  10.03%
     Risk-free interest rate                         6.00%                   6.00%

    If the Corporation had elected to recognize compensation costs for the plans based on the fair value of awards at the grant date, net loss per share on a pro forma basis would have been as follows (000s omitted, except per share data):

                                     2000                      1999                      1998
                            ----------------------    ----------------------    ----------------------
                               AS                        AS                        AS
                            REPORTED     PRO FORMA    REPORTED     PRO FORMA    REPORTED     PRO FORMA
                            ---------    ---------    ---------    ---------    ---------    ---------
Net loss                    $    (840)   $    (958)   $  (1,832)   $  (1,857)   $    (560)   $    (675)
Net loss per common share       (1.09)       (1.18)       (2.66)       (2.70)      (10.16)      (12.22)

    The following table summarizes stock transactions for both plans and the related average exercise price for the period from January 28, 1998 (inception) through December 31, 2000:

                                                2000                        1999                      1998
                                      ------------------------    -----------------------   -----------------------
                                                     WEIGHTED                   WEIGHTED                  WEIGHTED
                                                     AVERAGE                    AVERAGE                   AVERAGE
                                       NUMBER OF     EXERCISE      NUMBER OF    EXERCISE     NUMBER OF    EXERCISE
                                        SHARES        PRICE         SHARES       PRICE        SHARES       PRICE
                                      ----------    ----------    ----------   ----------   ----------   ----------
Options outstanding - Beginning
       of period                          41,331    $    15.00        41,331   $    15.00           --   $       --
Options granted                           76,552          6.73            --           --       41,331        15.00
Options exercised                             --            --            --           --           --           --
Options expired                               --            --            --           --           --           --
Options cancelled                        (41,331)       (15.00)           --           --           --           --
                                      ----------    ----------    ----------   ----------   ----------   ----------
Options outstanding - End of period       76,552    $     6.73        41,331   $    15.00       41,331   $    15.00
                                      ==========    ==========    ==========   ==========   ==========   ==========

    The following table shows summary information about fixed stock options outstanding at December 31, 2000:

                                          STOCK OPTIONS OUTSTANDING                                      EXCERCISABLE
                   -------------------------------------------------------------------------   -----------------------------------
                                                             WEIGHTED          WEIGHTED                              WEIGHTED
                       RANGE OF                              AVERAGE           AVERAGE                               AVERAGE
                       EXERCISE           NUMBER            REMAINING          EXERCISE            NUMBER            EXERCISE
                        PRICES           OF SHARES       CONTRACTUAL LIFE        PRICE            OF SHARES            PRICE
                   ----------------   ----------------   ----------------   ----------------   ----------------   ----------------
Employee Plan            $5.63-6.75             17,267         9.85 years   $           6.67             12,950   $           6.75
Nonemployee Plan               6.75             59,255         9.85 years               6.75             44,441               6.75

NOTE 10 - OPERATING LEASES

    The Corporation has entered into an assignment of a lease for a building to be utilized for NOCB's branch operations. The assignment required the prepayment of the lease totaling $250,000 and an ongoing monthly rental payment of $600. The prepayment of the rent will be expensed over the lease assignment term that expires on December 31, 2004.

    The Corporation has a lease for a building that is utilized for LCB's branch operations and the Corporation's headquarters. Effective August 4, 2000, the Corporation leased additional space adjacent to the existing facility. Accordingly, the amended lease requires an $11,080 monthly payment. The lease expires August 1, 2008.

    The Corporation has entered into a lease for a building to be utilized for future expansion. During the first five-year period, the lease requires a monthly payment of $3,750. The last five-year period of the lease requires a monthly payment of $4,125.

    The annual future minimum lease payments required under these noncancelable operating leases as of December 31, 2000 are as follows:

                2001             $     185,160
                2002                   185,160
                2003                   185,160
                2004                   185,160
                2005                   176,335
                Thereafter             586,855
                                 -------------
                      Total      $   1,503,830
                                 =============

    Total rent expense for 2000, 1999, and 1998 was approximately $134,000, $93,000, and $24,000, respectively.

NOTE 11 - RESTRICTIONS ON CASH BALANCES AND UNDIVIDED PROFITS

    The banks are required to maintain legal reserve requirements based on the level of balances in deposit categories. Reserve requirements vary according to the amount and type of deposit and generally range from 3 percent to 10 percent.

    Federal and state banking regulations place certain restrictions on dividends paid and loans or advances made by the banks to the Corporation. Currently, the banks and the Corporation are restricted from paying dividends and the Corporation is restricted from borrowing funds, unless federal and state approval is obtained.

NOTE 12 - FAIR VALUES OF FINANCIAL INSTRUMENTS

                                                                     2000                      1999
                                                           -----------------------   -----------------------
                                                            CARRYING     ESTIMATED    CARRYING     ESTIMATED
                                                             AMOUNT     FAIR VALUE     AMOUNT     FAIR VALUE
                                                           ----------   ----------   ----------   ----------
                      Assets:
                        Cash and cash equivalents          $   14,218   $   14,218   $    8,628   $    8,628
                        Securities                              5,105        5,105        3,077        3,077
                        Loans                                  61,754       61,207       45,912       45,844
                             Accrued interest receivable          447          447          318          318
                      Liabilities - Deposits:
                        Interest-bearing                       65,788       66,005       46,400       46,327
                        Noninterest-bearing                     9,317        9,317        5,237        5,237
                        Accrued interest payable                  556          556          285          285

    The following methods and assumptions were used in estimating the fair values of financial instruments:

    CASH AND CASH EQUIVALENTS - The carrying amounts reported in the balance sheet for cash and short-term instruments approximate those assets' fair values.

    SECURITIES - Fair values for investment securities are based on quoted market prices.

    LOANS - For variable rate loans that reprice frequently, fair values are based on carrying amounts, as adjusted for estimated credit losses. The fair values for other loans are estimated using discounted cash flow analysis, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. The carrying amount of accrued interest receivable approximates its fair value.

    OFF-BALANCE-SHEET INSTRUMENTS - The fair values of loan commitments and standby letters of credit, valued on the basis of fees currently charged for commitments for similar loan terms to new borrowers with similar credit profiles, are not considered material.

    DEPOSIT LIABILITIES - The fair values disclosed for demand deposits are, by definition, equal to the amount payable on demand at the reporting date. The carrying amounts for variable rate, fixed-term money market accounts and certificates of deposit approximate their fair values at the reporting date. Fair values for fixed rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on similar certificates. The carrying amount of accrued interest payable approximates its fair value.

    LIMITATIONS - Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time entire holdings of a particular financial instrument. Because no market exists for a significant portion of the financial instruments, fair value estimates are based on judgments, current economic conditions, risk characteristics, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

    OFF-BALANCE-SHEET RISK - The Corporation, in the normal course of business, to meet the financing needs of its customers, and to reduce its own exposure to fluctuations in interest rates, is party to financial instruments with off-balance-sheet risk. These financial instruments include commitments to extend credit and financial guarantees. These instruments involve, to varying degrees, elements of credit and interest rate risk that are not recognized in the consolidated balance sheet.

    Commitments to extend credit are agreements to lend to a customer as long as there are no violations of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Fees from issuing these commitments to extend credit are recognized over the period to maturity. Since a portion of the commitments is expected to expire without being drawn upon, the total commitments do not necessarily represent future cash requirements. The Corporation evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained upon extension of credit is based on management's credit evaluation of the customer.

    Exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and financial guarantees written is represented by the notional contract amount of those items. The Corporation generally requires collateral to support such financial instruments in excess of the notional contract amount of those instruments.

    The Corporation had outstanding loan origination commitments aggregating approximately $66,766,000 and $42,641,000 at December 31, 2000 and 1999,
    respectively, on which loans of $48,285,000 and $34,277,000, respectively, were outstanding at year end and included in the Corporation's consolidated balance sheet.

NOTE 13 - REGULATORY MATTERS

    The banks are subject to various regulatory capital requirements administered by federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and discretionary actions by regulators that could have a direct material effect on the banks' financial statements. As of December 31, 2000, the most recent notification from the Federal Deposit Insurance Corporation (FDIC) categorized the banks as well-capitalized. There are no conditions or events since that notification that management believes have changed the banks' capital category.

    Quantitative measures established by regulation to ensure capital adequacy require the banks to maintain minimum amounts and ratios, which are shown in the table below:

                                                                TO BE ADEQUATELY
                                                  ACTUAL           CAPITALIZED      TO BE WELL-CAPITALIZED
                                              ---------------   ----------------    ----------------------
                                              AMOUNT   RATIO    AMOUNT    RATIO     AMOUNT          RATIO
                                              ------   ------   ------    ------    ------          ------
AS OF DECEMBER 31, 2000
  Total risk-based capital
     (to risk-weighted assets):
     Consolidated                             $8,243     12.2%  $5,422       8.0%   $6,778            10.0%
     Lakeside Community Bank                  $4,106     11.4%  $2,873       8.0%   $3,592            10.0%
     North Oakland Bank                       $3,869     12.2%  $2,541       8.0%   $3,177            10.0%
  Tier I capital (to risk-weighted assets):
     Consolidated                             $7,408     10.9%  $2,711       4.0%   $4,067             6.0%
     Lakeside Community Bank                  $3,663     10.2%  $1,437       4.0%   $2,155             6.0%
     North Oakland Bank                       $3,477     10.9%  $1,271       4.0%   $1,906             6.0%
  Tier I capital (to average assets):
     Consolidated                             $7,408      9.7%  $3,045       4.0%   $3,807             5.0%
     Lakeside Community Bank                  $3,633      8.9%  $1,654       4.0%   $2,068             5.0%
     North Oakland Bank                       $3,477     10.0%  $1,387       4.0%   $1,734             5.0%
AS OF DECEMBER 31, 1999
  Total risk-based capital
     (to risk-weighted assets):
     Consolidated                             $8,513     16.9%  $4,023       8.0%   $5,029            10.0%
     Lakeside Community Bank                  $4,066     15.5%  $2,101       8.0%   $2,626            10.0%
     North Oakland Bank                       $4,015     16.8%  $  321       8.0%   $2,394            10.0%
  Tier I capital:
     Consolidated                             $7,798     15.5%  $2,011       4.0%   $3,017             6.0%
     Lakeside Community Bank                  $3,686     14.0%  $1,051       4.0%   $1,576             6.0%
     North Oakland Bank                       $3,680     15.4%  $  958       4.0%   $1,437             6.0%
  Tier I capital (to average assets):
     Consolidated                             $7,798     22.2%  $1,407       4.0%   $1,758             5.0%
     Lakeside Community Bank                  $3,686     19.5%  $  756       4.0%   $  946             5.0%
     North Oakland Bank                       $3,680     22.1%  $  665       4.0%   $  832             5.0%

NOTE 14 - EARNINGS (LOSS) PER SHARE

    Earnings (loss) per share is calculated in accordance with SFAS No. 128. Accordingly, for basic earnings per share, the weighted average number of shares outstanding is based on the actual number of shares issued and outstanding during the period. For fully diluted earnings per share, the dilutive potential common shares from the Corporation's stock option plan and the warrants issued would be added to the weighted average shares using the treasury stock method. However, those potential shares have not been included in 2000, 1999, or 1998 because the effect would be antidilutive.

    For the period from January 28, 1998 (inception) through the Company's initial public offering on December 3, 1998, there was one share of stock outstanding. As a result, the weighted average calculation that includes the nonpublic time period when only one share was outstanding is significantly lower, resulting in a significantly higher per share effect than will occur in future years.

         MICHIGAN COMMUNITY BANCORP LIMITED - CONSOLIDATED BALANCE SHEET
                        (In thousands, except share data)
                                  (Unaudited)

                                                                MARCH 31      DECEMBER 31
                                                                  2001            2000
                                                              ------------    ------------
                               ASSETS
Cash and due from banks                                       $      5,797    $      4,282
Interest-bearing deposits in other banks                                56              36
Federal funds sold                                                   7,200           9,900
                                                              ------------    ------------
  Cash and cash equivalents                                         13,053          14,218
Securities available for sale, at fair value                         5,552           5,002
Federal Home Loan Bank stock, at cost                                  103             103
Loans                                                               63,452          62,589
  Less:  allowance for loan losses                                     844             835
                                                              ------------    ------------
    Net loans                                                       62,608          61,754
Premises and equipment, net                                          1,404           1,457
Interest receivable and other assets                                   687             709
                                                              ------------    ------------
    Total Assets                                              $     83,407    $     83,243
                                                              ============    ============
                            LIABILITIES
Deposits
  Non-interest bearing                                        $     11,036    $      9,317
  Interest-bearing                                                  64,369          65,788
                                                              ------------    ------------
    Total deposits                                                  75,405          75,105
Interest payable and other liabilities                                 629             708
                                                              ------------    ------------
    Total liabilities                                               76,034          75,813
                        SHAREHOLDERS' EQUITY
Preferred stock, no par value, 1,000,000 shares authorized,             --              --
  none issued
Common stock, $5.00 par value, 9,000,000 shares authorized,
  shares outstanding: 03/31/01: 830,717, 12/31/00: 815,043,
  03/31/00: 756,000                                                  4,154           4,075
Capital surplus                                                      6,587           6,565
Accumulated deficit                                                 (3,424)         (3,232)
Accumulated other comprehensive gain (loss)                             56              22
                                                              ------------    ------------
    Total shareholders' equity                                       7,373           7,430
                                                              ------------    ------------
    Total liabilities and shareholders' equity                $     83,407    $     83,243
                                                              ============    ============

       MICHIGAN COMMUNITY BANCORP LIMITED - CONSOLIDATED INCOME STATEMENT
                        (In thousands, except share data)
                                  (Unaudited)

                                                                  MARCH 31
                                                          ------------------------
                                                             2001          2000
                                                          ----------    ----------
Interest income
  Loans, including fees                                   $    1,481    $    1,128
  Interest-bearing deposits with banks                             1            --
  Investment securities                                           83            54
  Federal funds sold                                             127           156
                                                          ----------    ----------
    Total interest income                                      1,692         1,338
Interest expense
  Interest expense on deposits                                   986           761
                                                          ----------    ----------
    Total interest expense                                       986           761
    Net interest income                                          706           577
Provision for loan losses                                         50            57
                                                          ----------    ----------
    Net interest income after provision for loan losses          656           520
Other income
    Service charges on deposits                                   29            15
    Other service charges and fees                                32             6
    Other                                                          1             3
                                                          ----------    ----------
                                                                  62            24
Non-interest expense
  Salaries and employee benefits                                 498           437
  Premises and equipment                                         171           163
  Marketing and business development                              54            58
  Legal and professional                                          73            66
  Outside processing                                              53            27
  Other                                                           61            57
                                                          ----------    ----------
    Total non-interest expense                                   910           808
Loss before income taxes                                        (192)         (264)
                                                          ----------    ----------
Income taxes                                                      --            --
                                                          ----------    ----------
Net loss                                                  $     (192)   $     (264)
                                                          ==========    ==========
Average shares outstanding                                   823,925       756,000
Net loss per share                                        $    (0.23)   $    (0.35)

                      MICHIGAN COMMUNITY BANCORP LIMITED -
            CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY
                        (In thousands, except share data)
                                  (Unaudited)

                                                                                              ACCUMULATED
                                                                                                 OTHER           TOTAL
                                               COMMON          CAPITAL       ACCUMULATED     COMPREHENSIVE   SHAREHOLDERS'
                                                STOCK          SURPLUS         DEFICIT          INCOME          EQUITY
                                            -------------   -------------   -------------    -------------   -------------
                                                                           (IN THOUSANDS)
Balance January 1, 2000                             3,780           6,410          (2,392)             (10)          7,788
Private placement of stock                            295             155                                              450
Comprehensive loss
  Net loss                                                                           (840)                            (840)
  Change in unrealized loss on securities
    available for sale                                                                                  32              32
                                                                                                             -------------
      Total comprehensive loss                                                                                        (808)
                                            -------------   -------------   -------------    -------------   -------------
Balance December 31, 2000                   $       4,075   $       6,565   $      (3,232)   $          22   $       7,430
                                            =============   =============   =============    =============   =============
Private placement of stock                             78              22                                              100
Comprehensive loss
  Net loss                                                                           (192)                            (192)
  Change in unrealized loss on securities
    available for sale                                                                                  35              35
                                                                                                             -------------
      Total comprehensive loss                                                                                        (157)
                                            -------------   -------------   -------------    -------------   -------------
Balance March 31, 2001                      $       4,154   $       6,587   $      (3,424)   $          56   $       7,373
                                            =============   =============   =============    =============   =============

    MICHIGAN COMMUNITY BANCORP LIMITED - CONSOLIDATED STATEMENT OF CASH FLOWS
                                 (In thousands)
                                  (Unaudited)

                                                                          MARCH 31,
                                                                    --------------------
                                                                      2001        2000
                                                                    --------    --------
Operating activities
  Net loss                                                          $   (192)   $   (264)
  Adjustments to reconcile net loss to net
    cash from operating activities:
      Depreciation and amortization                                       70          62
      Provision for loan losses                                           50          57
      Net amortization and accretion of securities                       (10)         (3)
      Decrease (increase) in interest receivable & other assets           22          (7)
      Increase (decrease) in interest payable & other liabilities        (79)         50
                                                                    --------    --------
        Total adjustments                                                 53         159
          Net cash from operating activities                            (139)       (105)
Investing activities
  Purchase of available-for-sale securities                           (1,006)     (1,997)
  Proceeds from maturities of available-for-sale securities              500          --
  Net increase in loans                                                 (904)     (9,001)
  Proceeds from disposal of premises and equipment                        11
  Premises and equipment expenditures                                    (16)         --
                                                                    --------    --------
          Net cash used in investing activities                       (1,426)    (10,987)
Financing activities
  Net increase in deposits                                               300      14,916
  Proceeds from stock offerings                                          100          --
                                                                    --------    --------
          Net cash provided from financing activities                    400      14,916
Net change in cash and cash equivalents                               (1,165)      3,824
Beginning cash and cash equivalents                                   14,218       8,628
                                                                    --------    --------
Ending cash and cash equivalents                                    $ 13,053    $ 12,452
                                                                    ========    ========
Interest paid                                                       $  1,026    $    320

                       MICHIGAN COMMUNITY BANCORP LIMITED
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 MARCH 31, 2001
                                  (Unaudited)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    The consolidated financial statements of the Company include the accounts of MCB and its subsidiary banks, Lakeside Community Bank (LCB) and North Oakland Community Bank (NOCB) after elimination of significant inter-company transactions. These statements reflect all adjustments and disclosures which are, in the opinion of management, necessary for a fair presentation of the results for the interim periods presented.

    Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to the rules and regulations of the Securities and Exchange Commission.

NOTE 2 - SECURITIES

    The amortized cost and estimated market value of securities available-for-sale are as follows: (000's omitted)

                                                               MARCH 31, 2001
                                              -------------------------------------------------
                                                             GROSS        GROSS       ESTIMATED
                                               AMORTIZED   UNREALIZED   UNREALIZED     MARKET
                                                 COST        GAINS        LOSSES       VALUE
                                              ----------   ----------   ----------   ----------
U.S. Treasury securities and obligations of
U.S. government corporations and agencies     $    5,495   $       57   $       --   $    5,552
                                              ==========   ==========   ==========   ==========

                                                             DECEMBER 30, 2000
                                              -------------------------------------------------
                                                             GROSS        GROSS       ESTIMATED
                                               AMORTIZED   UNREALIZED   UNREALIZED     MARKET
                                                 COST        GAINS        LOSSES       VALUE
                                              ----------   ----------   ----------   ----------
U.S. Treasury securities and obligations of
U.S. government corporations and agencies     $    4,980   $       22   $       --   $    5,002
                                              ==========   ==========   ==========   ==========

    The amortized cost and estimated market of available-for-sale securities at March 31, 2001, by contractual maturity are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties. (000's omitted)

                                                     ESTIMATED
                                         AMORTIZED    MARKET
                                           COST        VALUE
                                         ---------   ---------
Due in one year or less                  $   3,488   $   3,512
Due after one year through five years        1,502       1,533
Due after five years through ten years         505         507
Due after ten years                             --          --
                                         ---------   ---------
Total                                    $   5,495   $   5,552
                                         =========   =========

    Investment securities with an amortized cost of $3,496,000 and a market value of $3,533,000 were pledged to secure the right to participate in the overnight federal Funds market and for lines of credit at the Federal Home Loan Bank of Indianapolis.

NOTE 3 - LOANS

    Major classifications of loans are summarized as follows (in thousands):

                              MARCH 31,    DECEMBER 31,
                                2001           2000
                            ------------   ------------
                                  (IN THOUSANDS)
Commercial                  $     49,193   $     49,238
Lease financing                      305            281
Residential real estate            4,893          4,998
Residential construction           1,272          1,108
Consumer                           7,789          6,964
                            ------------   ------------
Total loans                       63,452         62,589
Allowance for loan losses            844            835
                            ------------   ------------
Net loans                   $     62,608   $     61,754
                            ============   ============

At March 31, 2001 approximately $2,572,000 of loans were outstanding to executive officers, bank directors, principal shareholders and their related interests. During 2001, advances totalled $103,000 and repayments were $1,000,000. It is managements' opinion that such loans were made on the same terms and conditions as those to other borrowers and did not involve more than the normal risk of collectibility.

ALLOWANCE FOR LOAN LOSSES

The reserve for possible loan losses is an amount management believes will be adequate to absorb losses inherent in existing loans based on evaluations of the anticipated repayment and prior loss experience. The factors taken into consideration include changes in the nature, volume and quality of the portfolio, loan concentrations, specific problem loans and current and anticipated economic conditions that may affect the borrower's ability to pay.

Transactions in the reserve for possible loan losses were as follows (in thousands):

                                             MARCH 31
                                         -----------------
                                          2001       2000
                                         ------     ------
Balance beginning of period              $  835     $  715
Charge-offs                                 (41)        --
Recoveries                                   --
Provision charged to operations              50         57
                                         ------     ------
Balance end of year                      $  844     $  772
                                         ======     ======
Reserve as a percentage of total loans     1.33%      1.39%
                                         ======     ======

    At March 31, 2001, the Company had a loan concentration of approximately $13,209,000 in non-residential building operators and approximately $9,611,000 in the building development and construction industries.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         No dealer, salesman or any other person has been authorized to give any information or to make any representations other than those contained in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company.

Securities and Exchange Commission registration fee                    $  1,500
Printing expenses                                                        10,000
Legal fees and expenses (including Blue sky fees)                        60,000
Accounting fees and expenses                                             20,000
Miscellaneous                                                             5,000
                                                                       --------

TOTAL                                                                  $ 96,500
                                                                       ========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The Company's Bylaws require the Company to indemnify any director, officer, former director or officer of the Company or any person who may have served at the request of the Company as a director or officer of another corporation in which the Company owns shares of c capital stock, or of which it is a creditor, against reasonable expenses (including attorneys' fees) actually and necessarily incurred y such person in connection with the defense of any civil, criminal or administrative action, suit or proceeding in which such person is made a party or with which such person is threatened by reason of being or having been or because of any act made a party or with which such person is threatened by reason of being or having been or because of any act as a director or officer of the Company within the course of such person's duties or employment, exception relation to matters as to which such person is adjudged to be liable for negligence or misconduct in the performance of such person's duties. The Company may also reimburse any director or officer for the reasonable costs of settlement of any such action, suit or proceeding, if it is found by a majority of a committee composed of the directors not involved in the matter in controversy (whether or not a quorum) that it was in the interests of the Company that such settlement be made and that the director officer was not guilty of negligence or misconduct. The right of indemnification will extend to the estate, personal representative, guardian and conservator of any deceased or former director or officer or person who would have been entitled to indemnification. Such rights of indemnification and reimbursement will not be deemed exclusive of any other rights to which such direct or officer may be entitled under any statute, agreement, vote of shareholders, or otherwise.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

         In the three years preceding the filing of this registration statement, the Company has issued the following securities that were not registered under the Securities Act:

         On October 1, 1999, we sold 91,000 units at a price of $11.00 per unit to accredited investors. Each unit consisted of one share common stock, no par value and one redeemable common stock purchase warrant. The warrants were sold to 12 accredited investors. We relied upon the exemption from registration provided by Section 4(2) of the Securities Act of 1933 to issue the securities.

         On September 27, 2000, we sold 34,043 shares of our common stock at a price of $5.875 per share to one accredited investor. We relied upon the exemption from registration provided by Section 4(2) of the Securities Act of 1933 to issue the shares.

         On November 8, 2000, we sold 25,000 shares of our common stock at a price of $10.00 per share to one accredited investor. We relied upon the exemption from registration provided by Section 4(2) of the Securities Act of 1933 to issue the shares.

         On February 9, 2001, we sold 15,674 shares of our common stock at a price of $6.38 per share to one accredited investor. We relied upon the exemption from registration provided by Section 4(2) of the Securities Act of 1933 to issue the shares.

         On May 10, 2001, we sold 3,750 shares of our common stock at a price of $6.00 per share to one accredited investor. We relied upon the exemption from registration provided by Section 4(2) of the Securities Act of 1933 to issue the shares.

         On June 12, 2001, we sold 5,000 shares of our common stock at a price of $6.00 per share to one accredited investor. We relied upon the exemption from registration provided by Section 4(2) of the Securities Act of 1933 to issue the shares.

ITEM 16. EXHIBITS

EXHIBIT
NUMBER                     EXHIBITS

1.1***                     Form of Dealer Manager Agreement

3.1*                       Restated Articles of Incorporation of the Company.

3.2*                       Bylaws of the Company.

4.1* See Exhibits 3.1 and 3.2 for provisions of the Restated Articles of Incorporation and Restated Bylaws of the Company defining rights of the holders of Common Stock of the Company.

4.2*                       Specimen Stock Certificate.

4.3**                      Warrant Agreement and Form of Class A Common Stock
                           Purchase Warrant

5.1*** Opinion of Butzel Long, counsel to the Company, as to the legality of the shares being registered.

10.1* Sublease between the Company and Rite Aid of Michigan, Inc. for property located at 43850 Schoenherr, Sterling heights, Michigan

10.2* Assignment and Acceptance of Lessee's Interest with Lessor's Consent between the Company, First of America, National Association and North Hill Center, for property located at 1467 North Rochester Road, Rochester Hills, Michigan.

10.3* Data Processing Agreement between Lakeside Community Bank and Rurbanc Data Services, Inc.

10.4* Data Processing Agreement between North Oakland Community Bank and Rurbanc Data Services, Inc.

10.5*                      1998 Non-Employee Director Stock Option Plan

10.6*                      1998 Employee Incentive Stock Option Plan

10.7****                   Lease Agreement between the Company and Nimrod Corp.
                           for property located at 800 Pointe Treble Road, St Clair County, Michigan

11.1***                    Statement re Computation of Per Share Earnings

21.1***                    Subsidiaries of Registrant.

23.1***                    Consent of Butzel Long (included as Part of Exhibit
                           5.1).

23.2**                     Consent of Plante & Moran

24.1**                     Powers of Attorney (included on signature page).



* Incorporated by reference from the Company's Registration Statement on Form SB-2, commission file number 333-62487

**Filed herewith

*** To Be Filed

**** Incorporated by reference from the Company Form 10-KSB, for the period ended December 31, 2000, commission file number 0-25079

ITEM 17. UNDERTAKING

         The undersigned Registrant hereby undertakes:

         (1) The Registrant will supplement the prospectus, after the end of the subscription period, to include the results of the subscription offer, the amount of unsubscribed for securities and the terms of any later reoffering. If the Registrant makes any public offering of the securities on terms different from those on the cover page of the prospectus, the Registrant will file a post-effective amendment to state the terms of such offering.

         (2) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described above or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registration of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sterling Heights, State of Michigan, on June 22, 2001.


                                       MICHIGAN COMMUNITY BANCORP LIMITED


                                       By: /s/David A. McKinnon
                                          ---------------------------------
                                       David A. McKinnon
                                       Chairman and Chief Executive Officer


                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below under the heading "Signature" constitutes and appoints David A. McKinnon as his true and lawful attorney-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign any or all amendments to this registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting along, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully for all intents and purpose as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities on the dates indicated.

Signature                                                     Capacity                            Date
---------                                                     --------                            ----
/s/ David A. McKinnon                       Chairman, Chief Executive
--------------------------                  Officer and Director                                 June 22, 2001
David A. McKinnon                           (Principal Executive and Operating Officer)

/s/ Janet Smith                             Chief Financial Officer
--------------------------                  (Principal Accounting Officer)                       June 22, 2001
Janet Smith

/s/ Paul E. Baltzer                         Director                                             June 22, 2001
--------------------------
Paul E. Baltzer

/s/ Frank D. Blowers                        Director                                             June 22, 2001
--------------------------
Frank D. Blowers

/s/ Anthony J. Ferlito                      Director                                             June 22, 2001
--------------------------
Anthony J. Ferlito

/s/ Phillip T. Hernandez                    Director                                             June 22, 2001
--------------------------
Phillip T.  Hernandez

/s/ Joseph S. Lentine                       Director                                             June 22, 2001
--------------------------
Joseph S. Lentine

/s/ John W. Melstrom                        Director                                             June 22, 2001
--------------------------
John W. Melstrom

/s/ Robert R. Peleman                       Director                                             June 22, 2001
--------------------------
Robert R. Peleman

                                            Director
--------------------------
Russell M. Shelton

/s/ David F. Shellenbarger                  Director                                             June 22, 2001
--------------------------
David F. Shellenbarger

/s/ William Sumner                          Director                                             June 22, 2001
--------------------------
William Sumner

                                    Exhibit A

                       MICHIGAN COMMUNITY BANCORP LIMITED
                             SUBSCRIPTION AGREEMENT

         The undersigned, having received and reviewed the Prospectus (the "Prospectus") dated June __, 2001, of Michigan Community Bancorp Limited ("MCB"), subject to the terms and conditions of the Prospectus, hereby subscribes for the number of units of MCB (the "Units"), shown below. The undersigned tenders herewith the purchase price to MCB. All payments shall be in United States dollars in cash or by check, draft or money order drawn to the order of "Michigan Community Bancorp Limited."

   Your Properly Completed Subscription Form and Payment Must Be Returned To:


                           Michigan Community Bancorp
                           43850 Schoenherr
                           Sterling Heights, Michigan 48313
                           Attention: Kimberly Schauer

Acknowledgments and Representations

         In connection with this subscription, the undersigned hereby acknowledges and agrees that:

     (1) This subscription may not be cancelled, terminated, or revoked by the undersigned. Upon acceptance in writing by MCB, the Subscription Agreement will be binding and legally enforceable. This subscription will only be deemed accepted upon agreement thereto by the Chief Executive Officer of MCB. No other person has authority to accept or reject a subscription on behalf of MCB.

     (2) MCB reserves the right to accept this subscription in whole or in part. If this subscription is accepted in part, the undersigned agrees to purchase the accepted number of Units subject to all of the terms of this offer.

     (3) Funds relating to this subscription received by MCB will not be held in escrow.

     (4) MCB reserves the right to cancel this subscription after acceptance until the date of issuance of the securities.

     (5) If this subscription is cancelled by MCB in whole or in part, the corresponding portion of any funds received by MCB relating to this subscription shall be returned to the undersigned. No interest will be paid on any such returned funds.

     (6) The Units subscribed for hereby are equity securities and are not savings accounts or deposits, and INVESTMENT THEREIN IS NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION.

     (7) Securities will be delivered by first class mail to the address set forth herein.

     (8) The undersigned has received a copy of the Prospectus, and represents that this Subscription Agreement is made solely on the basis of the information contained in the Prospectus and is not made in reliance on any inducement, representation or statement not contained in the Prospectus. No person (including any director of Michigan Community Bancorp, Lakeside Community Bank or North Oakland Community Bank has given any information or made any representation not contained in the Prospectus, or, if given or made, such information or representation has not been relied upon.

I wish to subscribe for the following Units.

Basic Subscription

Number of Units I want to buy is

                  Units x $               = $
-----------------          --------------    -----------------------

Over-Subscription

If available, I wish to subscribe for an additional _____Units. I understand that if the additional Units are not available, Michigan Community Bancorp will return my money for the additional Units without interest.

                  Units x $               = $
-----------------          --------------    -----------------------

Name of Soliciting Dealer

--------------------------------------------------------------------------------

(Name(s) in which stock certificates should be registered***))

--------------------------------------------------------------------------------

(Street Address)

--------------------------------------------------------------------------------

(City/State/Zip Code)

--------------------------------------------------------------------------------

(Social Security or Employer I.D. No.)

(     )                                              (     )
 ----- -----------------                              ----- -----------------
(Home Telephone No.)                                 (Business Telephone No.)

*** Stock certificates for shares to be issued in the names of two or more persons will be registered in the names of such persons as joint tenants with right of survivorship, and not as tenants in common.

     Make check payable to:

         Michigan Community Bancorp Limited

                                 SUBSTITUTE W-9

Under the penalties of perjury, I certify that: (1) the Social Security number or taxpayer identification number given above is correct; and (2) I am not subject to backup withholding. INSTRUCTION: YOU MUST CROSS OUT #2 ABOVE IF YOU HAVE BEEN NOTIFIED BY THE INTERNAL REVENUE SERVICE THAT YOU ARE SUBJECT TO BACKUP WITHHOLDING BECAUSE OF UNDERREPORTING INTEREST OR DIVIDENDS ON YOUR TAX RETURN.

I HAVE READ AND UNDERSTAND THE PROSPECTUS AND THIS SUBSCRIPTION AGREEMENT.



----------------------------------          ------------------------------------

(Signature                                       (Date)



----------------------------------          ------------------------------------

(Signature                                       (Date)



         If shares are to be held in joint ownership, all intended joint owners should sign this Agreement.

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                     EXHIBITS
-------                    --------
1.1***                     Form of Dealer Manager Agreement

3.1*                       Restated Articles of Incorporation of the Company.

3.2*                       Bylaws of the Company.

4.1* See Exhibits 3.1 and 3.2 for provisions of the Restated Articles of Incorporation and Restated
                           Bylaws of the Company defining rights of the holders of Common Stock of the Company.

4.2*                       Specimen Stock Certificate.

4.3**                      Warrant Agreement and Form of Class A Common Stock
                           Purchase Warrant

5.1*** Opinion of Butzel Long, counsel to the Company, as to the legality of the shares being registered.

10.1*                      Sublease between the Company and Rite Aid of
                           Michigan, Inc. for property located at 43850
                           Schoenherr, Sterling heights, Michigan

10.2*                      Assignment and Acceptance of Lessee's Interest with
                           Lessor's Consent between the Company, First of
                           America, National Association and North Hill Center, for property located at 1467 North Rochester Road, Rochester Hills, Michigan.

10.3*                      Data Processing Agreement between Lakeside Community
                           Bank and Rurbanc Data Services, Inc.

10.4*                      Data Processing Agreement between North Oakland
                           Community Bank and Rurbanc Data Services, Inc.

10.5*                      1998 Non-Employee Director Stock Option Plan

10.6*                      1998 Employee Incentive Stock Option Plan

10.7****                   Lease Agreement between the Company and Nimrod Corp.
                           for property located at 800 Pointe Treble Road, St
                           Clair County, Michigan

11.1***                    Statement re Computation of Per Share Earnings

21.1***                    Subsidiaries of Registrant.

23.1***                    Consent of Butzel Long (included as Part of Exhibit
                           5.1).

23.2**                     Consent of Plante & Moran

24.1**                     Powers of Attorney (included on signature page).


* Incorporated by reference from the Company's Registration Statement on Form SB-2, commission file number 333-62487

**Filed herewith

*** To Be Filed

**** Incorporated by reference from the Company Form 10-KSB, for the period ended December 31, 2000, commission file number 0-25079